Exhibit 99.3

The business integration described in this document is made for the securities of a Japanese company. The business integration is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors may be residents of countries other than the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the business integration, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects. All dates and times are stated in Japan Standard Time (JST) in this document.

Materials for the 54th Ordinary General Meeting of Shareholders

Of the items subject to measures for electronic provision, in accordance with the laws and regulations and the Company’s Articles of Incorporation, the following items are not included in the paper-based documents delivered upon request for the delivery of paper-based documents.

•	Reference Documents for the General Meeting of Shareholders

Proposal No. 1:	Election of Seven (7) Directors (Reference)

Proposal No. 3:	Approval of the Share Exchange Agreement Between the Company and Pan Pacific International Holdings Corporation “Articles of Incorporation of Pan Pacific International Holdings Corporation” “Pan Pacific International Holdings Corporation’s Non-Consolidated Financial Statements for the Most Recent Fiscal Year (July 1, 2024, to June 30, 2025)” (Reference)

•	Business Report

1.	Matters Concerning the Current Status of the Corporate Group

Main Business Activities, Major Business Locations, Employee Information, Major Lenders and Loan Amounts, Other Significant Matters Concerning the Current Status of the Corporate Group

2.	Current Status of the Company

Status of Company Officers - Matters Concerning Outside Directors, Status of Shares, Status of Stock Acquisition Rights, etc., Accounting Auditor

3.	System Ensuring the Appropriateness of Operations, the Operational Status of the System, etc.

4.	Policy on the Distribution of Retained Earnings, etc.

5.	Basic Policy on Corporate Governance

•	Consolidated Financial Statements

•	Non-Consolidated Financial Statements

•	Accounting Audit Report on Consolidated Financial Statements

•	Accounting Audit Report on Non-Consolidated Financial Statements

•	Audit Report of the Audit and Supervisory Board

54th Fiscal Term

(March 1, 2025 to February 28, 2026)

Olympic Group Corporation

In accordance with the laws and regulations and Article 13, Paragraph 2 of the Articles of Incorporation of the Company, the items described above has been omitted from the paper-based documents (documents outlining electronic provision measures) delivered to shareholders who have requested a paper-based copy.

For this General Meeting of Shareholders, regardless of whether or not a request for the delivery of the paper-based documents has been made, a paper-based document containing the items subject to electronic disclosure, excluding the aforementioned items, will be sent to all shareholders.

Reference Documents for the General Meeting of Shareholders

Proposal No. 1: Election of Seven (7) Directors

(Reference)

The skills and experience of each director candidate are as follows.

No.	Name	Management	Management of Subsidiaries Within the Group	Finance/ Accounting	Human Resource Management/ Labor Relations/ Human Resource Development	Legal Affairs/ Compliance	IT Digital	Sustainability	International Experience
1	Toru Oshitanai	○	○	○	○	○	○	○	○
2	Nobuyuki Kanazawa	○	○				○	○	○
3	Kunihiko Toyonaga	○	○					○
4	Takashi Ando		○	○		○	○	○
5	Toshiyuki Noda			○	○	○		○
6	Hideo Mori	○		○	○	○		○
7	Satoru Koyama					○		○	○

Proposal No. 3:	Approval of the Share Exchange Agreement Between the Company and Pan Pacific International Holdings Corporation

(Reference)

“Articles of Incorporation of Pan Pacific International Holdings Corporation”

“Pan Pacific International Holdings Corporation’s Non-Consolidated Financial Statements for the Most Recent Fiscal Year (July 1, 2024, to June 30, 2025)”

Please refer to the following pages.

Pan Pacific International Holdings Corporation Articles of Incorporation

Chapter I

General Provisions

Article 1  (Trade Name)

The name of the Company shall be “Kabushiki Kaisha Pan Pacific International Holdings” and in English it shall be “Pan Pacific International Holdings Corporation.”

Article 2  (Purpose)

1.

The purpose of the Company shall be, by holding shares or equity in companies that carry out the businesses listed in the following items (including foreign companies), associations (including those equivalent to associations in foreign countries), and other similar business entities, to control or manage the business activities thereof, as well as to engage in businesses incidental or related thereto.

(1)	Department store retail business and other commercial activities, as well as the manufacturing, processing, consignment, and wholesale of related products

(2)	Sale of daily necessities, furniture, bedding, and interior goods

(3)

Sale and repair of household electrical appliances, information and communication devices, electronic computing equipment, household gas and oil appliances, heating and cooling equipment, plumbing equipment, water heating equipment, and fire extinguishing equipment

(4)	Sale of clothing, fashion accessories, haberdashery, shoes, and footwear

(5)	Sale, repair, and processing of automobiles, automobile accessories, and bicycles

(6)	Sale of building materials, paints, lumber, electrical construction tools and equipment, and construction tools

(7)	Sale of pets, pet supplies, horticultural trees and plants, gardening materials, fertilizers, feed, industrial chemicals, and veterinary pharmaceuticals

(8)	Sale of toys, stationery, books, office supplies, sporting goods, fishing gear, records, audio software, video software, and musical instruments

(9)	Sale of pharmaceuticals, quasi-drugs, medical devices, health equipment, sanitary products, cosmetics, and measuring instruments

(10)	Sale of precious metals, jewelry, eyeglasses, optical equipment, and art and craft items

(11)	Sale of food products, alcoholic beverages, drinking water, grains, salt, tobacco, stamps, revenue stamps, telephone cards, gift certificates, highway tickets, and similar items

(12)	Wholesale, appraisal, mail-order sales, sale of secondhand goods, rental, and import/export of the products listed in the preceding items

(13)	Management guidance for companies whose objectives are the businesses listed in the preceding items

(14)

Construction, management, and operation of commercial facilities, entertainment facilities, and amusement parks such as tenants, retail stores, restaurants, specialty shops, sports facilities, karaoke boxes, game centers, and exhibition/storage sites

(15)	Production, sale, and leasing of computer software

(16)	Leasing, sale, brokerage, and management of real estate, and operation of parking lots

(17)	Real estate marketing research services

(18)	Non-life insurance agency business and life insurance solicitation services

(19)	Agency services for home delivery, photo development, printing and enlarging, cleaning, ticket sales, airline ticket sales, and sales of tickets for movies, theater, concerts, and sports events

(20)	Agency services for the collection and payment of fees related to electricity, gas, water, telephone, and broadcast reception

(21)	Planning, acquisition, maintenance, utilization, and sale of industrial property rights, copyrights, and other intangible property rights, know-how, system engineering, and other software

(22)	Various information provision services

(23)	Catalog mail-order business

(24)	Planning, production, promotion, and sale of media such as advertising, publishing, printing, video, and audio

(25)	Pawnshop operations and money lending business

(26)	Travel business under the Travel Agency Law

(27)	Acquisition, holding, investment, management, and trading of securities such as stocks and bonds

(28)	Outsourcing of accounting and administrative services

(29)	Purchase of receivables

(30)	Note discounting and note purchasing services

(31)	Sales promotion services using mobile devices and similar technologies

(32)	Consulting services related to franchise systems for the businesses listed in the preceding items

(33)	All businesses relating or incidental to each of the preceding items.

2.	The Company may engage in the businesses specified in each item of the preceding paragraph and businesses incidental or related thereto.

Article 3  (Location of Head Office)

The head office of the Company shall be located at Shibuya-ku, Tokyo.

Article 4  (Organs)

The Company shall have, in addition to the general meeting of shareholders and Directors, the following organs:

(1)	Board of Directors

(2)	Audit and Supervisory Committee

(3)	Accounting Auditors

Article 5  (Method of Public Notice)

The method of public notices of the Company shall be electronic public notices. However, if it is impossible to post electronic public notices because of an accident or other unavoidable circumstances, the public notices shall be made by publication in the official gazette.

Chapter II

Shares

Article 6  (Total Authorized Shares)

The total number of authorized shares of the Company shall be 9,360,000,000 shares.

Article 7	(Purchase of Treasury Shares)

Pursuant to the provisions of Article 165, paragraph (2) of the Companies Act, the Company may purchase its treasury shares by resolution of the Board of Directors.

Article 8  (Number of Shares per Share Unit)

The number of shares per share unit of the Company shall be 100.

Article 9	(Requests for Sale of Shares by Shareholders Holding Less Than One Unit)

A shareholder of the Company may request that the Company sell the number of shares that, together with the number of shares less than one unit held by the shareholder, will constitute one unit of shares (hereinafter, the “Additional Purchase”).

Article 10	(Rights Regarding Shares Less Than One Unit)

A shareholder of the Company may not exercise any rights other than the rights listed below regarding shares less than one unit held by the shareholder:

(1)	Rights set forth in items of Article 189, paragraph (2) of the Companies Act;

(2)	Rights to request an acquisition of shares with put option;

(3)	Right to receive the allotment of shares for subscription or share acquisition rights for subscription; and

(4)	Right to request the Additional Purchase of shares less than one unit prescribed in the preceding Article.

Article 11	(Shareholder Register Administrator)

1.	The Company shall have a shareholder register administrator.

2.	The shareholder register administrator and the location of business thereof shall be designated by resolution of the Board of Directors.

3.

The preparation and retention of the shareholder register and the share acquisition right register of the Company, as well as other administrations relating thereto, shall be outsourced to the shareholder register administrator and shall not be handled by the Company itself.

Article 12	(Share Handling Regulations)

Handling of the Company’s shares and the fees therefor shall be in accordance with the Share Handling Regulations established by the Board of Directors, in addition to laws and regulations and these Articles of Incorporation.

Article 13	(Record Date)

1.

Those shareholders who are listed or recorded in the final shareholder register as of June 30 of each year shall be entitled to exercise the shareholder’s rights at the annual general meeting of shareholders for such business year.

2.

In addition to the items stipulated in these Articles of Incorporation, if necessary, the Company may specify an extraordinary record date by a resolution of the Board of Directors and upon giving prior public notices.

Chapter III

General Meetings of Shareholders

Article 14	(Convocation)

An annual general meeting of shareholders of the Company shall be convened in September every year. An extraordinary general meeting of shareholders shall be convened whenever necessary.

Article 15	(Measures, etc. for Providing Information in Electronic Format)

1.

When the Company convenes a general meeting of shareholders, it shall take measures for providing information that constitutes the content of reference documents for the general meeting of shareholders, etc. in electronic format.

2.

Among items for which the measures for providing information in electronic format will be taken, the Company may exclude all or some of those items designated by the Ministry of Justice Order from statements in the paper-based documents to be delivered to shareholders who requested the delivery of paper-based documents by the record date of voting rights.

Article 16	(Convener and Chairperson of General Meetings of Shareholders)

1.	Unless otherwise provided for by laws and regulations, general meetings of shareholders shall be convened and chaired by the Representative Director determined by resolution of the Board of Directors.

2.

In cases where the Representative Director is unable to do so, another Director, designated in accordance with an order of priority determined in advance by the Board of Directors, shall convene general meetings of shareholders and chair the meetings.

Article 17	(Method of Resolution)

1.

Unless otherwise provided for by laws and regulations and these Articles of Incorporation, resolutions of a general meeting of shareholders shall be adopted by a majority of the votes of the shareholders who are present at the meeting and entitled to exercise their voting rights at such meetings.

2.

Special resolutions under Article 309, paragraph (2) of the Companies Act shall be adopted by at least two-thirds of the votes of the shareholders present at the meeting where the shareholders holding at least one-third of the voting rights of the shareholders entitled to exercise their voting rights at such meeting are present.

Article 18	(Proxy Voting)

1.	Shareholders may exercise their voting rights at a general meeting of shareholders by appointing as a proxy one other shareholder of the Company with voting rights for such meeting.

2.	A shareholder or a proxy must submit to the Company a document evidencing the proxy’s authority at each general meeting of shareholders.

Article 19	(Minutes)

The substance of proceedings at the general meeting of shareholders, the results thereof and other matters stipulated by laws and regulations shall be entered or recorded in the minutes of the general meeting of shareholders.

Chapter IV

Directors and Board of Directors

Article 20	(Number of Directors)

1.	The number of Directors of the Company (excluding Directors serving as Audit and Supervisory Committee Members) shall be no more than 20.

2.	The number of Directors serving as Audit and Supervisory Committee Members shall be no more than seven.

Article 21	(Election)

1.

Directors shall be elected by resolution of a general meeting of shareholders. Each Director shall be elected at a general meeting of shareholders; provided, however, that Directors servings as Audit and Supervisory Committee Members shall be elected by distinguishing them and other Directors.

2.

Resolutions on the election in the preceding paragraph shall be adopted by a majority of the votes of the shareholders present at the meeting where the shareholders holding at least one-third of the voting rights of the shareholders entitled to exercise their voting rights at such meeting are present.

3.	Resolutions for the election of Directors shall not be conducted by cumulative voting.

Article 22	(Term of Office)

1.

The term of office of a Director (excluding a Directors serving as an Audit and Supervisory Committee Members) shall expire at the conclusion of the annual general meeting of shareholders for the last business year out of the business years terminating within one year after the election of the Director.

2.

The term of office of a Director serving as an Audit and Supervisory Committee Member shall expire at the conclusion of the annual general meeting of shareholders for the last business year out of the business years terminating within two years after the election of the Director.

3.

The term of office of a Director (excluding a Director serving as an Audit and Supervisory Committee Members) elected as a substitute due to an increase in the number of Directors or as a substitute for a Director who retired before the expiration of the term of office shall continue until the time when the term of the other incumbent Directors expires.

4.

The term of office of a Director serving as an Audit and Supervisory Committee Member, elected as the substitute for a Director serving as an Audit and Supervisory Committee Member who retired from office before the expiration of the term of office, shall continue until the time when the term of the retired Director serving as an Audit and Supervisory Committee Member was set to expire.

Article 23	(Representative Director)

The Directors to represent the Company shall be elected by resolution of the Board of Directors from among Directors (excluding Directors serving as Audit and Supervisory Committee Members).

Article 24	(Directors With Special Titles)

The Board of Directors may appoint, by its resolution, one Director and Chair, one Director and President, one or a small number of Director and Vice Presidents, one or a small number of Senior Managing Directors, and one or a small number of Managing Directors.

Article 25	(Convener and Chairperson of Board of Directors Meetings)

1.

Unless otherwise provided for by laws and regulations, the Representative Director determined by a resolution of the Board of Directors shall convene the Board of Directors meetings and chair the meetings.

2.

In cases where the Representative Director is unable to do so, another Director, designated in accordance with an order of priority determined in advance by the Board of Directors, shall convene the Board of Directors meetings and chair the meetings.

Article 26	(Convocation Notice of Board of Directors Meetings)

1.

The convocation notice of a Board of Directors meeting shall be dispatched to each Director at least three days prior to the scheduled date of such meeting; provided, however, that this period may be reduced in case of urgency.

2.	With the consent of all Directors, a Board of Directors meeting may be held without following the convening procedures.

Article 27	(Delegation of Decisions on Execution of Important Operations)

Pursuant to the provisions of Article 399-13, paragraph (6) of the Companies Act, the Company may, by resolution of the Board of Directors, delegate all or part of decisions on the execution of important operations (excluding the matters listed in each item of paragraph (5) of the same Article) to Directors.

Article 28	(Method of Resolutions of the Board of Directors)

1.	Resolutions by the Board of Directors shall be attended by a majority of the Directors able to participate in the resolution and passed by a majority of those present.

2.

The Company deems that, in cases where directors submit a proposal with respect to a matter that is the purpose of the resolution at a Board of Directors meeting, if all directors entitled to participate in votes express their consent to such proposal in writing or in an electronic or magnetic record, the resolution to approve such proposal has been passed at the Board of Directors meeting.

Article 29	(Minutes of Board of Directors Meetings)

The summary of proceedings of the Board of Directors meetings, the results thereof, and other items provided for by laws and regulations shall be described or recorded in the minutes, and the Directors who are present shall affix their signatures and seals or electronic signatures thereto.

Article 30	(Regulations of the Board of Directors)

Items concerning the Board of Directors shall be in accordance with the Regulations of the Board of Directors established by the Board of Directors, in addition to laws and regulations and these Articles of Incorporation.

Article 31	(Remuneration, Etc.)

Remuneration, bonuses, and other economic benefits given by the Company in consideration for the execution of duties (hereinafter, the “Remuneration, Etc.”) to Directors shall be determined by resolution of a general meeting of shareholders. However, the Remuneration, Etc. of Directors serving as Audit and Supervisory Committee Members shall be determined separately from that of other Directors by resolution of a general meeting of shareholders.

Article 32	(Exemption of Directors From Liability)

1.

Pursuant to the provisions of Article 426, paragraph (1) of the Companies Act, the Company may, by resolution of the Board of Directors, exempt a Director (including a person who was formerly a Director) from liability as set forth in Article 423, paragraph (1) of the same Act, to the extent permitted by laws and regulations.

2.

Pursuant to the provisions of Article 427, paragraph (1) of the Companies Act, the Company may enter into an agreement with a Director (excluding a person who is an executive director, etc.), limiting liability for damages as set forth in Article 423, paragraph (1) of the same Act; provided, however, that the maximum liability for damages under such agreement shall be either an amount specified in advance that is not less than 5 million yen, or an amount as prescribed by laws and regulations, whichever is higher.

Chapter V

Audit and Supervisory Committee

Article 33	(Convocation Notice of Audit and Supervisory Committee)

1.

The convocation notice of an Audit and Supervisory Committee meeting shall be dispatched to each Audit and Supervisory Committee Member at least three days prior to the scheduled date of such meeting; provided, however, that this period may be reduced in case of urgency.

2.	With the consent of all Audit and Supervisory Committee Members, an Audit and Supervisory Committee meeting may be held without following the convening procedures.

Article 34	(Regulations of the Audit and Supervisory Committee)

Items concerning the Audit and Supervisory Committee shall be in accordance with the Regulations of the Audit and Supervisory Committee established by the Audit and Supervisory Committee, in addition to laws and regulations and these Articles of Incorporation.

Chapter VI

Accounting Auditors

Article 35	(Election)

The Accounting Auditor shall be elected by resolution of a general meeting of shareholders.

Article 36	(Term of Office)

The term of office of the Accounting Auditor shall expire at the conclusion of the annual general meeting of shareholders for the last business year out of the business years terminating within one year after the election of the Accounting Auditor. However, unless otherwise resolved at the annual general meeting of shareholders at which the term of office expires, the Accounting Auditor shall be deemed to be reelected at the said annual general meeting of shareholders.

Chapter VII

Accounts

Article 37	(Business Year)

The business year of the Company shall commence on July 1 of each year and end on June 30 of the following year.

Article 38	(Year-end Dividends)

The Company shall, by resolution of the general meeting of shareholders, pay a dividend from surplus funds in cash (hereinafter, the “Year-end Dividends”) to shareholders or registered pledgees of shares listed or recorded in the final shareholder registry as of June 30 of each year.

Article 39	(Interim Dividends)

The Company may pay a dividend of surplus as set forth in Article 454, paragraph (5) of the Companies Act (hereinafter, “Interim Dividends”) to shareholders or registered pledgees of shares entered or recorded in the final shareholder register on December 31 each year by resolution of the Board of Directors.

Article 40	(Prescription for Payment of Year-end Dividends)

If Year-end Dividends and Interim Dividends are not received after three full years from the starting date of dividend payments, the Company shall be exempt from the obligation to pay the dividends.

Supplementary Provisions

Article 1	(Transitional Measures Concerning Exemption from Liability for Audit and Supervisory Board Members)

Pursuant to Article 426, paragraph (1) of the Companies Act, the Company may exempt, to the extent allowed by applicable laws and regulations, Audit and Supervisory Board Members (including persons who previously served as Audit and Supervisory Board Members) from the liabilities for damages arising from their failure to perform their duties prior to the taking effect of partial amendment of the Articles of Incorporation approved by resolution of the 36th Ordinary General Meeting of Shareholders.

Supplementary Provisions	1.	Created: September 5, 1980
	2.	Amended: July 20, 1982
	3.	Amended: February 5, 1989
	4.	Amended: September 30, 1994
	5.	Amended: September 28, 1995
	6.	Amended: January 31, 1996
	7.	Amended: September 20, 1996
	8.	Amended: September 26, 1997
	9.	Amended: November 4, 1997
	10.	Amended: September 25, 1998
	11.	Amended: September 28, 1999
	12.	Amended: September 25, 2002
	13.	Amended: August 20, 2003
	14.	Amended: September 25, 2003
	15.	Amended: September 28, 2004
	16.	Amended: September 29, 2005
	17.	Amended: July 1, 2006
	18.	Amended: September 28, 2006
	19.	Amended: September 26, 2008
	20.	Amended: September 25, 2009
	21.	Amended: September 26, 2012
	22.	Amended: December 2, 2013
	23.	Amended: July 1, 2015
	24.	Amended: September 28, 2016
	25.	Amended: September 27, 2017
	26.	Amended: February 1, 2019
	27.	Amended: September 1, 2019
	28.	Amended: September 28, 2022
	29.	Amended: March 2, 2023
	30.	Amended: September 27, 2024
	31.	Amended: October 1, 2025

Business Report

(From July 1, 2024 to June 30, 2025)

1.	Current Status of the Corporate Group

(1)	Business performance for the fiscal year under review

1)	Business progress and results

During the fiscal year under review (July 1, 2024–June 30, 2025), Japan’s economy continued to recover moderately amid improvements in the employment and income environment. However, the outlook remains uncertain in the face of unresolved challenges, such as a decline in personal consumption associated with rising prices, the impact of U.S. trade policies, and fluctuations in financial and capital markets.

The retail sector experienced an increase in domestic consumption owing to expansion in inbound demand. However, real wages continued to decline as a result of rising personnel expenses stemming from labor shortages, soaring logistics and utility costs, and price hikes for various goods such as food and daily necessities driven by inflation. Given this situation, price competition accelerated as consumers became increasingly cautious, keeping the business environment extremely challenging. Despite these circumstances, the Group pursued an aggressive management strategy based on proactive sales initiatives, maximizing its strengths grounded in the philosophy of store-level authority and thorough implementation of individual store operation—key differentiators that set it apart from rivals.

In the domestic business segment, tax-free sales grew significantly as the Group attracted many tourists from over 200 countries and regions by offering amusement-driven shopping experiences, a broad assortment of products, and enhanced promotional campaigns. Non-tax-free sales also grew, thanks to marketing initiatives targeting younger customers, increased media exposure, and merchandise strategies focusing on seasonal and trending demand, among other factors.

PB/OEM products increased as a percentage of sales as the Group strengthened product development capabilities to better capture customer needs and implemented strategies such as OEM conversion of staple shelf products, contributing to an increase in gross margin.

In the North America business segment, the Group actively opened new stores to pursue expansion. These new stores include DON DON DONKI VILLAGE OF DONKI, the first large-scale store in Guam; TOKYO CENTRAL PCH Torrance Store, a new location of the high-profit TOKYO CENTRAL format, which is gaining recognition as a niche Japanese specialty store; and DON DON DONKI Kapolei Store, the first DON DON DONKI format store in Hawaii.

In the Asia business segment, the Group implemented initiatives to expand sales, including enhanced product strategies that leveraged local distribution channels, spot purchasing, and price-focused marketing for products that are highly popular among inbound tourists in Japan.

During the fiscal year under review, the Group opened 25 stores in Japan, all operated by Don Quijote Co., Ltd. The store openings by region were as follows:

•

Kanto region: Don Quijote Chofu Ekimae (Tokyo); Don Quijote Tanashiekimae (Tokyo); Don Quijote Shinjuku Tonanguchi Bekkan (Tokyo); Don Quijote Tsuruminishiguchi (Kanagawa); Don Quijote Tateyama (Chiba); Don Quijote Makinohara More (Chiba); Don Quijote Tokiwadaira (Chiba); Don Quijote Seiyu Gyotoku (Chiba); Don Quijote Moriya (Ibaraki); Don Quijote Ishioka (Ibaraki); Kirakira Donki Tonarie Utsunomiya (Tochigi); and Kirakira Donki Takasaki Nishiguchi (Gunma)

•	Hokkaido region: Don Quijote Chitose (Hokkaido)

•	Tohoku region: Don Quijote Kitakami (Iwate)

•	Chubu region: Don Quijote Sakudaira (Nagano); Don Quijote Shimizu (Shizuoka); and Don Quijote Hamamatsushitoro (Shizuoka)

•	Kinki region: Don Quijote Sakaihigashi Ekimae (Osaka); Don Quijote Rinku (Osaka); Don Quijote Uzumasa Tenjingawa (Kyoto); and Don Quijote Kyoto Fushimi (Kyoto)

•	Shikoku region: Don Quijote Komatsushima Lupia (Tokushima); and Don Quijote Kochi (Kochi)

•	Kyushu region: Don Quijote Ohashi Ekimae (Fukuoka); and Don Quijote Kokusaidori Kumoji (Okinawa)

In the overseas business, the Group opened one store in California, U.S. (TOKYO CENTRAL PCH Torrance); two stores in Hawaii, U.S. (Fujioka’s Wine Times Kapolei, DON DONKI Kapolei); one store in Guam (DON DONKI VILLAGE OF DONKI); one store in Singapore (DON DONKI Bukit Panjang Plaza); one store in Hong Kong (DON DON DONKI Mong Kok MPM); one store in Taiwan (DON DON DONKI Taoyuan Tonlin); and one store in Malaysia (JONETZ by DON DON DONKI NU Sentral). Additionally, in April 2025, the Group acquired all shares of Mikuni Restaurant Group, Inc., which operates sushi restaurants mainly in Sacramento, California, U.S., and made it a subsidiary. This resulted in the addition of nine new stores to the Group.

Meanwhile, the Group closed two domestic stores and three overseas stores, for a total of five stores.

Consequently, the Group operated a total of 779 stores worldwide as of June 30, 2025, comprising 655 domestic stores and 124 overseas stores, compared with 742 stores as of June 30, 2024.

As a result of the above, the Group recorded an increase in net sales and profits for the fiscal year under review, as follows:

Net sales	¥2,246.758 billion (up 7.2% year-over-year)
Operating income	¥162.296 billion (up 15.8% year-over-year)
Ordinary profit	¥158.542 billion (up 6.6% year-over-year)
Profit attributable to owners of parent	¥90.512 billion (up 2.0% year-over-year)

Sales by segment for the fiscal year under review were as follows:

Domestic Business

Net sales for the fiscal year under review increased by ¥133.051 billion from the previous fiscal year, reaching ¥1,896.113 billion, up 7.5% year-over-year. Operating income was ¥158.084 billion, up 15.7% year-over-year. In the domestic business segment, net sales and operating income grew owing to a 5.9% increase in same-store sales. This growth was attributable to an increase in tax-free sales, the contribution of PB/OEM products, strong performance of seasonal and trend-focused items, and various measures such as enhanced media exposure and pricing strategies.

North America Business

Net sales for the fiscal year under review increased by ¥12.562 billion from the previous fiscal year, reaching ¥259.437 billion, up 5.1% year-over-year. Operating income was ¥2.283 billion, down 33.7% year-over-year. In the North America business segment, one store was destroyed by wildfire in Southern California. However, net sales and gross margin increased thanks to new store openings, improvements in manufacturing operations, and the success of new sales initiatives. Nevertheless, operating income decreased due to an increase in selling, general and administrative (SG&A) expenses driven by higher costs associated with new store openings, the recording of advisory fees related to M&A activities, and other factors.

Asia Business

Net sales for the fiscal year under review increased by ¥6.069 billion from the previous fiscal year, reaching ¥91.209 billion, up 7.1% year-over-year. Operating income was ¥1.929 billion, compared with ¥146 million for the previous fiscal year. In the Asia business segment, while sales increased as a result of the weaker yen and aggressive store expansion, SG&A expenses also rose. However, operating income increased thanks to efficiency improvements achieved through productivity enhancements, including personnel expense management, in-house processing of operations, and back-office operations.

By business segment	44th fiscal term (Fiscal year ended June 30, 2024)		45th fiscal term (Fiscal year ended June 30, 2025)		YoY change
	Amount	Composition ratio	Amount	Composition ratio
	Millions of yen	%	Millions of yen	%	%
Domestic business
(Discount store business)
Home appliances	90,178	4.3	92,391	4.1	2.5
Household goods	345,379	16.5	393,490	17.5	13.9
Foods	569,108	27.2	613,713	27.3	7.8
Watches & fashion	168,431	8.0	182,209	8.1	8.2
Sporting & leisure	81,124	3.9	92,288	4.1	13.8
Others	20,902	1.0	21,998	1.0	5.2
(GMS business)
Clothing	44,457	2.1	43,789	1.9	(1.5)
Household goods	65,113	3.1	67,551	3.0	3.7
Foods	301,387	14.4	313,828	14.0	4.1
Others	197	0.0	986	0.0	400.5
(Others)
Other revenue	76,786	3.7	73,869	3.3	(3.8)
Subtotal	1,763,062	84.2	1,896,113	84.4	7.5
North America Business	246,875	11.8	259,437	11.5	5.1
Asia Business	85,140	4.1	91,209	4.1	7.1
Total	2,095,077	100.0	2,246,758	100.0	7.2

2)	Capital investments

The amount of capital investment implemented during the fiscal year under review totaled ¥53.223 billion, as a result of continuing aggressive store development efforts from the previous period.

This primarily consists of investments in buildings, equipment, and other assets related to new store openings and renovations during the fiscal year under review.

3)	Financing activities

During the fiscal year under review, the Company secured a total of ¥40,000 million in loans from multiple financial institutions to fund loan repayments.

The Company and its consolidated subsidiaries entered into bank overdraft agreements with 39 banks totaling ¥36,910 million and loan commitment agreements with three banks totaling ¥30,000 million to ensure the procurement of efficient funds as working capital, respectively. As of the end of the fiscal year under review, there were no bank loans arranged under these agreements, including either bank overdraft agreements or loan commitment agreements.

The Company entered into syndicated loan agreements with 16 financial institutions totaling ¥20,000 million. The unused balance under these agreements at the end of the fiscal year under review is ¥20,000 million.

4)	Business transfers, absorption-type company splits, and incorporation-type company splits

Not applicable.

5)	Acquisitions of other companies’ businesses

Not applicable.

6)	Succession of the rights and obligations of the businesses of other corporations, etc. under absorption-type mergers or absorption-type company splits

In May 2025, the Company resolved to conduct an absorption-type merger effective July 1, 2025, with its wholly-owned subsidiary, LN Corporation, as the dissolving company.

7)	Acquisition or disposal of shares, other equity, share acquisition rights, etc. of other companies

The Company acquired all issued shares of Mikuni Restaurant Group, Inc., a U.S. corporation, in April 2025, and included it in the scope of consolidation.

(2)	Financial position and results of operations for the past three fiscal terms

Category		42nd fiscal term Fiscal year ended June 30, 2022	43rd fiscal term Fiscal year ended June 30, 2023	44th fiscal term Fiscal year ended June 30, 2024	45th fiscal term (Fiscal year under review) Fiscal year ended June 30, 2025
Net sales	(Millions of yen)	1,831,280	1,936,783	2,095,077	2,246,758
Ordinary profit	(Millions of yen)	100,442	110,994	148,709	158,542
Profit attributable to owners of parent	(Millions of yen)	61,928	66,167	88,701	90,512
Basic earnings per share	(Yen)	102.64	110.94	148.64	151.59
Total assets	(Millions of yen)	1,383,678	1,481,058	1,498,410	1,511,026
Net assets	(Millions of yen)	399,247	463,539	547,003	624,044
Net assets per share	(Yen)	657.75	759.75	898.72	1,014.19

(Notes) 1.

Basic earnings per share are calculated based on the average number of shares outstanding during the period, after deducting treasury shares, and net assets per share are calculated based on the total number of issued shares at the end of the period, after deducting treasury shares.

2.

The Company has applied the “Accounting Standard for Revenue Recognition” (Accounting Standards Board of Japan (ASBJ) Statement No. 29, March 31, 2020) and relevant revised ASBJ regulations from the 42nd fiscal term, and key financial indicators for the 43rd fiscal term onward are those after applying the accounting standard and relevant revised ASBJ regulations.

(3)	Significant parent and subsidiaries

1)	Parent company

Not applicable.

2)	Significant subsidiaries

Company name	Share capital	Voting rights ratio held by the Company	Principal contents of business
Don Quijote Co., Ltd.	¥300 million	100.0%	Discount store business

UNY Co., Ltd.	¥100 million	100.0%	GMS business

Nagasakiya Co., Ltd.	¥300 million	100.0% (100.0%)	Discount store business

UD Retail Co., Ltd.	¥300 million	100.0% (100.0%)	Discount store business

Japan Asset Marketing Co., Ltd.	¥37,591 million	100.0% (19.1%)	Real estate leasing and management business

Pan Pacific International Financial Service Corporation	¥10,100 million	100.0%	Financial services business

UCS Co., Ltd.	¥1,611 million	100.0% (100.0%)	Financial services business

Japan Commercial Establishment Co., Ltd.	¥300 million	100.0% (100.0%)	Tenant leasing business

Pan Pacific Retail Management (Singapore) Pte. Ltd.	SGD 78 million	65.0% (65.0%) [100.0%]	Discount store business

Pan Pacific Retail Management (Hong Kong) Co., Ltd.	HKD 1 million	65.0% (65.0%) [100.0%]	Discount store business

Don Quijote (USA) Co., Ltd.	USD 92 million	100.0% (100.0%)	Discount store business

Gelson’s Markets	USD 0.02 million	100.0% (100.0%)	Supermarket business

MARUKAI CORPORATION	USD 0.3 million	100.0% (100.0%)	Supermarket business

QSI, Inc.	USD 0.8 million	100.0% (100.0%)	Supermarket business

(Notes) 1.	The figures in parentheses are the indirect holding ratios included in the figures outside the parentheses.

2.	The figures in square brackets is the voting rights ratio held by those who are close to or agree with the Company.

3.

During the fiscal year under review, Don Quijote Co., Ltd., Nagasakiya Co., Ltd., and UD Retail Co., Ltd. conducted capital increases by transferring other capital surplus to share capital. As a result, the share capital of Don Quijote Co., Ltd. and Nagasakiya Co., Ltd. has increased from ¥100 million to ¥300 million each, while the share capital of UD Retail Co., Ltd. has increased from ¥1.5 million to ¥300 million.

4.	As of the end of the fiscal year under review, there are no specified wholly-owned subsidiaries.

3)	Other significant affiliates

Company name	Share capital	Voting rights ratio of the Company	Principal contents of business
Accretive Co., Ltd.	¥100 million	26.3%	Healthcare, FPS, and BPO business

Kanemi Co., Ltd.	¥2,002 million	39.4%	Retail sales of sushi, fried foods, prepared foods, and other items; and manufacturing and sales of boxed lunches for convenience stores

(Note)

Kanemi Co., Ltd. acquired a portion of its issued shares as treasury shares in August 2025, after the end of the fiscal year under review. As a result, the Company’s voting rights ratio in the company increased from 39.4% to 40.3%, and the company was therefore included in the scope of consolidation under the substantive control standard.

(4)	Issues to be addressed

1)	Continuous growth in sales and profits over the medium to long term

In the retail sector, the external environment is expected to undergo significant changes. These include a shrinking market size associated with population decline resulting from a low birthrate and the aging of society, a decrease in real wages caused by rising prices, intensifying price competition, industry realignment, and an increase in foreign tourists and foreign residents.

The Group, viewing such environmental changes as revenue opportunities, has formulated a new long-term management plan, Double Impact 2035, to achieve further growth. Double Impact 2035 centers on the Group’s domestic business segment, which offers numerous growth opportunities. Regarding the overseas business segment, the Group has determined that it is necessary to build a foundation characterized by stable operations and a clear business model. The Group will spend about a year finalizing its overseas strategy and will release it to the public at a later date.

The quantitative targets in Double Impact 2035 call for net sales of ¥4.2 trillion and operating income of ¥330.0 billion for the fiscal year ending June 30, 2035. The Group will support the daily lives of local customers and provide the joy of shopping as it seeks to achieve continuous growth by implementing the growth strategies outlined below.

<Growth strategies for the long-term management plan>

(1)	Store opening strategy

While store openings are progressing in all prefectures, there is still significant room for expansion. The Group will pursue its “cover Japan” strategy to enter areas where it is not yet present and expand market share through unique store opening methods.

(2)	Existing store strategy

The Group aims to achieve significant growth in top-line sales by strengthening efforts to motivate reluctant shoppers (those in the “passively averse” segment) to visit its stores, encourage existing customers to purchase items that they do not normally buy and visit its stores more frequently, in addition to expanding its presence in the retail market and capturing a larger share of the discount store market.

(3)	Inbound strategy

The Group aims to establish tourist-oriented retail operations to solidify its brand position as the reason people visit Japan. This involves enhancing its unique amusement experience—not just shopping, but the joy of visiting its stores and experiencing Japanese culture—to create a unique in-store atmosphere no competitor can replicate.

(4)	Development of new formats

The Group will expand its market reach to the “small-catchment-area food needs” segment, which it has not previously targeted, and develop a new format to leverage its diverse resources based on this formula: Food-focused Don Quijote = (Don Quijote’s merchandising + UNY’s fresh procurement capabilities) × discount pricing. The goal is to establish a unique business model that combines strong customer appeal with high profitability.

(5)	M&A strategy

The Group expects that the retail sector will undergo further realignment and become increasingly oligopolistic. For this reason, it will adopt M&A as one of its business strategies.

2)	Balancing the resolution of environmental and social challenges with business growth

The Group, under “The Customer Matters Most” philosophy, prioritizes supporting the daily lives of local customers and providing them with the joy of shopping, while actively addressing environmental and social challenges through the core business of general retailing.

The Group has identified five materiality issues in light of the magnitude and importance of stakeholders’ expectations and requests, as well as the scale of impact its operations may have on the economy, the environment, and society.

[PPIH Group important issues (materiality)]

(1)	Reduce the environmental impact of our business activities

(2)	Accepting diversity and creating a rewarding workplace

(3)	Sustainable procurement and responsible sales

(4)	Resolving social issues through coexistence with local communities

(5)	Solid governance system

These materiality-related initiatives, planned and formulated by committees and divisions responsible for each domain under the leadership of respective officers, are reflected in the operations of Group companies.

[Promotion of human capital management]

The Group regards human capital as the source of its competitive advantage and its most important management resource. Recognizing that human capital is the driving force behind all its efforts to achieve sustainable growth, the Group promotes a human capital strategy closely aligned with its business strategy. Building on the internalization of its corporate philosophy, “The Source (Genryu) Management,” the Group promotes each employee’s autonomous growth and bold challenges, aiming to foster innovation across the entire organization.

As an initiative for the fiscal year under review, the Group established targets for “mate” (part-time/temporary) employees, recognizing that their contributions—supporting the operations of individual stores—are essential to strengthening customer loyalty. Furthermore, the Group introduced new compensation and recognition programs to create an environment where every mate enjoys working for the Group.

In addition, as the business environment changes in ways that are difficult to predict and customers’ values continue to diversify, the Group believes that diversity is essential for winning customers and achieving growth. For this reason, the Group actively promoted diversity by implementing various measures, including the advancement of women in the workplace. The Group offered programs and seminars to cultivate female managers on an ongoing basis and conducted career design seminars for female employees in their 20s to foster future managerial candidates and improve retention. Additionally, to create a supportive work environment where employees navigating major life events, such as pregnancy, childbirth, child-rearing, and caregiving, can work with peace of mind, the Group provided training for managers on the relevant support systems.

[Initiatives for the fiscal year under review regarding other materiality issues] Regarding environmental issues, the Group promoted the use of renewable energy, including solar power, and installed renewable energy systems at five stores (bringing the total to 27 stores and one facility) as part of an effort to achieve the CO₂ reduction targets released in 2022. At the same time, aiming to reduce environmental impact across the entire supply chain, the Group held partner briefings to collect data on GHG emissions related to purchased merchandise. As for PB/OEM products, the Group worked to reduce environmental impact by using eco-friendly materials and technologies in packaging and containers.

With respect to social issues, the Group pursued initiatives aimed at reducing human rights violations and other risks based on international guidelines, including the United Nations’ Guiding Principles on Business and Human Rights, as well as guidelines released by the government. This was due to the Group’s increased responsibility within the supply chain as it expanded sales of PB/OEM products. The Group continued to conduct risk assessments, including third-party CSR audits, at factories contracted to manufacture PB/OEM products, covering issues such as workers’ human rights, occupational safety and health, and environmental protection. The Group invited an external instructor to conduct partner training on the theme of human rights, thereby strengthening its efforts to build a sound supply chain.

As for governance, the Group conducted monthly compliance training for employees to ensure sound and fair business practices. Additionally, to strengthen its corporate governance framework, the Group held nine meetings of the Nomination and Compensation Committees to enhance the fairness, objectivity, and transparency of its nomination and compensation processes.

To further strengthen its materiality-related initiatives, the Group will engage with various stakeholders, reflect their expectations and requests in management and business operations, and build relationships of trust and collaboration.

As a retail format innovator guided by its unwavering corporate principle of “The Customer Matters Most,” the Group is implementing a variety of initiatives to further strengthen its three key differentiators—convenience, discounts, and amusement—and to create stores that earn the support of customers.

The Group pioneered the night market and developed it in a flexible manner. It will continue to create attractive stores that provide high customer satisfaction and demonstrate a superior competitive advantage. The Group will focus on the key priorities outlined above and dedicate its full efforts to becoming a company that creates greater shareholder value by pursuing business growth while addressing environmental and social challenges at the same time.

(5)	Principal contents of business (as of June 30, 2025)

The Group consists of the Company, a pure holding company, 73 consolidated subsidiaries, 11 non-consolidated subsidiaries, two equity-method affiliates, and five non-equity-method affiliates.

The Group operates domestic business in Japan, primarily consisting of discount stores and GMS businesses; North American business centered in Hawaii and California, USA; and Asia business in Southeast Asia, including Singapore and Hong Kong.

(6)	Principal sales office and stores (as of June 30, 2025)

1)	Stores of the Group

Domestic business

(Discount store business)

Don Quijote Co., Ltd.	Hokkaido	12 stores

	Tohoku	24 stores

	Kanto	162 stores

	Hokuriku and Koshinetsu	26 stores

	Tokai	41 stores

	Kinki	75 stores

	Chugoku and Shikoku	23 stores

	Kyushu and Okinawa	55 stores

Nagasakiya Co., Ltd.	Hokkaido	8 stores

	Tohoku	4 stores

	Kanto	21 stores

	Hokuriku and Koshinetsu	3 stores

	Tokai	3 stores

	Kinki	3 stores

	Chugoku and Shikoku	1 store

	Kyushu and Okinawa	1 store

UD Retail Co., Ltd.	Tohoku	1 store

	Kanto	9 stores

	Hokuriku and Koshinetsu	8 stores

	Tokai	40 stores

	Kinki	4 stores

Tachibana Department Store Co., Ltd.	Kyushu and Okinawa	1 store

(GMS business)

UNY Co., Ltd.	Kanto	12 stores

	Hokuriku and Koshinetsu	16 stores

	Tokai	100 stores

	Kinki	2 stores

North America business

Don Quijote (USA) Co., Ltd.	Hawaii, USA	3 stores

MARUKAI CORPORATION	California, USA	11 stores

MARUKAI HAWAII CO. LTD.	Hawaii, USA	1 store

QSI, Inc.	Hawaii, USA	25 stores

Gelson’s Markets	California, USA	26 stores

Pan Pacific Retail Management (Guam) Co., Ltd.	Guam	1 store

Mikuni Restaurant Group, Inc.	California, USA	9 stores

Asia business

Pan Pacific Retail Management (Singapore) Pte. Ltd.	The Republic of Singapore	17 stores

DONKI (Thailand) Co., Ltd.	The Kingdom of Thailand	8 stores

Pan Pacific Retail Management (Hong Kong) Co., Ltd.	Hong Kong	11 stores

Taiwan Pan Pacific Retail Management Co., Ltd.	Taiwan	6 stores

Pan Pacific Retail Management (Malaysia) Sdn. Bhd.	Malaysia	4 stores

Macau Pacific Rim Retail Management Co., Ltd.	Macau	2 stores

2)	Head office of the Company and its subsidiaries

The Company	2-25-12 Dogenzaka, Shibuya-ku, Tokyo

Don Quijote Co., Ltd.	2-19-10 Aobadai, Meguro-ku, Tokyo

UNY Co., Ltd.	1 Amaikegotanda-cho, Inazawa-shi, Aichi

Nagasakiya Co., Ltd.	2-19-10 Aobadai, Meguro-ku, Tokyo

UD Retail Co., Ltd.	2-19-10 Aobadai, Meguro-ku, Tokyo

Japan Asset Marketing Co., Ltd.	4-14-1 Kitakasai, Edogawa-ku, Tokyo

Pan Pacific International Financial Service Corporation	2-19-10 Aobadai, Meguro-ku, Tokyo

UCS Co., Ltd.	1 Amaikegotanda-cho, Inazawa-shi, Aichi

Japan Commercial Establishment Co., Ltd.	4-14-1 Kitakasai, Edogawa-ku, Tokyo

Pan Pacific Retail Management (Singapore) Pte. Ltd.	The Republic of Singapore

Pan Pacific Retail Management (Hong Kong) Co., Ltd.	Hong Kong

Don Quijote (USA) Co., Ltd.	Hawaii, USA

Gelson’s Markets	California, USA

MARUKAI CORPORATION	California, USA

QSI, Inc.	Hawaii, USA

(7)	Employees (as of June 30, 2025)

1)	Number of employees of the corporate group

Business segment	Number of employees	Increase/decrease from the previous fiscal year-end
Domestic business	11,189	Decrease of 84
North America business	3,380	Increase of 541
Asia business	2,506	Decrease of 550
Total	17,075	Decrease of 93

(Note)	The number of employees refers to the number of working personnel and does not include part-time workers or other temporary employees.

2)	Number of employees of the Company

Number of employees	Increase/decrease from the previous fiscal year-end	Average age	Average length of service
3,580	Increase of 625	42.5	16.2

(Note)	The number of employees refers to the number of working personnel and does not include part-time workers or other temporary employees.

(8)	Major lenders (as of June 30, 2025)

Lender	(Millions of yen) Outstanding loan balance
Sumitomo Mitsui Banking Corporation	65,496
Resona Bank, Limited	45,431
Mizuho Bank, Ltd.	43,996

(Note)

The Company and its consolidated subsidiaries entered into bank overdraft agreements with 39 banks totaling ¥36,910 million and loan commitment agreements with three banks totaling ¥30,000 million to ensure the procurement of efficient funds as working capital, respectively. As of the end of the fiscal year under review, there were no bank loans arranged under these agreements, including either bank overdraft agreements or loan commitment agreements.

(9)	Other significant matters concerning the current status of the corporate group

Not applicable.

2.	The Company

(1)	Shares (as of June 30, 2025)

1) Total number of authorized shares	1,872,000,000 shares

2) Total number of issued shares	635,353,340 shares

(Note)	The total number of issued shares has increased by 324,800 shares due to the exercise of stock options.

3) Number of shareholders	65,002 persons

(Note)	The number of shareholders has increased by 846 compared to the end of the previous fiscal year.

4)	Major shareholders

Name of shareholders	Number of shares held	Ratio of shareholding (%)
DQ WINDMOLEN B. V.	134,028,000	22.44
The Master Trust Bank of Japan, Ltd. (Trust Account)	68,000,400	11.39
Custody Bank of Japan, Ltd. (Trust Account)	36,575,400	6.12
Anryu Shoji Co., Ltd.	33,120,000	5.55
FamilyMart Co., Ltd.	33,057,384	5.53
Yasuda Scholarship Foundation	14,400,000	2.41
STATE STREET BANK AND TRUST COMPANY 505223	13,118,573	2.20
GOVERNMENT OF NORWAY	12,021,684	2.01
STATE STREET BANK AND TRUST COMPANY 505001	10,639,802	1.78
GIC PRIVATE LIMITED - C	9,078,739	1.52

(Note)	The ratio of shareholding is calculated after deducting treasury shares (38,073,421 shares).

5)	Other significant matters concerning shares

The Company conducted a 5-for-1 stock split of its common shares, effective October 1, 2025, and pursuant to the provisions of Article 184, paragraph (2) of the Companies Act, resolved to amend the total number of authorized shares as set forth in Article 6 of the Company’s Articles of Incorporation to 9,360,000,000 shares, effective on the same date.

(2)	Share acquisition rights, etc.

1)	Share acquisition rights held by the Company’s officers that were granted as compensation for the execution of their duties (as of June 30, 2025)

	Name	1st Series of Share-based Compensation Stock Acquisition Rights	2nd Series of Share-based Compensation Stock Acquisition Rights

	Date of resolution to issue	June 10, 2015	December 11, 2015

	Number of share acquisition rights	3 units	6 units

	Class and number of shares subject to the share acquisition rights	Common shares: 2,400 shares (Note 4)	Common shares: 2,400 shares (Note 4)

	Paid-in amount for the share acquisition rights	¥993,600 (Note 1)	¥403,000 (Note 1)

	Value of property to be contributed when the share acquisition rights are exercised	¥800 per share acquisition right (¥1 per share) (Note 4)	¥400 per share acquisition right (¥1 per share) (Note 4)

	Exercise period	From June 26, 2015 to June 25, 2045	From December 28, 2015 to December 27, 2045

	Conditions for exercise	(Notes 2 and 3)	(Notes 2 and 3)

Status of officers’ share acquisition rights holding	Directors (excluding Directors serving as Audit and Supervisory Committee Members and Outside Directors)	• Number of share acquisition rights: 3 units • Number of shares subject to rights: 2,400 shares • Number of holders: 1	• Number of share acquisition rights: 6 units • Number of shares subject to rights: 2,400 shares • Number of holders: 1
	Outside Directors (excluding Directors serving as Audit and Supervisory Committee Members)	—	—
	Directors serving as Audit and Supervisory Committee Members	—	—

	Name	3rd Series of Share-based Compensation Stock Acquisition Rights	4th Series of Share-based Compensation Stock Acquisition Rights

	Date of resolution to issue	May 16, 2017	June 14, 2018

	Number of share acquisition rights	50 units	100 units

	Class and number of shares subject to the share acquisition rights	Common shares: 20,000 shares (Note 4)	Common shares: 40,000 shares (Note 4)

	Paid-in amount for the share acquisition rights	¥404,600 (Note 1)	¥494,300 (Note 1)

	Value of property to be contributed when the share acquisition rights are exercised	¥400 per share acquisition right (¥1 per share) (Note 4)	¥400 per share acquisition right (¥1 per share) (Note 4)

	Exercise period	From June 1, 2017 to May 31, 2047	From June 29, 2018 to June 28, 2048

	Conditions for exercise	(Notes 2 and 3)	(Notes 2 and 3)

Status of officers’ share acquisition rights holding	Directors (excluding Directors serving as Audit and Supervisory Committee Members and Outside Directors)	• Number of share acquisition rights: 50 units • Number of shares subject to rights: 20,000 shares • Number of holders: 1	• Number of share acquisition rights: 100 units • Number of shares subject to rights: 40,000 shares • Number of holders: 1
	Outside Directors (excluding Directors serving as Audit and Supervisory Committee Members)	—	—
	Directors serving as Audit and Supervisory Committee Members	—	—

	Name	5th Series of Share-based Compensation Stock Acquisition Rights	7th Series of Share-based Compensation Stock Acquisition Rights

	Date of resolution to issue	March 25, 2019	July 13, 2023

	Number of share acquisition rights	200 units	121 units

	Class and number of shares subject to the share acquisition rights	Common shares: 80,000 shares (Note 4)	Common shares: 12,100 shares

	Paid-in amount for the share acquisition rights	¥647,500 (Note 1)	¥255,400 (Note 1)

	Value of property to be contributed when the share acquisition rights are exercised	¥400 per share acquisition right (¥1 per share) (Note 4)	¥100 per share acquisition right (¥1 per share)

	Exercise period	From April 10, 2019 to April 9, 2049	From August 4, 2023 to August 3, 2053

	Conditions for exercise	(Notes 2 and 3)	(Notes 2 and 3)

Status of officers’ share acquisition rights holding	Directors (excluding Directors serving as Audit and Supervisory Committee Members and Outside Directors)	• Number of share acquisition rights: 200 units • Number of shares subject to rights: 80,000 shares • Number of holders: 1	• Number of share acquisition rights: 121 units • Number of shares subject to rights: 12,100 shares • Number of holders: 5 (Note 5)
	Outside Directors (excluding Directors serving as Audit and Supervisory Committee Members)	—	—
	Directors serving as Audit and Supervisory Committee Members	—	—

(Notes)	1.	The Company pays monetary compensation to persons eligible for allotment of share-based compensation stock acquisition rights, equivalent to the total paid-in amount for the share acquisition rights, and offsets this right to claim compensation against the obligation to pay the paid-in amount for the share acquisition rights.

	2.	Share acquisition rights holders may exercise all of their share acquisition rights at once during the exercise period only within ten days from the day following the day they lose their position as (i) Director of the Company, (ii) or, for the 7th Series of Share-based Compensation Stock Acquisition Rights, executive officer of the Company if they are executive officer of the Company on the allotment date of the share acquisition rights (excluding Directors of the Company).

	3.	In cases where a share acquisition rights holder deceases, an heir may exercise the share acquisition rights. In this case, notwithstanding Note 2 above, the heir may exercise the share acquisition rights all at once during the exercise period only within one year from the day following the day the rights are inherited.

	4.	The “Class and number of shares subject to the share acquisition rights” and the “Value of property to be contributed when the share acquisition rights are exercised” for the share-based compensation stock acquisition rights shown above have been adjusted to reflect the effect of a 2-for-1 stock split executed on July 1, 2015 and a 4-for-1 stock split executed on September 1, 2019.

	5.	Of the 7th Series of Share-based Compensation Stock Acquisition Rights, the share acquisition rights held by one Director were granted prior to such person’s appointment as Director.

2)	Share acquisition rights granted to employees, etc. as compensation for the execution of their duties during the fiscal year under review (as of June 30, 2025)

Not applicable.

3)	Other Information on the share acquisition rights, etc. (as of June 30, 2025)

Name	1st Series of Paid-in Share Acquisition Rights	2nd Series of Paid-in Share Acquisition Rights

Allotment date	September 23, 2016	December 1, 2022

Number of share acquisition rights	3,102 units	33,103 units

Class and number of shares subject to the share acquisition rights	Common shares: 1,240,800 shares (Note 2)	Common shares: 3,310,300 shares

Amount to be paid for the share acquisition rights	¥2,000 per share acquisition right	¥3,300 per share acquisition right

Value of property to be contributed when the share acquisition rights are exercised	¥370,000 per share acquisition right (¥925 per share) (Note 2)	¥256,000 per share acquisition right (¥2,560 per share)

Exercise period	From October 1, 2018 to September 30, 2026	From October 1, 2025 to November 30, 2029

Conditions for exercise	(Note 1)	(Note 3)

Persons eligible for allotment of share acquisition rights	Officers and employees of the Company and its subsidiaries: 642 persons	Officers and employees of the Company and its subsidiaries: 2,014 persons

Name		7th Series of Share-based Compensation Stock Acquisition Rights
Date of resolution to issue		July 13, 2023

Number of share acquisition rights		43 units

Class and number of shares subject to the share acquisition rights		Common shares: 4,300 shares

Amount to be paid for the share acquisition rights		¥255,400 (Note 4)

Value of property to be contributed when the share acquisition rights are exercised		¥100 per share acquisition right (¥1 per share)

Exercise period		From August 4, 2023 to August 3, 2053

Conditions for exercise		(Note 5)

Status of grants to employees, etc.	Executive officers	• Number of share acquisition rights: 43 units • Number of shares subject to rights: 4,300 shares • Number of holders: 3

(Notes) 1.	Conditions for exercising the 1st Series of Paid-in Share Acquisition Rights

1)

The share acquisition rights holder must be a director, audit and supervisory board member, or employee of the Company or its subsidiaries and associates at the time the share acquisition rights are exercised. However, this condition shall not necessarily apply in the case of retirement due to the expiry of the term of office, compulsory retirement, or any other reason deemed valid by the Board of Directors.

2)	An heir of the share acquisition rights holder is not allowed to exercise the share acquisition rights.

3)

Share acquisition rights may not be exercised in the case where the total number of issued shares after the exercise of the share acquisition rights exceeds the authorized shares as of the date of exercise.

4)	Acquisition rights of less than one unit may not be exercised.

2.

The “Class and number of shares subject to the share acquisition rights” and the “Value of property to be contributed when the share acquisition rights are exercised” for the paid-in share acquisition rights shown above have been adjusted to reflect the effect of a 4-for-1 stock split executed on September 1, 2019.

3.	Conditions for exercising the 2nd Series of Paid-in Share Acquisition Rights

1)

Share acquisition rights holder may exercise their share acquisition rights, if and only when the amounts of operating income in the consolidated statements of income stated in the annual securities report, which had been submitted by the Company pursuant to the Financial Instrument s and Exchange Act, satisfy the following conditions:

• Consolidated operating income exceeds ¥120.0 billion for the fiscal year ended June 30, 2025.

However, in cases where a significant event, such as the major acquisition of a business, which has a significant impact on operating income on a consolidated basis, occurs during the period up to June 2025 and the Board of Directors of the Company determines that it is not appropriate to use the actual results stated in the annual securities report for such period, the Company may make adjustments to the actual results used for the conditions for vesting and exercise by reducing the impact of the event to the extent deemed reasonable.

2)

The share acquisition rights holder must be a director, audit and supervisory board member, or employee of the Company or its subsidiaries and associates at the time the share acquisition rights are exercised. However, this condition shall not necessarily apply in the case of retirement due to the expiry of the term of office, compulsory retirement, or any other reason deemed valid by the Board of Directors.

3)	An heir of the share acquisition rights holder is not allowed to exercise the share acquisition rights.

4)

Share acquisition rights may not be exercised in the case where the total number of issued shares after the exercise of the share acquisition rights exceeds the authorized shares as of the date of exercise.

5)	Acquisition rights of less than one unit may not be exercised.

4.

The Company pays monetary compensation to persons eligible for allotment of share-based compensation stock acquisition rights, equivalent to the total paid-in amount for the share acquisition rights, and offsets this right to claim compensation against the obligation to pay the paid-in amount for the share acquisition rights.

5.	Conditions for exercising the 7th Series of Share-based Compensation Stock Acquisition Rights

1)

Share acquisition rights holders may exercise all of their share acquisition rights at once during the exercise period only within ten days from the day following the day they lose their position as executive officer of the Company.

2)

In cases where a share acquisition rights holder deceases, an heir may exercise the share acquisition rights. In this case, notwithstanding 1) above, the heir may exercise the share acquisition rights all at once during the exercise period only within one year from the day following the day the rights are inherited.

(3)	Officers of the Company

1)	Directors (as of June 30, 2025)

Position in the Company	Name	Areas of responsibility and significant concurrent positions

President and CEO Representative Director	Naoki Yoshida	President and Representative Director of Don Quijote Co., Ltd. Director of UNY Co., Ltd.

Representative Director, Senior Managing Executive Officer, CSO	Hideki Moriya	Head of Management Strategy Headquarters and Head of Executive Committee Director of Don Quijote Co., Ltd.

Representative Director, Senior Managing Executive Officer	Kosuke Suzuki

Head of Corporate Philosophy Promotion Headquarters and Head of New Format Development Headquarters Vice President and Representative Director of Don Quijote Co., Ltd.

President and Representative Director of UD Retail Co., Ltd.

Director and Senior Managing Executive Officer	Ken Sakakibara	Head of GMS Business and Domestic Co-CMO President and Representative Director of UNY Co., Ltd.

Director, Managing Executive Officer and CMO (Global)	Kazuhiro Matsumoto	Head of Overseas Business and North America Business Director of Pan Pacific Retail Management (Asia) Pte. Ltd. President and CEO/Director of Pan Pacific Retail Management (USA) Co.

Director, Managing Executive Officer and CAO	Yuji Ishii

Head of Finance, Financial Accounting, Accounting and General Affairs

Audit and Supervisory Board Member of Don Quijote Co., Ltd.

Audit and Supervisory Board Member of Nagasakiya Co., Ltd.

Audit and Supervisory Board Member of UD Retail Co., Ltd.

Director and Executive Officer	Hitomi Ninomiya	Head of Diversity Management Committee and Head of Design

Director	Isao Kubo	Board Director, Senior Managing Executive Officer and Unit President of Corporate Administration Unit of SKY Perfect JSAT Corporation

Director (non-standing) Founding Chairman and Supreme Advisor	Takao Yasuda	President/Director of Pan Pacific Strategy Institute Pte. Ltd. Chairman/Director of Pan Pacific Retail Management (Asia) Pte. Ltd. Chairman of Yasuda Scholarship Foundation

Director (non-standing)	Yusaku Yasuda	Director of Pan Pacific Retail Management (Asia) Pte. Ltd. Director of Pan Pacific Retail Management (USA) Co. Vice Chairman of Yasuda Scholarship Foundation Director of Mikuni Restaurant Group, Inc.

Position in the Company	Name	Areas of responsibility and significant concurrent positions

Director (Audit and Supervisory Committee Member)	Yasunori Yoshimura	Chairman of YOSHIMURA BIOETHIC INSTITUTE Professor Emeritus of Keio University (Department of Obstetrics and Gynecology) Outside Director of mederi Inc.

Director (Audit and Supervisory Committee Member)	Jumpei Nishitani	Professor, College of Business Administration, Ritsumeikan University Member of the Defense Procurement Council of the Acquisition, Technology & Logistics Agency

Director (Audit and Supervisory Committee Member)	Masaharu Kamo	Representative Director of Office Kamo Co., Ltd. Outside Director of AGEST, Inc. External Director of JERA Cross Co., Inc.

Director (Audit and Supervisory Committee Member)	Takaki Ono	Outside Director of First-corporation Inc.

Director (Audit and Supervisory Committee Member)	Naoko Kishimoto	Established Kishimoto Law Office, Representative

(Notes) 1.

Directors Kosuke Suzuki, Ken Sakakibara, and Yusaku Yasuda, and Directors (Audit and Supervisory Committee Members) Takaki Ono and Naoko Kishimoto were newly appointed and assumed their positions at the 44th Ordinary General Meeting of Shareholders held on September 27, 2024.

2.	Changes in areas of responsibility and positions of Directors during the fiscal year under review are as follows.

Name	Before change	After change	Date of change

Hideki Moriya	Director, Managing Executive Officer, CSO and Acting CFO	Representative Director, Senior Managing Executive Officer, CSO	September 27, 2024

Kazuhiro Matsumoto	Director, Senior Managing Executive Officer and CMO (Global)	Director, Managing Executive Officer and CMO (Global)	September 27, 2024

3.	Changes in significant concurrent positions during the fiscal year under review are as follows.

1)

Naoki Yoshida, President and CEO, Representative Director, and Ken Sakakibara, Director and Senior Managing Executive Officer, retired from their positions as Directors of Nagasakiya Co., Ltd. in September 2024. Yuji Ishii, Director, Managing Executive Officer and CAO, has been appointed as Audit and Supervisory Board Member of Nagasakiya Co., Ltd.

2)

Kazuhiro Matsumoto, Director, Managing Executive Officer and CMO (Global), retired from his position as Director of Don Quijote Co., Ltd. in September 2024. Yuji Ishii, Director, Managing Executive Officer and CAO, has been appointed as Audit and Supervisory Board Member of Don Quijote Co., Ltd.

3)	Yuji Ishii, Director, Managing Executive Officer and CAO, has been appointed as Audit and Supervisory Board Member of UD Retail Co., Ltd. in September 2024.

4)	Isao Kubo, Outside Director, has been appointed as Board Director, Senior Managing Executive Officer and Unit President of Corporate Administration Unit of SKY Perfect JSAT Corporation in April 2025.

5)	Yusaku Yasuda, Director (non-standing), has been appointed as Director of Mikuni Restaurant Group, Inc. in April 2025.

6)	Yasunori Yoshimura, Outside Director serving as an Audit and Supervisory Committee Member, retired from his position as Outside Director of ASKA Pharmaceutical Holdings Co., Ltd. in June 2025.

4.

Isao Kubo, Director, and Yasunori Yoshimura, Jumpei Nishitani, Masaharu Kamo, Takaki Ono, and Naoko Kishimoto, Directors serving as Audit and Supervisory Committee Members, are Outside Directors. The Company has reported to the Tokyo Stock Exchange that they have been appointed as independent officers as stipulated by the said exchange.

5.

As a company with an Audit and Supervisory Committee, the Audit and Supervisory Committee takes the lead in conducting systematic audits through the internal control system. Therefore, since the selection of full-time members is not necessarily required, the Company has not appointed any full-time Audit and Supervisory Committee Members.

6.

Jumpei Nishitani, Outside Director serving as an Audit and Supervisory Committee Member, possesses considerable expertise in finance and accounting gained primarily through research in economics and business administration at universities and other institutions, as well as through experience as a professor. Masaharu Kamo, Outside Director serving as an Audit and Supervisory Committee Member, has served in important positions at a consulting company and at an operating company, and possesses considerable expertise in finance and accounting as a result of being involved in corporate management for many years. Takaki Ono, Outside Director serving as an Audit and Supervisory Committee Member, has served in important positions at a bank and possesses abundant experience and broad insight in the finance and financial fields. Naoko Kishimoto, Outside Director serving as an Audit and Supervisory Committee Member, is a qualified attorney at law and possesses considerable expertise in corporate legal affairs.

2)	Compensation, etc. for Directors

i)	Total amount of compensation, etc. for the fiscal year under review

Category	Total amount of compensation, etc. (Millions of yen)	Total amount of compensation, etc. by type (Millions of yen)			Number of eligible officers
		Basic compensation	Performance- linked remuneration, etc.	Non-monetary remuneration, etc.
Directors	285	174	111	—	7
[Of which Outside Directors]	(9)	(9)	(–)	(–)	(1)
Directors (Audit and Supervisory Committee Members)	42	42	—	—	5
[Of which Outside Directors]	(42)	(42)	(–)	(–)	(5)
Total	327	216	111	—	12
[Of which Outside Directors]	(51)	(51)	(–)	(–)	(6)

(Notes)	1.	Matters concerning resolutions of the general meeting of shareholders regarding compensation, etc. for Directors are as follows.

1)	36th Ordinary General Meeting of Shareholders (held on September 28, 2016)

The compensation for Directors serving as Audit and Supervisory Committee Members of the Company has been resolved to be within ¥100 million per year. The number of Directors serving as Audit and Supervisory Committee Members at the conclusion of the relevant ordinary general meeting of shareholders is four (including three Outside Directors).

2)	37th Ordinary General Meeting of Shareholders (held on September 27, 2017)

The compensation for Directors (excluding Directors serving as Audit and Supervisory Committee Members) of the Company has been resolved to be within ¥600 million per year (excluding portion of employee salaries of directors who concurrently serve as employees). The number of Directors (excluding Directors serving as Audit and Supervisory Committee Members) at the conclusion of the relevant ordinary general meeting of shareholders is ten (including zero Outside Directors). Additionally, the compensation related to share-based stock options has been resolved separately from the above, to be within ¥400 million per year, with the maximum number of shares subject to the share acquisition rights set at 320,000 shares per year (note that the number of shares subject to the share acquisition rights above has been adjusted to reflect the effect of a 4-for-1 stock split executed on September 1, 2019). The number of eligible Directors (excluding Outside Directors and Directors serving as Audit and Supervisory Committee Members) at the conclusion of the relevant ordinary general meeting of shareholders is ten.

2.

The performance-linked remuneration, etc., for Directors shown in the table above reflect the estimated amount of performance-linked monetary remuneration (annual bonus) for the fiscal year under review, which is scheduled to be paid after the conclusion of this Ordinary General Meeting of Shareholders.

ii)	Retirement benefits for directors (and other officers) paid during the fiscal year under review

The Company abolished its retirement benefit plan for Directors and Audit and Supervisory Board Members upon the conclusion of the 34th Ordinary General Meeting of Shareholders held on September 26, 2014. For Directors and Audit and Supervisory Board Members who remain in office following the conclusion of the same general meeting of shareholders, it has been resolved that retirement benefits corresponding to their period of service until the abolition of the retirement benefit plan shall be paid after their respective retirements.

No retirement benefits for directors (and other officers) were paid during the fiscal year under review.

iii)	Total amount of director compensation, etc. received by Outside Directors from parent, subsidiaries, etc.

Not applicable.

iv)	Matters concerning to the delegation of authority for determining individual compensation, etc. for Directors for the fiscal year under review

The Company consulted the Nomination and Compensation Committees regarding the details of individual compensation, etc. for Directors of the Company for the fiscal year ended June 30, 2025, and the Board of Directors adopted a resolution based on the Committees’ report.

However, the Board of Directors of the Company delegated to the President and CEO, Representative Director (Naoki Yoshida) the authority to determine the final amount of basic compensation within the maximum and minimum amounts separately determined by the Board of Directors, as well as the authority to determine the final payment rate of the performance-linked monetary remuneration (annual bonus) for the individual performance-linked portion. The reason for delegating these authorities is that, after considering factors such as the roles and responsibilities of each individual Director, as well as difficulty and level of contribution, the Company determined that delegating them to the President and Representative Director was the most appropriate course of action for ensuring prompt decision-making.

To ensure that the delegated authority is properly exercised, the Board of Directors has determined that the President and Representative Director must fully consult with independent Outside Directors through the Nomination and Compensation Committees when determining the amount of individual compensation, etc. for Directors of the Company.

v)	Reasons why the Board of Directors determined that the details of individual compensation, etc. for Directors for the fiscal year under review were in line with the policy

Regarding the details of individual compensation, etc. for Directors of the Company for the fiscal year ended June 30, 2025, the Board of Directors has determined that the details are consistent with the policy on determination of individual compensation, etc. for Directors, based on the confirmation that consistency was established through discussions between independent Outside Directors and the President and Representative Director during the activities of the Nomination and Compensation Committees described in vi) below.

Note that the compensation for Directors serving as Audit and Supervisory Committee Members was determined through discussions among Directors serving as Audit and Supervisory Committee Members within the scope of the maximum amount resolved at the general meeting of shareholders.

vi)	Activities of the Nomination and Compensation Committees in the process of determining individual compensation, etc. for Directors for the fiscal year under review

In the process of determining individual compensation, etc. for Directors of the Company for the fiscal year ended June 30, 2025, the Nomination and Compensation Committees held a total of nine meetings in July, August (twice), September, October, November 2024, and March (twice) and April 2025. The chair and all committee members attended every meeting, resulting in a 100% attendance rate.

The composition of the Nomination and Compensation Committees and the major matters deliberated regarding individual compensation, etc. for Directors for the fiscal year under review are as follows:

<Composition of the Nomination and Compensation Committees>

Chair (outside):	Jumpei Nishitani, Director
Member (outside):	Yasunori Yoshimura, Director
Member (internal):	Naoki Yoshida, President and Representative Director

<Major matters deliberated by the Nomination and Compensation Committees regarding individual compensation, etc. for Directors>

•	Deliberation on the director compensation system

•	Deliberation on the performance evaluation and payment amounts for the performance-linked monetary remuneration (annual bonus) for the fiscal year ended June 30, 2025

•	Deliberation on the incentive curve for the performance-linked monetary remuneration (annual bonus) for the fiscal year ended June 30, 2025

•	Deliberation on the policy on determination of individual compensation, etc. for Directors of the Company

•	Deliberation on the individual performance evaluation method

•	Deliberation on disclosure matters, etc.

vii)	Method for determining the policy on determination of individual compensation, etc. for Directors and summary thereof

The Company has established the Nomination and Compensation Committees as voluntary advisory bodies of the Board of Directors to enhance fairness, objectivity, and transparency in the evaluation and decision-making processes related to the nomination and compensation of Directors and other officers, thereby strengthening the corporate governance system.

The roles of the Nomination and Compensation Committees are to deliberate on and submit recommendations regarding matters such as the nomination and dismissal of Directors, the nomination and dismissal of Representative Directors and other officers, compensation, etc. for Directors and other officers, and any other matters referred by the Board of Directors.

Each committee consists of three or more members, with the majority being independent Outside Directors. The chair of each committee is elected from among independent Outside Directors by resolution of the Board of Directors.

The details of the policy on determination of individual compensation, etc. for Directors of the Company and the summary thereof are as follows a. through c.

a.	Basic policy on director compensation system

The compensation for the Company’s Directors is designed to function as an incentive for the continuous enhancement of corporate value, taking into account shareholder interests. Additionally, the basic policy is to set compensation for individual Directors at an appropriate level based on their position and responsibilities.

b.	Structure of director compensation system

The compensation system for the Company’s Directors (excluding Outside Directors and Directors serving as Audit and Supervisory Committee Members) consists of the following; the basic compensation as monthly fixed monetary compensation, performance-linked monetary remuneration (annual bonus) as short-term incentive compensation, and share-based stock options (non-monetary remuneration) for the purpose of sharing shareholder interests. The compensation system for the Company’s Outside Directors consists solely of basic compensation, reflecting their roles. The compensation system for Directors serving as Audit and Supervisory Committee Members of the Company consists solely of basic compensation, reflecting their roles.

The basic compensation is a monthly fixed monetary compensation and is determined based on the position and responsibilities of each Director, taking into consideration the level of compensation for directors at other companies of the same size as the Company, as well as the level of employee salaries, and a comprehensive range of factors.

The performance-linked monetary remuneration (annual bonus) as a short-term incentive for the Representative Director shall be linked to the Company’s performance for a single fiscal year. In the Company, the performance-linked KPI shall be ‘consolidated operating income’ from the perspective of improving earnings in the core business. The KPI target for “consolidated operating income” for the fiscal year ended June 30, 2025 was ¥150.0 billion, and the actual result was ¥162.3 billion.

The amount to be paid shall be determined based on the degree of achievement of budget and shall vary in a ratio of 0% to 150% depending on the degree. Furthermore, for Directors other than the Representative Director, 50% of their compensation will be linked to the Company’s performance, similar to the Representative Director. Additionally, 50% shall be linked to individual performance.

The individual performance-linked portion shall be, as a general rule, assessed based on budget target achievement, and reviewed by the Nomination and Compensation Committees. The President and Representative Director shall determine the final payment rate within the range of 0% to 150%.

Since the Company determines the necessity of granting share-based stock options on a case-by-case basis, taking into consideration the past results of stock option grants, etc., the Company does not clearly stipulate the ratio of share-based stock options or the timing of their payment. However, the Company will continue to consider the frequency of granting share-based stock options in the future in the context of an appropriate director compensation system.

The composition of compensation for Directors (excluding Outside Directors and Directors serving as Audit and Supervisory Committee Members) shall be designed based on 70% fixed remuneration as basic compensation and 30% performance-linked remuneration (annual bonus) as short-term incentive compensation.

Regarding the timing of remuneration payments, the fixed remuneration as basic compensation is paid monthly, while the performance-linked monetary remuneration (annual bonus) as short-term incentive compensation is paid after the Company’s performance is confirmed and following the conclusion of the ordinary general meeting of shareholders.

c.	Policy on determination of individual compensation, etc. for Directors

The Company consults the Nomination and Compensation Committees regarding the determination of individual compensation, etc. for Directors of the Company, and the Board of Directors adopts a resolution based on the Committees’ report.

However, with respect to basic compensation for Directors other than the President and Representative Director, the Company delegates to the President and Representative Director the authority to determine the final amount of such compensation, taking into consideration the roles and responsibilities of each individual Director, within the maximum and minimum amounts separately determined by the Board of Directors. The Company also delegates to the President and Representative Director the authority to determine the final payment rate of the performance-linked monetary remuneration (annual bonus) for the individual performance-linked portion, taking into consideration factors such as difficulty and level of contribution. To ensure that the delegated authority is properly exercised, the President and Representative Director must fully consult with independent Outside Directors through the Nomination and Compensation Committees.

3)	Matters concerning outside officers

i)	Significant concurrent positions held at other corporations, etc. and relationship between such corporations, etc. and the Company

Isao Kubo, Outside Director, who previously held positions including Director, Senior Managing Executive Officer, and Chief Strategy Officer, as well as Advisor at FamilyMart Co., Ltd., retired from his positions at the company in June 2021. In addition, the company sold a portion of the shares it held in the Company in September 2021 and is no longer considered a major shareholder of the Company. For this reason, the Company believes that he possesses sufficient independence from the Company.

Yasunori Yoshimura, Outside Director serving as an Audit and Supervisory Committee Member, is Outside Director of mederi Inc. The Company subsidizes the costs of low-dose birth control pills for female employees and the partners of employees of Group companies in Japan as a benefit program through “mederi for biz,” which is an online birth control pill prescription service provided by the said company. The Company introduced this program as part of its efforts to create a comfortable working environment for women as it believes this will support female employees in maintaining their mental and physical health and can create a workplace where they can further demonstrate their abilities. Furthermore, the amount of these expenses is negligible as it is approximately ¥6 million per year (less than 0.01% of the consolidated net sales and selling, general and administrative expenses of the Company), and the Company believes that Mr. Yoshimura has sufficient independence from the Company.

There are no special relationships between the companies where each of outside officers other than above holds a significant concurrent position and the Company.

ii)	Main activities during the fiscal year under review

Attendance, remarks made, and summary of duties regarding the roles expected of Outside Directors

Director Isao Kubo	He attended 11 of the 13 Board of Directors meetings held during the fiscal year under review. He has been involved particularly in corporate management for many years. Drawing on the insights gained from these experiences, he actively contributes his opinions at the Board of Directors meetings. He has been fulfilling his role appropriately to ensure appropriateness and propriety of the Board of Directors’ decision-making, including supervising and giving advice particularly concerning management strategy from an objective standpoint.

Director (Audit and Supervisory Committee Member) Yasunori Yoshimura

He attended 12 of the 13 Board of Directors meetings held during the fiscal year under review. He possesses experience that includes serving in such important positions as Special Advisor to the Cabinet. Drawing on the insights gained from these experiences, he actively contributes his opinions at the Board of Directors meetings. He has been fulfilling his role appropriately to ensure appropriateness and propriety of the Board of Directors’ decision-making, including supervising and giving advice particularly concerning the promotion of women’s participation and advancement in the workplace and employee benefits from an objective standpoint.

He also attended 13 of the 14 Audit and Supervisory Committee meetings held during the fiscal year under review. He engages in matters such as exchanging opinions on audit findings and discussing important audit-related matters as needed.

Attendance, remarks made, and summary of duties regarding the roles expected of Outside Directors

Director (Audit and Supervisory Committee Member) Jumpei Nishitani

He attended all 13 of the Board of Directors meetings held during the fiscal year under review. He possesses a high level of expertise and broad experience gained primarily as a professor of College of Business Administration at a university. Drawing on the insights gained from these experiences, he actively contributes his opinions at the Board of Directors meetings. He has been fulfilling his role appropriately to ensure appropriateness and propriety of the Board of Directors’ decision-making, including supervising and giving advice particularly concerning accounting and economics from an objective standpoint.

He also attended all 14 of the Audit and Supervisory Committee meetings held during the fiscal year under review. He engages in matters such as exchanging opinions on audit findings and discussing important audit-related matters as needed.

Director (Audit and Supervisory Committee Member) Masaharu Kamo

He attended all 13 of the Board of Directors meetings held during the fiscal year under review. He has served in important positions at a consulting company and at an operating company, and has been involved in corporate management for many years. Drawing on the insights gained from these experiences, he actively contributes his opinions at the Board of Directors meetings. He has been fulfilling his role appropriately to ensure appropriateness and propriety of the Board of Directors’ decision-making, including supervising and giving advice particularly concerning corporate management from an objective standpoint.

He also attended all 14 of the Audit and Supervisory Committee meetings held during the fiscal year under review. He engages in matters such as exchanging opinions on audit findings and discussing important audit-related matters as needed.

Director (Audit and Supervisory Committee Member) Takaki Ono

He attended all ten of the Board of Directors meetings held during the fiscal year under review following his appointment on September 27, 2024. He has served in important positions at a bank and possesses abundant experience in the finance and financial fields. Drawing on the insights gained from these experiences, he actively contributes his opinions at the Board of Directors meetings. He has been fulfilling his role appropriately to ensure appropriateness and propriety of the Board of Directors’ decision-making, including supervising and giving advice particularly concerning the finance and financial fields from an objective standpoint.

He also attended all ten of the Audit and Supervisory Committee meetings held during the fiscal year under review following his appointment on September 27, 2024. He engages in matters such as exchanging opinions on audit findings and discussing important audit-related matters as needed.

Director (Audit and Supervisory Committee Member) Naoko Kishimoto

She attended all ten of the Board of Directors meetings held during the fiscal year under review following her appointment on September 27, 2024. She possesses expert knowledge and broad experience as a qualified attorney at law, and also experience working at companies that operate globally. Drawing on the insights gained from these experiences, she actively contributes her opinions at the Board of Directors meetings. She has been fulfilling her role appropriately to ensure appropriateness and propriety of the Board of Directors’ decision-making, including supervising and giving advice particularly concerning legal matters from an objective standpoint.

She also attended all ten of the Audit and Supervisory Committee meetings held during the fiscal year under review following her appointment on September 27, 2024. She engages in matters such as exchanging opinions on audit findings and discussing important audit-related matters as needed.

4)	Overview of a directors and officers liability insurance policy

The Company has entered into a directors and officers liability insurance policy as set forth in Article 430-3, paragraph (1) of the Companies Act with an insurance company, covering directors (including directors serving as audit and supervisory committee members) and audit and supervisory board members (including those who served during the fiscal year under review) of the Company and its domestic subsidiaries, as well as the Company’s executive officers, as insureds. The insurance expenses are fully borne by the Company.

The policy covers the litigation expenses and damages incurred by the insured due to third party lawsuits, shareholder representative lawsuits, corporate lawsuits, etc., and is renewed annually.

Under the policy, coverage does not apply to damages incurred by the insured resulting from criminal acts committed by the insured or acts performed by the insured with the knowledge that they violated laws or regulations. Furthermore, the policy includes provisions setting a cap on the amount of compensation to ensure that the proper execution of duties by the Company’s officers is not compromised.

When the policy is renewed, the Company plans to renew the policy with the same details.

(4)	Accounting Auditor

1)	Name	UHY Tokyo & Co.

2)	Amount of remuneration, etc. for the Accounting Auditor for the fiscal year under review	¥93 million

	Total money and other economic benefits to be paid to the Accounting Auditor by the Company and its subsidiaries	¥277 million

(Notes)	1.	In its audit agreement with the Accounting Auditor, the Company makes no clear distinction between the remuneration, etc. that it pays for auditing services governed by the Companies Act and for auditing services governed by the Financial Instruments and Exchange Act. Consequently, the amount of remuneration, etc. for the Accounting Auditor for the fiscal year under review includes the amount of remuneration, etc. for auditing services governed by the Financial Instruments and Exchange Act.

	2.	Having conducted the necessary verification regarding the appropriateness of matters such as the content of the Accounting Auditor’s audit plan, the performance of accounting audit duties, and the basis for calculating the estimated remuneration, the Audit and Supervisory Committee made a decision to approve the amount of remuneration, etc. for the Accounting Auditor.

	3.	Among significant subsidiaries of the Company, overseas subsidiaries are audited by certified public accountants or audit firms (including those holding qualifications equivalent to such qualifications in other countries) other than the Company’s Accounting Auditor.

3)	Policy for determining dismissal or non-reappointment of the Accounting Auditor

In the event that there is an obstacle preventing the Accounting Auditor from performing its duties, the Audit and Supervisory Committee, if it is deemed necessary, will determine the content of a proposal to be proposed to the general meeting of shareholders concerning the dismissal or non-reappointment of the Accounting Auditor.

Also, the Audit and Supervisory Committee will dismiss the Accounting Auditor if it judges that any of the items stipulated in Article 340, paragraph (1) of the Companies Act is applicable to the Accounting Auditor, based on the consent of all Audit and Supervisory Committee Members. In this case, an Audit and Supervisory Committee Member appointed by the Audit and Supervisory Committee will report the fact of dismissal and the reasons thereof at the first general meeting of shareholders convened after the dismissal.

3. System Ensuring the Appropriateness of Operations, the Operational Status of the System, Etc.

(1)	System ensuring the appropriateness of operations

The following is an overview of the decisions regarding the system ensuring the execution of duties by Directors complies with the Company’s Articles of Incorporation and prevailing laws and regulations, and the system ensuring the appropriateness of operations at the Company.

(Final revision date: October 1, 2021)

1)	System ensuring the execution of duties by Directors complies with the Company’s Articles of Incorporation and prevailing laws and regulations

(1)

Directors must consistently ensure that the Company’s management is undertaken in compliance with laws and regulations and must take the initiative to promote awareness of compliance practices at the Company and at its subsidiaries.

(2)

To ensure appropriate execution of duties by Directors, the Company continues to appoint Outside Directors to its Board of Directors and strives to enhance the supervision of duties executed by Directors. In addition, the Audit and Supervisory Committee, which has the participation of Outside Directors, conducts thorough audits that ensure impartiality and transparency from a position independent of influence of Directors (excluding Directors serving as Audit and Supervisory Committee Members).

(3)

The Company establishes a Compliance Committee to oversee matters related to compliance (legal compliance) and internal control. In addition, the Compliance Committee collaborates with lawyers and other outside experts to ensure that business activities are conducted in accordance with high ethical standards, and to ensure the legality of the corporate governance system and its operation.

2)	System for storing and managing information related to the execution of duties by Directors

(1)

The minutes of general meeting of shareholders, Board of Director’s meetings and other important meetings along with any and all related materials are stored and managed by a designated department and retained for a period of ten years under conditions that facilitate examination whenever necessary.

(2)

The Company utilizes tools to improve the security of in-house information networks and performs careful and timely reviews of its Rules for Information Security Management. Concurrently, the Company encourages information sharing within the organization and maintains systems to prevent leaks of confidential information.

3)	Rules and system for managing the risk of loss

(1)	The Compliance Committee analyzes and evaluate lateral risks from a compliance standpoint for the entire Group companies and examine potential measures for dealing with such risks.

(2)	Efforts are made to swiftly and accurately systemize rules and instruction manuals and standardize business practices to minimize operational risk.

(3)

Organizational and operating structures are swiftly and effectively established to control risks associated with procedures, including financial accounting, purchasing, sales, store operation, and legal issues, which serve to minimize operational risks.

4)	System ensuring efficient execution of duties by Directors

(1)	Rules related to organizational structures are reviewed and updated in a timely and appropriate manner to clarify the division of Director’s duties and respective oversight authority.

(2)	Organizational and administrative systems are revised when necessary to meet changes in the business environment.

5)	System ensuring the execution of duties by employees complies with the Company’s Articles of Incorporation and prevailing laws and regulations

(1)	The Compliance Committee promotes compliance and ensures thorough adherence to stated practices, in accordance with resolutions by the Board of Directors.

(2)

The Compliance Committee formulates plans that include education on issues related to compliance, and the Compliance Office handles the administrative aspect of these activities based on instructions from the Compliance Committee.

(3)

The Company maintains a whistle-blower system, dubbed “the Compliance Hotline,” which enables employees and business partners of the Group to directly report questionable conduct—which are possible violations of the law, regulations, or in-house rules—directly to an outside entity or an in-house point of contact with complete confidentiality. Concerted efforts are made to promote awareness of this system to ensure that it continues to function effectively. The Company makes it a top priority to protect individuals that report an actual or possible violation from any sort of disadvantage for bringing potential infractions to light.

6)	System ensuring the appropriateness of operations at the Company and at its subsidiaries

(1)	The status of the execution of business by each Group company must be reported to the Board of Directors of the Company in a timely and appropriate manner.

(2)

To confirm the proper execution of operations at Group companies, the Internal Audit Division works with each company to determine progress in establishing internal controls. To further improve the internal control system, the Compliance Committee provides instruction and support as required, based on a shared understanding of internal control measures within the Group.

(3)

To confirm the proper execution of operations at Group companies, the Company has prepared “Rules for Management of Affiliated Companies.” These rules provide guidelines for monitoring business activities at Group companies.

7)	Issues pertaining to employees that assist the Audit and Supervisory Committee when such assistance is required

The Company established an office of the Audit and Supervisory Committee (Auditors’ Office) with staff exclusively dedicated to assisting the Audit and Supervisory Committee in its duty as required.

8)

Matters related to the independence of employees that are to assist the Audit and Supervisory Committee with its duty from Directors (excluding Directors serving as Audit and Supervisory Committee Members) and matters related to ensuring the effectiveness of instruction from the Audit and Supervisory Committee to such employees

(1)	Any personnel matters (including treatment and disciplinary action) pertaining to Auditors’ Office staff must be reported first to the Audit and Supervisory Committee.

(2)

If a staff member of the Auditors’ Office concurrently performs administrative tasks in another division, priority shall be given to requests from the Audit and Supervisory Committee when the instructions are deemed necessary in the course of auditing activities. In addition, the supervisor in the other division where the individual with concurrent duties is assigned will extend the necessary support if requests are made to facilitate implementation of the Audit and Supervisory Committee’s instructions.

9)

System for submitting reports to the Audit and Supervisory Committee, which includes the system for Directors (excluding Directors serving as Audit and Supervisory Committee Members) and employees to report to the Audit and Supervisory Committee

(1)	The Internal Audit Division provides the Audit and Supervisory Committee with timely and accurate updates on the implementation of internal controls.

(2)

Directors (excluding Directors serving as Audit and Supervisory Committee Members) and employees of the Company and of Group companies shall promptly inform the Audit and Supervisory Committee of any important issues that impact, or may impact, the operations of the Company or any Group company.

(3)

Directors (excluding Directors serving as Audit and Supervisory Committee Members) and employees of the Company and of Group companies must respond promptly when asked by the Audit and Supervisory Committee or the Auditors’ Office to provide information about the status of operations, assets, or other corporate matters.

(4)	The Company prohibits unfavorable treatment of anyone on the basis of a report given to the Audit and Supervisory Committee concerning information related to the aforementioned matters.

10)	Other: Systems for ensuring the effectiveness of audits by the Audit and Supervisory Committee

(1)

Opportunities are provided for the Audit and Supervisory Committee to communicate with Directors (excluding Directors serving as Audit and Supervisory Committee Members) of the Company as well as the directors and audit and supervisory board members of Group companies to make audits as effective as possible. The Audit and Supervisory Committee keeps close ties with the Internal Audit Division and looks over internal audit reports to complement standard audits performed in line with in-house rules. Also, when the Accounting Auditor submits an audit report, the Audit and Supervisory Committee confirms the appropriateness of the content therein.

(2)	The Audit and Supervisory Committee is informed on a regular basis of how the Compliance Hotline is operating.

(3)

Payments of costs incurred in the process of executing the required duties of a Director serving as an Audit and Supervisory Committee Member shall be addressed promptly upon submission of a payment request.

(2)	Overview of the operational status of the system ensuring the appropriateness of operations

The following is an overview of the operational status of the internal control system during the fiscal year under review based on the fundamental policy for its establishment.

1)	System ensuring the execution of duties by Directors complies with the Company’s Articles of Incorporation and prevailing laws and regulations

The Company has established the fundamental policy for the establishment of internal control system to ensure the appropriateness of operations at the Group. At the same time, the Company swiftly and accurately systemizes rules and instruction manuals and standardizes business practices, thereby working to ensure the appropriateness of operations and enhance corporate value.

The Company continuously establishes internal control system and monitors the operational status on an annual basis. Furthermore, based on the results of monitoring and other factors, the Company continuously works to improve and strengthen our internal control system. At its Board of Directors meeting held on October 1, 2021, the Company reviewed and adopted the fundamental policy for the establishment of internal control system, taking these factors into account.

2)	Compliance system and system for managing the risk of loss

The Company has appointed a Compliance Officer to oversee matters related to compliance (legal compliance) and internal control. The Compliance Officer, in cooperation with the Compliance Committee, lawyers, and other outside experts, analyzes and evaluates lateral risks from a compliance standpoint for the entire Group companies and provides training on issues related to compliance.

The Company has also maintained a whistle-blower system, dubbed “the Compliance Hotline,” which enables employees and business partners of the Group to directly report questionable conduct—which are possible violations of the law, regulations, or in-house rules—directly to an outside entity or an in-house point of contact with complete confidentiality. The findings are then reported to the Board of Directors and the Audit and Supervisory Committee of the Company in a timely and appropriate manner. Moreover, accounting matters are regularly audited by the Accounting Auditor, and advice and guidance are provided in a timely manner by lawyers for legal matters and tax accountants for tax matters.

3)	System ensuring the appropriateness of operations at the Company and at its subsidiaries

The status of the execution of business by each Group company is reported to the Board of Directors and the Audit and Supervisory Committee of the Company in a timely and appropriate manner and the Internal Audit Division works with each company to determine progress in establishing internal controls. To further improve the internal control system, the Compliance Committee provides instruction and support as required, based on a shared understanding of internal control measures within the Group. In addition, to confirm the proper execution of operations at Group companies, the Company has prepared “Rules for Management of Affiliated Companies.” These rules provide guidelines for monitoring business activities at Group companies.

4)	Other: Systems for ensuring the effectiveness of audits by the Audit and Supervisory Committee

Opportunities are provided for the Audit and Supervisory Committee to communicate with Directors (excluding Directors serving as Audit and Supervisory Committee Members) of the Company as well as the directors and audit and supervisory board members of Group companies and any important issues that impact, or may impact, the operations of the Company or any Group company are promptly reported to the Audit and Supervisory Committee to make audits as effective as possible.

The Audit and Supervisory Committee keeps close ties with the Internal Audit Division and looks over internal audit reports to complement standard audits performed in line with in-house rules. When the Accounting Auditor submits an audit report, the Audit and Supervisory Committee conducts a review of the appropriateness of the content therein.

(3)	Measures to prevent transactions with antisocial forces

The Group has defined the following policies for non-association with antisocial forces and has established internal systems in this regard.

1)

Neither the Company nor any Group company will respond to inappropriate requests or any other form of request from antisocial forces and will cancel business dealings if the counterparty is found to be an individual, business, organization or any other type of entity with ties to antisocial forces.

2)

To deal with any persistent approach by antisocial forces to engage in inappropriate activity, the Company established the Risk Management Division to oversee measures to prevent relationships with antisocial forces and undertakes in-house training to address any questionable activities.

3)

The Risk Management Division collects information through its close ties with the police, legal counsel and other external organizations specialized in dealing with antisocial forces. In addition, a special position has been set up within the Company to deal with inappropriate requests and an internal structure is in place, along with intranet, to expedite responses in the event a situation arises.

(Note)	Amounts shown in this business report are rounded down to the unit used for presentation, and the ratios are rounded to the nearest unit used for presentation.

Consolidated Balance Sheets

(As of June 30, 2025)

(Millions of yen)

Account items	Amount	Account items	Amount
Assets		Liabilities
Current assets	527,990	Current liabilities	441,593
Cash and deposits	171,958	Notes and accounts payable - trade	194,883
Notes and accounts receivable - trade	18,956	Current portion of long-term borrowings	56,375
Accounts receivable - installment	57,749	Current portion of bonds payable	20,650
Operating loans	9,456	Accounts payable - other	57,483
Merchandise and finished goods	224,902	Lease liabilities	2,839
Prepaid expenses	9,476	Accrued expenses	29,540
Deposits paid	5,764	Deposits received	13,396
Other	35,367	Income taxes payable	29,299
Allowance for doubtful accounts	(5,637)	Provision for point card certificates	1,598
Non-current assets	983,036	Contract liabilities	20,055
Property, plant and equipment	717,985	Other	15,475
Buildings and structures	295,714	Non-current liabilities	445,389
Tools, furniture and fixtures	37,895	Bonds payable	170,425
Land	354,219	Long-term borrowings	156,929
Right-of-use assets	24,934	Lease liabilities	35,370
Other	5,222	Asset retirement obligations	32,077
Intangible assets	103,590	Other	50,588

Goodwill	62,853	Total liabilities	886,982

Other	40,738	Net assets
Investments and other assets	161,461	Shareholders’ equity	590,294
Investment securities	37,901	Share capital	23,689
Long-term prepaid expenses	4,460	Capital surplus	17,810
Retirement benefit asset	18,355	Retained earnings	629,753
Deferred tax assets	28,042	Treasury shares	(80,957)
Leasehold and guarantee deposits	68,226	Accumulated other comprehensive income	15,460
Other	5,617	Valuation difference on available-for-sale securities	3,161
Allowance for doubtful accounts	(1,140)	Foreign currency translation adjustment	11,656
		Remeasurements of defined benefit plans	643
		Share acquisition rights	2,080
		Non-controlling interests	16,210

		Total net assets	624,044

Total assets	1,511,026	Total liabilities and net assets	1,511,026

(Note) Amounts shown are rounded to the nearest million yen.

Consolidated Statements of Income (From July 1, 2024 to June 30, 2025) (Millions of yen)
Account items	Amount
Net sales		2,246,758
Cost of sales		1,530,025

Gross profit		716,733
Selling, general and administrative expenses		554,437

Operating income		162,296
Non-operating income
Interest and dividend income	1,326
Share of profit of entities accounted for using equity method	615
Penalty income	519
Other	5,788	8,249

Non-operating expenses
Interest expenses paid on loans and bonds	6,403
Foreign exchange losses	4,619
Other	981	12,002

Ordinary profit		158,542
Extraordinary income
Gain on sale of non-current assets	216
Reversal of provision for loss on store closings	798
Other	10	1,023

Extraordinary losses
Impairment losses	18,467
Loss on retirement of non-current assets	1,507
Loss on store closings	1,745
Loss on disaster	52
Other	884	22,655

Profit before income taxes		136,910
Income taxes - current		48,276
Income taxes - deferred		(2,718)

Profit		91,352

Profit attributable to non-controlling interests		840

Profit attributable to owners of parent		90,512

(Note) Amounts shown are rounded to the nearest million yen.

Consolidated Statements of Changes in Net Assets

(From July 1, 2024 to June 30, 2025)

(Millions of yen)

	Shareholders’ equity
	Share capital	Capital surplus	Retained earnings	Treasury shares	Total shareholders’ equity
Balance at beginning of period	23,358	17,659	559,538	(80,956)	519,778
Changes of items during period
Issuance of new shares	151	151			302
Dividends of surplus			(20,297)		(20,297)
Profit attributable to owners of parent			90,512		90,512
Purchase of treasury shares				(1)	(1)
Capital increase of consolidated subsidiaries
Decrease in consolidated subsidiaries - non-controlling interests
Net changes in items other than shareholders’ equity
Total changes of items during period	151	151	70,215	(1)	70,516

Balance at end of period	23,689	17,810	629,753	(80,957)	590,294

	Accumulated other comprehensive income				Share acquisition rights	Non-controlling interests	Total net assets
	Valuation difference on available-for-sale securities	Foreign currency translation adjustment	Remeasure- ments of defined benefit plans	Total accumulated other comprehen- sive income
Balance at beginning of period	2,126	13,857	733	16,716	1,442	9,066	547,003
Changes of items during period
Issuance of new shares							302
Dividends of surplus							(20,297)
Profit attributable to owners of parent							90,512
Purchase of treasury shares							(1)
Capital increase of consolidated subsidiaries						6,120	6,120
Decrease in consolidated subsidiaries - non-controlling interests						(86)	(86)
Net changes in items other than shareholders’ equity	1,036	(2,201)	(90)	(1,256)	638	1,111	492
Total changes of items during period	1,036	(2,201)	(90)	(1,256)	638	7,144	77,041

Balance at end of period	3,161	11,656	643	15,460	2,080	16,210	624,044

(Note) Amounts shown are rounded to the nearest million yen.

Notes to the Consolidated Financial Statements

1.	Notes on Significant Matters that Serve as the Basis for Preparation of Consolidated Financial Statements, Etc.

(1)	Scope of consolidation

(i)	Consolidated subsidiaries

Number of consolidated subsidiaries	73

Names of consolidated subsidiaries	Don Quijote Co., Ltd.
UNY Co., Ltd.
Nagasakiya Co., Ltd.
UD Retail Co., Ltd.
Japan Asset Marketing Co., Ltd.
Pan Pacific International Financial Service Corporation
UCS Co., Ltd.
Japan Commercial Establishment Co., Ltd.
Pan Pacific Retail Management (Singapore) Pte. Ltd.
Pan Pacific Retail Management (Hong Kong) Co., Ltd.
Don Quijote (USA) Co., Ltd.
MARUKAI CORPORATION
QSI, Inc.
Gelson’s Markets
And 59 other consolidated subsidiaries

During the fiscal year under review, the Company acquired all shares of Mikuni Restaurant Group, Inc. and included it in the scope of consolidation. In addition, the Company established Vanshow USA Co. and Vanshow California and included them in the scope of consolidation.

During the fiscal year under review, three companies were excluded from the scope of consolidation due to the completion of liquidation.

(ii)	Non-consolidated subsidiaries

Number of non-consolidated subsidiaries 11

11 non-consolidated subsidiaries are excluded from the scope of consolidation due to the scale of their business, and total assets, net sales, profit or loss (amount corresponding to equity interest), and retained earnings (amount corresponding to equity interest) not having a material effect on the consolidated financial statements.

(2)	Application of the equity method

(i)	Non-consolidated subsidiaries and affiliates accounted for using equity method

Number of affiliates accounted for using equity method	2

Names of affiliates accounted for using equity method	Accretive Co., Ltd.
Kanemi Co., Ltd.

(ii)	Non-consolidated subsidiaries and affiliates not accounted for using equity method

11 non-consolidated subsidiaries and five affiliates are excluded from the scope of application of the equity method, because such exclusion has only an immaterial effect on the consolidated financial statements in terms of each company’s profit or loss (amount corresponding to the Company’s ownership interest) and retained earnings (amount corresponding to the Company’s ownership interest), and they have no significance as a whole.

(3)	Fiscal year-ends of consolidated subsidiaries

Of the consolidated subsidiaries, Don Quijote (USA) Co., Ltd. and 25 other companies have fiscal year-ends that differ from the consolidated fiscal year-end, but as the gap among the respective closing dates is not more than three months, the financial statements of these subsidiaries are used in the preparation of the consolidated financial statements.

However, necessary adjustments are made for the effects of significant transactions that occur during the gap between the fiscal year-ends of these subsidiaries and the consolidated fiscal year-end on June 30.

Of the consolidated subsidiaries, seven companies have fiscal year-ends that differ from the consolidated fiscal year-end by more than three months. Consequently, financial statements based on a provisional settlement of accounts on the consolidated closing date are used in the preparation of the consolidated financial statements.

Of the consolidated subsidiaries, Japan Asset Marketing Co., Ltd. and 13 other companies have fiscal year-ends that differ from the consolidated fiscal year-end. Consequently, financial statements based on a provisional settlement of accounts on the consolidated closing date are used in the preparation of the consolidate financial statements, as this would provide more appropriate management information.

(4)	Accounting policies

(i)	Basis and method of valuation of significant assets

i)	Basis and method of valuation of securities

Shares of subsidiaries and affiliates	Cost method by determining the cost using the moving average method

Available-for-sale securities

Securities other than stocks that do not have quoted market prices

Fair value method (The amounts of unrealized gains or losses from such securities, after accounting for tax effects, are presented in net assets. Costs of securities sold are calculated using the moving average method.)

Stocks that do not have quoted market prices

Cost method by determining the cost using the moving average method

ii)	Basis and method of valuation of derivatives

Fair value method

iii)	Basis and method of valuation of inventories

Merchandise	Cost method by determining the cost mainly using the moving average method
(The amounts on the consolidated balance sheets are calculated using a method of writing down the book value due to a decline in profitability.)
For fresh food, cost method by determining the cost using the last purchased price method

(ii)	Depreciation method for significant depreciable assets

i)	Property, plant and equipment (excluding lease assets and right-of-use assets)

The declining-balance method is used for calculation of depreciation.

However, the Company and its domestic consolidated subsidiaries use the straight-line method for buildings (excluding facilities attached to buildings) acquired on or after April 1, 1998 and facilities attached to buildings and structures acquired on or after April 1, 2016.

UNY Co., Ltd. and four other consolidated companies and foreign consolidated subsidiaries use the straight-line method.

The useful life and residual value are determined in accordance with the Corporation Tax Act of Japan.

ii)	Intangible assets (excluding lease assets)

Straight-line method

Software for internal use is amortized using the straight-line method over an estimated internal useful life of five years.

iii)	Lease assets and right-of-use assets

Lease assets and right-of-use assets are depreciated using the straight-line method over the lease term with no residual value.

iv) Long-term prepaid expenses	Straight-line method

(iii)	Accounting treatment for deferred assets

i)	Share issuance costs	Expense as incurred

ii)	Bond issuance costs	Expense as incurred

(iv)	Basis for significant provision and allowance

i)	Allowance for doubtful accounts	To prepare for bad debt expenses such as accounts receivable and loans receivable, an estimated uncollectable amount is provided at the amount estimated by either using the actual historical rate of credit loss and certain method based on the actual historical rate of credit loss for general receivables, or based on individual consideration of collectability for specific receivables such as highly doubtful receivables. For foreign consolidated subsidiaries, the estimated uncollectible amount is provided mainly for certain receivables.

ii)	Provision for point card certificates	Provision for point card certificates is provided for the use of points given to members of credit cards, etc. at the amount expected to be used. The amount is estimated based on historical redemption experience and other factors.

(v)	Accounting treatment for retirement benefits

i)	Allocation method of attributing expected benefits to period

In calculating retirement benefit obligations, the benefit formula method is used to allocate expected retirement payments to the period up to the current fiscal year-end.

ii)	Treatment for actuarial differences and past service costs

Past service cost is amortized by the straight-line method over a period of ten years which is shorter than the average remaining years of service of the eligible employees when incurred.

Actuarial differences are amortized commencing in the following years after the differences are recognized by the straight-line method over a period of ten years which are shorter than the average remaining years of service of the eligible employees when incurred in each fiscal year.

As of the end of the fiscal year under review, since the amount of pension assets exceeds the amount of retirement benefit obligations, the excess amount is recognized as a retirement benefit asset and presented on the consolidated balance sheets under investments and other assets.

(vi)	Revenue and expense recognition standards

The details of the main performance obligations in the major businesses related to revenue from contracts with customers of the Company and its consolidated subsidiaries and the timing at which these performance obligations are typically satisfied (when revenue is typically recognized) are as follows:

i)	Sale of products

Revenue from sale of products in the Domestic business, North America business, and Asia business is recognized when products are transferred to a customer.

Revenue from sale of products in which the Company and its consolidated subsidiaries are deemed to be an agent is recognized at the net amount of the amount received in exchange for the products provided by the other party less the amount to be paid to the other party concerned.

ii)	Tenant leasing

In the Domestic business, North America business, and Asia business, the Company rents floor space in shopping malls and stores to tenants, and revenue is recognized from rental transactions in accordance with the Accounting Standards Board of Japan (ASBJ) Statement No. 13 “Accounting Standard for Lease Transactions” and other standards.

iii)	Financial income

Financial income in the Domestic business consists of credit fees and commissions from finance services, and revenue is recognized in accordance with the ASBJ Statement No. 10 “Accounting Standards for Financial Instruments” and other standards.

(vii)

Basis for foreign currency translation of significant assets and liabilities denominated in foreign currencies into Japanese yen adopted in preparing financial statements of consolidated subsidiaries, which served as the basis for preparation of consolidated financial statements

Monetary receivables and payables denominated in foreign currencies are translated into Japanese yen at the spot exchange rate prevailing as of the consolidated fiscal year-end date, and translation differences are accounted for as profit or loss.

Assets and liabilities of foreign consolidated subsidiaries are translated into Japanese yen at the spot exchange rate prevailing as of the consolidated fiscal year-end date, and their revenue and expenses are translated into Japanese yen at the average exchange rate during the period. Translation differences are recognized as foreign currency translation adjustment under net assets.

(viii)	Method and period of amortizing goodwill

Goodwill is amortized using the straight-line method over the reasonably estimated period in which investment effects will be revealed.

2.	Notes on Changes in Accounting Policies

(Application of the “Accounting Standard for Current Income Taxes,” etc.)

From the beginning of the fiscal year under review, the Group has adopted the “Accounting Standard for Current Income Taxes” (ASBJ Statement No. 27, October 28, 2022; the “2022 Revised Accounting Standard”), etc.

Regarding the amendments to the classification of income taxes (taxation applicable to other comprehensive income), the Group has followed the transitional treatment prescribed in the proviso to paragraph 20-3 of the 2022 Revised Accounting Standard and the transitional treatment prescribed in the proviso to paragraph 65-2(2) of the “Guidance on Accounting Standard for Tax Effect Accounting” (ASBJ Guidance No. 28, October 28, 2022; the “2022 Revised Implementation Guidance”). This change in accounting methods has no impact on the consolidated financial statements.

In addition, with respect to the amendments related to the revision of the treatment in the consolidated financial statements when tax deferral is applied to gains and losses arising from the sale of shares of subsidiaries, etc. among consolidated companies, the Group has applied the 2022 Revised Implementation Guidance from the beginning of the fiscal year under review. This change in accounting methods has no impact on the consolidated financial statements.

3.	Notes on Significant Accounting Estimates

1.	Loss on valuation of inventories

(1)	Amount presented on the consolidated statements of income for the fiscal year under review

(Millions of yen)
Fiscal year under review
Loss on valuation of inventories included in cost of sales	1,776

The book value of merchandise and finished goods on the consolidated balance sheets is ¥224,902 million.

(2)	Information on the details of significant accounting estimates of identified item

(i)	Method of calculating the amount of loss on valuation of inventories

If the net selling value of inventories is lower than their book value, the difference is recognized as a loss on valuation of inventories. The Company writes down the book value of inventories on a systematic basis that have been unsold and no longer part of the normal operating cycle process, and records a loss on valuation.

(ii)	Major assumptions used in significant accounting estimates

In calculating a loss on valuation of inventories that have been unsold and no longer part of the normal operating cycle process, the Company identifies products whose turnover ratio becomes lower than a certain ratio, and writes down the book value of the identified products on a systematic basis by a depreciation rate that is determined based on such factors as the previous sales record of the product group to which the identified products belong, the quantity of inventories, and future sales plans.

(iii)	Impacts on the consolidated financial statements for the following fiscal year

The aforementioned estimates and assumptions involve a high degree of uncertainty because they are affected by deterioration of market environments, changes in consumer preferences and lifestyles, and other factors. Therefore, depending on the future circumstances, an additional loss on valuation of inventories may arise in the following fiscal year.

2.	Impairment of non-current assets

(1)	Amount presented on the consolidated statements of income for the fiscal year under review

(Millions of yen)
Fiscal year under review
Impairment losses	18,467

On the consolidated balance sheets, the book value of property, plant and equipment is ¥717,985 million, and the book value of intangible assets is ¥103,590 million.

(2)	Information on the details of significant accounting estimates of identified item

(i)	Method of calculating the amount of impairment loss

The Group categorizes its assets by store and operating division as the smallest group of assets that generates cash flows. The Group determines whether or not there is any indication of impairment of rental properties and idle assets on an individual property basis. If any such indication exists, the Group determines whether or not it needs to recognize an impairment loss. As a result of such determination, if the Group needs to recognize an impairment loss, it reduces the book value of the asset to its recoverable amount, and recognizes the reduction as an impairment loss.

The Group determines that its assets have an indication of impairment when a store’s profitability declines due to a seriously deteriorating operating environment and other factors; a store continuously generates losses from its operating activities; a property or store whose market price significantly declines; and a store that has been newly opened or is scheduled to be newly opened generates losses from its operating activities that exceed initial expectations, and is expected to continue to generate losses from its operating activities.

The Group determines that it needs to recognize an impairment loss of a property or store that has any indication of impairment when the total amount of undiscounted future cash flows is lower than the book value of the property or store.

The recoverable amount of each asset is determined to be the higher of either its net selling value or value in use. The net selling value is calculated based on factors such as the appraisal value by a real estate appraiser.

(ii)	Major assumptions used in significant accounting estimates

Based on its past sales results, the Group takes into account changes in commercial zones, influences by competitors’ stores, the operating environment, and other factors, forecasts future net sales and operating income and expenses by store, and calculates future cash flows.

(iii)	Impacts on the consolidated financial statements for the following fiscal year

The aforementioned estimates and assumptions involve a high degree of uncertainty because they are affected by the future operating environment and changes in market trends. Therefore, depending on the future circumstances, an additional impairment loss may arise in the following fiscal year.

3.	Recoverability of deferred tax assets

(1)	Amount presented on the consolidated balance sheets for the fiscal year under review

(Millions of yen)
Fiscal year under review
Deferred tax assets	28,042

(2)	Information on the details of significant accounting estimates of identified item

(i)	Method of calculating the amount of deferred tax assets

According to standards such as the “Accounting Standard for Tax Effect Accounting” and the “Implementation Guidance on Recoverability of Deferred Tax Assets,” the Group assesses and calculates the recoverability of deferred tax assets for future deductible temporary differences and net operating loss carryforward, based on the estimates of the future taxable income predicted on a Group company basis.

(ii)	Major assumptions used in significant accounting estimates

The Group calculates the future taxable income considering the impacts of such factors as individual sales initiatives and changes in customer trends based on the past sales results of each Group company.

(iii)	Impacts on the consolidated financial statements for the following fiscal year

The aforementioned estimates and assumptions involve a high degree of uncertainty because they are affected by the future operating environment and changes in market trends. Therefore, depending on the future circumstances, deferred tax assets may fluctuate and impact income taxes - deferred in the following fiscal year.

4.	Notes to the Consolidated Balance Sheets

(1)	Assets pledged as collateral and liabilities corresponding to assets pledged as collateral

(i)	Assets pledged as collateral

Cash and deposits	¥2,651 million
Merchandise and finished goods	¥526 million
Buildings and structures	¥742 million
Land	¥2,190 million
Other	¥342 million

Total	¥6,451 million

(ii)	Liabilities corresponding to assets pledged as collateral

Current liabilities (Other)	¥67 million
Non-current liabilities (Other)	¥797 million

Total	¥864 million

(2)	Accumulated depreciation of property, plant and equipment

¥326,048 million

(3)	Retroactive obligations due to securitization of receivables

¥5,775 million

(4)

The Company and its consolidated subsidiaries entered into bank overdraft agreements with 39 banks to ensure the procurement of efficient funds as working capital. The unused balance under these agreements at the end of the fiscal year under review is as follows:

Total credit line for bank overdraft	¥36,910 million
Bank loans arranged	—

Unused balance	¥36,910 million

(5)

The Company has entered into loan commitment agreements with three banks to ensure the procurement of efficient funds as working capital. The unused balance under these agreements at the end of the fiscal year under review is as follows:

Total amount of loan commitment	¥30,000 million
Bank loans arranged	—

Unused balance	¥30,000 million

(6)	UCS Co., Ltd., a consolidated subsidiary of the Company, engages in the credit card cash advance service business. The unused amount of credit lines given is as follows:

Total amount of loan commitment	¥511,430 million
Loan receivables from cash advances	¥9,219 million

Unused balance	¥502,211 million

As the credit lines are mostly given to credit card holders of UCS Co., Ltd. for cash advances of credit cards, the amount of all unused balance is not always executed as loan receivables.

(7)

The Company signed syndicated loan agreements with 16 financial institutions totaling ¥20,000 million. These agreements include financial covenants based on certain indices calculated from net assets on the consolidated balance sheets.

The unused balance under these agreements at the end of the fiscal year under review is as follows:

Balance of loan payables based on syndicated loan agreements	¥20,000 million

5.	Notes to the Consolidated Statements of Income

(1)

The balance of inventories at the fiscal year-end shows the amount after writing down the book value due to a decline in profitability. The following amount of loss on valuation of inventories is included in cost of sales.

¥1,776 million

(2)	Breakdown of impairment losses

The Group recognized impairment loss on the following asset groups:

Region	Usage	Asset Type	Impairment
Hokkaido	Store facilities	Buildings and structures; tools, furniture and fixtures	¥546 million
Kanto	Store facilities	Buildings and structures; tools, furniture and fixtures; land; intangible assets (other); long-term prepaid expenses	¥1,063 million
Chubu	Store facilities	Buildings and structures; tools, furniture and fixtures	¥138 million
Kinki	Store facilities	Buildings and structures; tools, furniture and fixtures	¥736 million
Asia	Store facilities	Buildings and structures; tools, furniture and fixtures; intangible assets (other)	¥1,029 million
North America	Store facilities	Buildings and structures; tools, furniture and fixtures; property, plant and equipment (other); land; right-of-use assets; intangible assets (other)	¥14,955 million
Total			¥18,467 million

The Group categorizes its assets by store and operating division, which are the minimum cash-generating units. For rental properties and idle assets, each property is regarded as a minimum cash-generating unit.

In the fiscal year under review, the Group reduced the book value of assets to their recoverable amounts for stores whose profitability declined or stores that continuously generated losses from their operating activities. The amounts of these reductions were recorded as an impairment loss (¥13,060 million for buildings and structures, ¥2,383 million for tools, furniture and fixtures, ¥2 million for property, plant and equipment (other), ¥109 million for land, ¥1,946 million for right-of-use assets, ¥962 million for intangible assets (other), ¥6 million for long-term prepaid expenses under extraordinary losses). The recoverable amounts of these asset groups were determined to be the higher of their net selling value or value in use. The net selling value was mainly based on the appraisal value by a real estate appraiser, whereas the value in use is calculated by discounting the estimated future cash flows by 5.1%. If the value in use based on estimated future cash flows was negative, the Group recognized the recoverable amounts as zero.

6.	Notes to the Consolidated Statements of Comprehensive Income

(1)	Matters regarding total number of issued shares

Class of shares	Beginning of the fiscal year	Increase during the fiscal year	Decrease during the fiscal year	Number of shares at end of the fiscal year
Common shares	635,028,540 shares	324,800 shares	— shares	635,353,340 shares

Note:	The breakdown of the increase is as follows.
	Increase due to exercise of stock options	324,800 shares

(2)	Matters regarding treasury shares

Class of shares	Beginning of the fiscal year	Increase during the fiscal year	Decrease during the fiscal year	Number of shares at end of the fiscal year
Common shares	38,073,252 shares	169 shares	— shares	38,073,421 shares

Note:	The breakdown of the increase is as follows.
	Increase due to the purchase of shares less than one unit	169 shares

(3)	Matters regarding dividends of surplus

(i)	Dividends paid, etc.

i)	Matters regarding dividends by a resolution at the 44th Ordinary General Meeting of Shareholders held on September 27, 2024

• Total amount of dividends	¥14,924 million
• Dividends per share	¥25.00
• Record date	June 30, 2024
• Effective date	September 30, 2024

Note:	The dividends per share include a commemorative dividend of ¥9.0 per share to celebrate consolidated net sales surpassing the ¥2 trillion mark.

ii)	Matters regarding dividends by a resolution at the Board of Directors meeting held on February 13, 2025

• Total amount of dividends	¥5,374 million
• Dividends per share	¥9.00
• Record date	December 31, 2024
• Effective date	March 25, 2025

(ii)	Dividends with a record date during the fiscal year under review, but with an effective date subsequent to the fiscal year under review

The following proposal regarding dividends on common shares is scheduled to be submitted at the Ordinary General Meeting of Shareholders to be held on September 26, 2025.

• Total amount of dividends	¥15,529 million
• Source of dividends	Retained earnings
• Dividends per share	¥26.00
• Record date	June 30, 2025
• Effective date	September 29, 2025

(4)	Matters regarding share acquisition rights as of the end of the fiscal year under review (excluding those for which the first day of the exercise period has not yet arrived)

	1st Series of Share-based Compensation Stock Acquisition Rights	2nd Series of Share-based Compensation Stock Acquisition Rights	3rd Series of Share-based Compensation Stock Acquisition Rights
Class of shares subject to rights	Common shares	Common shares	Common shares
Number of shares subject to rights	2,400 shares	2,400 shares	20,000 shares

	4th Series of Share-based Compensation Stock Acquisition Rights	5th Series of Share-based Compensation Stock Acquisition Rights	1st Series of Paid-in Share Acquisition Rights
Class of shares subject to rights	Common shares	Common shares	Common shares
Number of shares subject to rights	40,000 shares	80,000 shares	1,240,800 shares

7th Series of Share-based Compensation Stock Acquisition Rights
Class of shares subject to rights	Common shares
Number of shares subject to rights	16,400 shares

7.	Notes on Financial Instruments

(1)	Status of financial instruments

(i)	Policy on financial instruments

The Group’s basic policy for management of surplus funds is to give priority to low risk financial assets, investing only in short-term financial instruments. For fund procurement, the Group raises funds mainly through bank loans. The Group uses derivative instruments to minimize exposure to fluctuations in foreign currency exchange and interest rates.

(ii)	Financial instruments, associated risks, and risk management systems

Notes and accounts receivable - trade are mainly due from credit companies. They are exposed to credit risk, although the Group believes that the credit risk related to these credit companies is minimal. For operating receivables other than those due from credit companies, the Group manages them individually through monitoring and other measures.

Accounts receivable - installment and operating loans are exposed to credit risk arising from customer default. The Group manages such risk by establishing the credit management system including credit approvals, credit limit setting, and credit information monitoring.

Securities are exposed mostly to market fluctuation risk, credit risk, and liquidity risk. The Group manages and controls exposures to the risks in accordance with its internal rules for managing securities. Significant transactions of securities require prior consultation with the Investment Committee and approval of the Board of Directors.

Lease liabilities are primarily for the purchase of right-of-use assets and exposed to liquidity risk.

Long-term borrowings and bond payable provide funds primarily for capital investment and for working capital. Some long-term borrowings denominated in foreign currencies are exposed to foreign exchange risk. In order to avoid any losses arising from the fluctuation of foreign currencies, derivatives (interest rate currency swaps) are utilized for individual contracts as hedging instruments.

With regard to the execution and management of derivative transactions, the Group manages and operates derivative transactions in accordance with its internal rules for managing securities. Significant transactions of derivative instruments require prior consultation with the Investment Committee and approval of the Board of Directors. The Group believes that the credit risk is limited since the only counterparties to such derivative transactions are financial institutions with a high credit rating.

Trade payables and borrowings are exposed to liquidity risk. The Group manages liquidity risk through such measures as monthly planning of cash flows by each Group company.

Leasehold and guarantee deposits are mainly related to leasing properties for stores. They are exposed to the credit risk of lessors. The Group performs credit checks before concluding lease agreements and monitors creditworthiness of their counterparts regularly to limit the credit risk.

(iii)	Supplementary information on fair value, etc. of financial instruments

The fair value of financial instruments includes amounts based on quoted market prices, as well as amounts reasonably estimated when quoted market prices are not available. Since the estimate of such amounts takes into account variable factors, the amounts may change depending on the different assumptions and other factors.

(2)	Fair value, etc. of financial instruments

The carrying amounts on the consolidated balance sheets, fair values, and respective differences as of June 30, 2025 (consolidated fiscal year-end for the current period) are presented below. Please note that stocks that do not have quoted market prices are not included in the table below (see Note). Note that “Cash and deposits,” “Notes and accounts receivable—trade,” “Deposits paid,” “Notes and accounts payable - trade,” “Accounts payable - other,” “Accrued expenses,” “Deposits received,” and “Income taxes payables” have been omitted, as these are cash-based and settled in a short period of time, and the carrying amounts therefore approximates fair value.

	Carrying amounts on the consolidated balance sheets (Millions of yen)	Fair value (Millions of yen)	Difference (Millions of yen)
(1) Accounts receivable - installment	57,749
Allowance for doubtful accounts (*1)	(4,484)
Deferred installment income (*2)	(213)
	53,053	60,086	7,034
(2) Operating loans	9,456
Allowance for doubtful accounts (*1)	(783)
	8,673	10,801	2,128
(3) Investment securities
(i) Available-for-sale securities	17,498	17,498	—
(ii) Shares of subsidiaries and associates	12,510	12,674	164
(4) Leasehold and guarantee deposits	68,226
Allowance for doubtful accounts (*1)	(878)
	67,348	66,749	(600)

Total assets	159,081	167,808	8,726

	Carrying amounts on the consolidated balance sheets (Millions of yen)		Fair value (Millions of yen)		Difference (Millions of yen)
(1) Current portion of long-term borrowings	56,375		56,341		(34)
(2) Current portion of bond payable	20,650		20,597		(53)
(3) Lease liabilities (Current liabilities)	2,839		2,847		9
(4) Bond payable	170,425		168,590		(1,835)
(5) Long-term borrowings	156,929		156,220		(709)
(6) Lease liabilities (Non-current liabilities)	35,370		35,176		(194)

Total liabilities	442,587		439,771		(2,816)

Derivative transactions (*3)	[530	]	[530	]	—

(*1)	Not including allowance for doubtful accounts corresponding to each item.
(*2)	Not including deferred installment income (liabilities account) related to accounts receivable - installment.
(*3)	Net credit (obligation) arising from derivative transactions is shown as a net amount. If the total is a net obligation, the figures are shown in brackets.

Note:	Stocks that do not have quoted market prices are not included in “(3) Investment securities.” The carrying amounts of these financial instruments on the consolidated balance sheets are as follows.

Category	Fiscal year under review (Millions of yen)
Investment securities
Unlisted shares	2,158
Shares of non-consolidated subsidiaries and affiliates	5,735

(3)	Expected redemption amounts of monetary claims and securities with a maturity after the consolidated fiscal year-end date

	Due within one year (Millions of yen)	Due after one year and within five years (Millions of yen)	Due after five years and within ten years (Millions of yen)	Due after ten years (Millions of yen)
Cash and deposits	171,958	—	—	—
Notes and accounts receivable - trade	18,956	—	—	—
Accounts receivable - installment (Note 1)	28,645	16,158	5,487	—
Operating loans	4,985	4,437	34	—
Deposits paid	5,764	—	—	—
Leasehold and guarantee deposits (Note 2)	1,695	5,352	4,344	3,153
Total	232,001	25,947	9,865	3,153

Notes:	1.	The tables above do not include the amounts of accounts receivable - installment whose collections on maturity dates cannot be reasonably determined.
	2.	Of leasehold and guarantee deposits, only those confirmed to be collected are presented. Entries without a determined date for collection are not included in the amount to be collected.

(4)	Redemption schedule for bond payable, long-term borrowings, and lease liabilities

	Due within one year (Millions of yen)	Due after one year and within two years (Millions of yen)	Due after two years and within three years (Millions of yen)	Due after three years and within four years (Millions of yen)	Due after four years and within five years (Millions of yen)	Due after five years (Millions of yen)
Bond payable	20,650	64,425	10,000	58,000	—	38,000
Long-term borrowings	56,375	37,565	20,308	5,194	41,348	52,514
Lease liabilities	2,839	3,261	2,882	2,440	2,536	24,251
Total	79,863	105,250	33,191	65,634	43,884	114,765

(5)	Breakdown of financial instruments by level of fair value

The fair value of financial instruments is classified into the following three levels according to the observability and materiality of inputs used to measure fair value.

Level 1 fair value:	Level 1 fair value: Fair values measured using observable inputs that are market prices formed in active markets for the assets or liabilities for which fair value is to be measured

Level 2 fair value:	Level 2 fair value: Fair values measured using observable inputs other than those used to calculate Level 1 fair value

Level 3 fair value:	Level 3 fair value: Fair values measured using unobservable inputs

When multiple inputs that have a significant impact on the measurement of fair value are used, the fair value is categorized to the level with the lowest priority in the measurement of fair value among the levels to which each input belongs.

(i)	Financial assets and financial liabilities recorded at fair value on the consolidated balance sheets

Category	Fair value (Millions of yen)
	Level 1	Level 2	Level 3	Total
Investment securities
Available-for-sale securities
Shares	17,498	—	—	17,498
Total assets	17,498	—	—	17,498
Derivative transactions
Currency related	—	2	—	2
Interest rate and currency related	—	528	—	528
Total liabilities	—	530	—	530

(ii)	Financial assets and liabilities not recorded at fair value on the consolidated balance sheets

Category	Fair value (Millions of yen)
	Level 1	Level 2	Level 3	Total
Accounts receivable - installment	—	60,086	—	60,086
Operating loans	—	10,801	—	10,801
Investment securities
Shares of subsidiaries and associates
Shares	12,674	—	—	12,674
Leasehold and guarantee deposits	—	66,749	—	66,749

Total assets	12,674	137,636	—	150,310

Current portion of long-term borrowings	—	56,341	—	56,341
Current portion of bond payable	—	20,597	—	20,597
Lease liabilities (Current liabilities)	—	2,847	—	2,847
Bond payable	—	168,590	—	168,590
Long-term borrowings	—	156,220	—	156,220
Lease liabilities (Non-current liabilities)	—	35,176	—	35,176

Total liabilities	—	439,771	—	439,771

Note:	Description of the valuation techniques and inputs used in the fair value measurements

Investment securities

Listed shares are valued using quoted prices. As listed shares are traded in active markets, their fair value is classified as Level 1.

Derivative transactions

The fair value of interest rate swaps and forward exchange contracts is calculated mainly based on prices obtained from financial institutions and is classified as Level 2.

Accounts receivable - installment and operating loans

The fair value of these items is measured using the discounted cash flow method based on estimated future cash flows of collectible principal and interest using market rates adjusted by an interest rate for expenses of collecting receivables and is classified as Level 2. Doubtful receivables are stated at the book values after deducting allowance, since such amounts are assumed to approximate fair value.

Leasehold and guarantee deposits

The fair value of leasehold and guarantee deposits is measured using the discounted cash flow method reflecting future cash flows based on an interest rate of government bond yields, etc., and is classified as Level 2.

Bond payable (including current portion)

The fair value of bond payable issued by the Company is measured using the discounted cash flow method based on the sum of principal and interest, remaining bond payables and an interest rate reflecting credit risk and is classified as Level 2.

Long-term borrowings (including current portion) and lease liabilities

The fair value of these items is measured using the discounted cash flow method based on the sum of principal and interest, remaining maturities and an interest rate reflecting credit risk and is classified as Level 2.

8.	Notes on Business Combination

Business combination by acquisition

1.	Overview of business combination

(1)	Name and business description of the acquired company

Name of acquired company:	Mikuni Restaurant Group, Inc.

Business description:	Operation of sushi restaurants

(2)	Main reason for business combination

The acquisition is intended to expand and streamline the food service operations of the Group in North America, and to contribute to the increased recognition and consumption of Japan-branded products.

(3)	Date of business combination

April 1, 2025

(4)	Legal form of business combination

Share acquisition in exchange for cash

(5)	Name of the company after business combination

No change.

(6)	Ratio of voting rights acquired

Voting rights ratio immediately before the business combination:	—%
Ratio of voting rights acquired on the day of business combination:	100%
Voting rights ratio after the business combination:	100%

(7)	Basis for determining the acquiring company

Acquisition of shares in exchange for cash

2.	Period of the acquired company’s results included in the consolidated financial statements

Mikuni Restaurant Group, Inc. has a fiscal year-end of December 31. For consolidation purposes, financial statements based on a provisional closing as of April 1, 2025 were used. Only the balance sheets is included in the fiscal year under review.

3.	The breakdown of the acquisition cost and the type of consideration given to acquire the acquired company

Consideration of acquisition	Cash	¥10,592 million
Acquisition cost		¥10,592 million

4.	The description and amount of major acquisition-related cost

Advisory fee, etc.	¥682 million

5.	Amount, reason for recognition, amortization method, and amortization period of goodwill

(1)	Amount of goodwill recognized

¥10,050 million

The amount of goodwill is a provisional calculation, since the acquisition cost is not determined and the allocation of the acquisition cost has not been completed as of the end of the fiscal year under review.

(2)	Reason for recognition

The acquisition cost exceeded the net amount allocated to acquired assets and assumed liabilities, and the excess was recorded as goodwill.

(3)	Amortization method and period

Straight-line amortization over 13 years.

6.	Amounts of assets acquired and liabilities assumed on the date of business combination and their main components

(Millions of yen)
Current assets	666
Non-current assets	3,452

Total assets	4,117

Current liabilities	1,842
Non-current liabilities	1,733

Total liabilities	3,576

7.

Estimated impact on the consolidated statements of income for the fiscal year under review assuming the business combination had been completed at the beginning of the consolidated fiscal year, and the basis for calculation

This information has been omitted due to its lack of significance. The calculation of the impact amount has not been subject to audit certification.

8.	Details of contingent consideration provided for in the business combination contract and the accounting policy for the relevant fiscal year and thereafter

(1)	Details of contingent consideration

The consideration for acquisition does not include contingent consideration. Since the contract stipulates that a contingent consideration (earn-out consideration) up to USD 6 million may be payable upon the fulfillment of certain conditions, the contingent consideration has not been determined at this time.

(2)	Accounting policy for the relevant fiscal year and thereafter

In the event of change in the consideration for acquisition, the acquisition cost will be modified, assuming that the change occurred upon acquisition, and the amount of goodwill and the amount of amortization of goodwill will be modified.

9.	Notes on Asset Retirement Obligations

Asset retirement obligations recorded on the consolidated balance sheets

(i)	Summary of asset retirement obligations

Asset retirement obligations recognized are mainly obligations to restore sites according to lease contracts for real estate used for stores.

(ii)	Calculation method for asset retirement obligations

Asset retirement obligations are calculated on the basis of estimated period of use of one to 42 years and discount rates of 0.00%–3.22%.

(iii)	Changes in the total amount of asset retirement obligations during the fiscal year under review

Balance at beginning of period	¥31,423 million
Increase due to acquisition of property, plant and equipment	¥709 million
Adjustments over time	¥320 million
Decrease due to performance of asset retirement obligations	¥(23) million
Decrease due to settlement of asset retirement obligations	¥(28) million
Other decrease	¥(12) million

Balance at end of period	¥32,389 million

10.	Notes on Rental and Other Investment Properties

(1)	Status of rental and other investment properties

The Company and some of its consolidated subsidiaries own commercial facilities (including land) for lease in Tokyo and other areas.

(2)	Fair values of rental and other investment properties

(Millions of yen)
Carrying amounts on the consolidated balance sheets	Fair value
163,239	193,625

Notes:	1.	The carrying amounts on the consolidated balance sheets are the acquisition cost minus accumulated depreciation and impairment.
	2.	The fair value at the end of the fiscal year under review is primarily an amount calculated by the Company based on Japanese Real Estate Appraisal Standards, including adjustments made using certain financial indicators.

11.	Note on Revenue Recognition

(1)	Disaggregation of revenue from contracts with customers

	(Millions of yen)
	Reportable segment
	Domestic business	North America business	Asia business	Total
(Discount store business)
Home appliances	92,391	—	—	92,391
Household goods	393,490	—	—	393,490
Foods	613,713	—	—	613,713
Watches & fashion	182,209	—	—	182,209
Sporting & leisure	92,288	—	—	92,288
Others	21,998	—	—	21,998
(GMS business)
Clothing	43,789	—	—	43,789
Household goods	67,551	—	—	67,551
Foods	313,828	—	—	313,828
Others	986	—	—	986
(Overseas business)
North America	—	257,088	—	257,088
Asia	—	—	91,037	91,037
Revenue from contracts with customers	1,822,243	257,088	91,037	2,170,368
Revenue from other sources (Note)	73,869	2,348	172	76,390
Sales to external customers	1,896,113	259,437	91,209	2,246,758

Note:

“Revenue from other sources” includes revenue based on the ASBJ Statement No. 13 “Accounting Standard for Lease Transactions” and the ASBJ Statement No. 10 “Accounting Standards for Financial Instruments.”

(2)	Basic information in understanding revenue from contracts with customers

Basic information in understanding revenue is as presented in “1. Notes on Significant Matters that Serve as the Basis for Preparation of Consolidated Financial Statements, Etc., 4. Accounting policies, (6) Revenue and expense recognition standards” in the Notes to the Consolidated Financial Statements.

(3)	Basic information in understanding the amount of revenue for the fiscal year under review and beyond

(i)	Balance of receivables from contracts with customers and contract liabilities

Balance of receivables from contracts with customers and contract liabilities are as follows:

	(Millions of yen)
	Fiscal year under review
	Balance at beginning of period	Balance at end of period
Receivables from contracts with customers
Accounts receivable - trade	16,894	18,703
Contract liabilities	18,966	20,055

Contract liabilities include points given to customers when products, etc. are sold and advances received, etc. from payments into the Group’s e-money service. These are balances for which the performance obligations have not been satisfied as of the fiscal year-end.

For points, contract liabilities are recognized when points are given to customers, and reversed when the performance obligation is satisfied upon their use or expiration.

For e-money, contract liabilities are recognized when payments into the service are made, and reversed when the performance obligation is satisfied upon products being transferred to a customer.

Revenue recognized in the under review that was included in the contract liability balance at the beginning of the period was ¥18,966 million. Contract liabilities increased by ¥1,089 million in the under review mainly due to an increase of ¥499 million in payments into the e-money service and ¥498 million in the issuance of company-issued gift certificates.

(ii)	Transaction price allocated to the remaining performance obligations

The description is omitted because the Group has applied the practical expedient as there are no significant transactions with an original expected contract duration of more than one year.

There are no material amounts of compensation from contracts with customers that are not included in the transaction price.

12.	Notes on Per Share Information

(1) Net assets per share	¥1,014.19
(2) Basic earnings per share	¥151.59

13.	Notes on Significant Subsequent Events

(Stock split and partial amendment to the Articles of Incorporation associated with the stock split)

On August 18, 2025, the Company’s Board of Directors resolved to conduct a stock split, to partially amend the Articles of Incorporation in connection with the split, and to revise the shareholder benefit.

(1)	Purpose of stock split

The stock split is intended to enhance the liquidity of the Company’s shares and broaden the investor base by lowering amount per trading unit price.

(2)	Overview of stock split

(i)	Method

Each share held by shareholders recorded in the final shareholder registry as of September 30, 2025, was split at a ratio of five shares for every one share.

(ii)	Increase in number of shares

Total shares issued before the split:	635,370,940 shares
Increase in shares due to the split:	2,541,483,760 shares
Total shares issued after the split:	3,176,854,700 shares
Total authorized shares after the split:	9,360,000,000 shares

Note:

Total shares issued above are based on information as of July 31, 2025. However, the number of shares may increase due to the exercise of share acquisition rights or other reasons during the period up to the record date for the stock split.

(iii)	Schedule

Public notice of record date:	September 12, 2025
Record date:	September 30, 2025
Effective date:	October 1, 2025

(iv)	Impact on per share information

If the stock split had been effective as of the beginning of the under review, per share figures would have been as follows:

	As of June 30, 2024	As of June 30, 2025
Net assets per share	¥179.74	¥202.84

	Fiscal year ended June 30, 2024	Fiscal year ended June 30, 2025
Basic earnings per share	¥29.73	¥30.32
Diluted earnings per share	¥29.62	¥30.19

(3)	Partial amendment to Articles of Incorporation

(i)	Reason for the amendment

In accordance with Article 184, paragraph (2) of the Companies Act of Japan, the Company amended Article 6 of its Articles of Incorporation to reflect the change in authorized shares resulting from the stock split, effective as of October 1, 2025, pursuant to the Board resolution dated August 18, 2025.

(ii)	Details of the amendment

The details of the amendment are as follows.

(Amendments are underlined)
Current Articles of Incorporation	Amended Article of Incorporation
(Total Authorized Shares) Article 6:The total number of authorized shares of the Company shall be 1,872,000,000 shares.	(Total Authorized Shares) Article 6:The total number of authorized shares of the Company shall be 9,360,000,000 shares.

(iii)	Schedule

Effective date	October 1, 2025

(4)	Changes to shareholder benefit

The Company granted points for the Group’s electronic money service “majica” to shareholders who held 100 shares or more and were listed in the shareholder register as of June 30 or December 31 each year. In connection with the stock split, the shareholder benefit was revised as follows:

(i)	Details of change

Before change:

Number of shares held	Benefits details
≥100 shares	¥2,000 worth of majica points

After change:

Number of shares held	Benefits details
100-300 shares	¥300 worth of majica points
300-500 shares	¥1,000 worth of majica points
≥500 shares	¥2,000 worth of majica points

(ii)	Timing of change

The revised criteria will apply to the post-split number of shares held by shareholders recorded in the shareholder registry as of the record date, December 31, 2025.

(5)	Others

(i)	Change in capital

No change in the amount of stated capital as a result of the stock split.

(ii)	Adjustment to exercise price of share acquisition rights

In connection with the stock split, the exercise price per share of the Company’s share acquisition rights was adjusted as follows, effective from October 1, 2025:

	Board resolution date	Pre-adjustment exercise price	Post-adjustment exercise price
1st Series of Paid-in Share Acquisition Rights	June 30, 2016	¥925	¥185
2nd Series of Paid-in Share Acquisition Rights	October 3, 2022	¥2,560	¥512

Notes: 1.	The pre-adjustment exercise price of the 1st series of paid-in share acquisition rights reflects the 4-for-1 stock split conducted on September 1, 2019.

2.

The Company has issued multiple share-based compensation stock acquisition rights, each with an exercise price of ¥1 per share. As the resolutions authorizing these rights did not include provisions for adjustment of the exercise price in the event of a stock split, no adjustment to the exercise price has occurred as a result of the stock split.

(Acquisition of treasury shares by an equity-method affiliate)

Kanemi Co., Ltd., previously an equity-method affiliate of the Company, acquired a portion of its issued shares as treasury shares on August 20, 2025.

As a result, the Company came to hold 40.3% of its voting rights, and Kanemi Co., Ltd. was therefore included in the scope of consolidation under the substantive control standard.

(1)	Overview of business combination

(i)	Name and business description of the acquired company

Name of acquired company:	Kanemi Co., Ltd.

Business description:	Manufacture and sale of boxed lunches, sushi, rice balls, and prepared foods

(ii)	Main reason for business combination

The prepared food business operated by Kanemi Co., Ltd. is expected to achieve high growth in the future. By leveraging the strengths of both companies, we determined that the business combination would enhance corporate value for both parties.

(iii)	Date of business combination

August 20, 2025 (Deemed acquisition date: September 30, 2025)

(iv)	Legal form of business combination

Acquisition of treasury shares by the acquired company

(v)	Name of the company after business combination

No change.

(vi)	Change in voting rights ratio

Voting rights ratio immediately before the business combination:	39.4%
Increase in voting rights ratio on the date of business combination:	0.9%
Voting rights ratio after the business combination:	40.3%

(vii)	Basis for determining the acquiring company

The Company’s voting rights ratio increased as a result of Kanemi Co., Ltd.’s acquisition of treasury shares.

(2)	Matters related to calculation of the acquired company, etc.

(i)	Acquisition cost of the acquired company

Fair value of shares held immediately before the business combination as of the acquisition date: ¥12,846 million

(ii)	Difference between the acquisition cost of the acquired company and the total acquisition cost of transactions leading to the acquisition

It has not been determined at this time.

(3)	Amount, reason for recognition, amortization method, and amortization period of goodwill

It has not been determined at this time.

(4)	Amounts of assets acquired and liabilities assumed on the date of business combination and their main components

It has not been determined at this time.

Non-Consolidated Balance Sheets

(As of June 30, 2025)

		(Millions of yen)
Account items	Amount	Account items	Amount
Assets		Liabilities
Current assets	179,982	Current liabilities	210,571
Cash and deposits	77,753	Current portion of long-term borrowings	56,125
Deposits paid to subsidiaries and associates	90,920	Current portion of bonds payable	20,000
Income taxes refund receivable	252	Accrued expenses	3,076
Other	11,060	Deposits received from subsidiaries and associates	116,953
Allowance for doubtful accounts	(4)	Other	14,418
Non-current assets	517,961	Non-current liabilities	324,163
Property, plant and equipment	91,853	Bonds payable	170,000
Buildings	26,825	Long-term borrowings	152,237
Land	63,723	Asset retirement obligations	806
Other	1,306	Other	1,120

Intangible assets	25,332	Total liabilities	534,734

Investments and other assets	400,775	Net assets
Investment securities	5,947	Shareholders’ equity	158,623
Shares of subsidiaries and associates	358,676	Share capital	23,689
Long-term loans receivable from subsidiaries and associates	25,499	Capital surplus	24,995
Leasehold and guarantee deposits	3,500	Legal capital surplus	24,995
Insurance funds	1,746	Retained earnings	190,896
Deferred tax assets	2,709	Legal retained earnings	23
Other	2,700	Other retained earnings	190,873
Allowance for doubtful accounts	(2)	Retained earnings brought forward	190,873
		Treasury shares	(80,957)
		Valuation and translation adjustments	2,506
		Valuation difference on available-for-sale securities	2,506
		Share acquisition rights	2,080

		Total net assets	163,209

Total assets	697,943	Total liabilities and net assets	697,943

(Note) Amounts shown are rounded to the nearest million yen.

Non-Consolidated Statements of Income

(From July 1, 2024 to June 30, 2025)

	(Millions of yen)
Account items	Amount
Net sales		100,069
Operating expenses		60,502

Operating income		39,567
Non-operating income
Interest and dividend income	2,339
Gain on derivatives	481
Other	387	3,207

Non-operating expenses
Interest expenses paid on loans and bonds	2,705
Foreign exchange losses	3,633
Other	347	6,685

Ordinary profit		36,088
Extraordinary income
Gain on sale of non-current assets	0
Gain on liquidation of subsidiaries	282
Gain on reversal of share acquisition rights	2	285

Extraordinary losses
Loss on retirement of non-current assets	20
Other	7	27

Profit before income taxes		36,346
Income taxes - current	113
Income taxes - deferred	(511)	(399)

Profit		36,745

(Note) Amounts shown are rounded to the nearest million yen.

Non-Consolidated Statements of Changes in Net Assets

(From July 1, 2024 to June 30, 2025)

								(Millions of yen)
	Shareholders’ equity
	Share capital	Capital surplus		Retained earnings			Treasury shares	Total shareholders’ equity
		Legal capital surplus	Total capital surplus	Legal retained earnings	Other retained earnings	Total retained earnings
					Retained earnings brought forward
Balance at beginning of period	23,538	24,844	24,844	23	174,426	174,449	(80,956)	141,874
Changes of items during period
Issuance of new shares	151	151	151					302
Dividends of surplus					(20,297)	(20,297)		(20,297)
Profit					36,745	36,745		36,745
Purchase of treasury shares							(1)	(1)
Net changes in items other than shareholders’ equity
Total changes of items during period	151	151	151	—	16,447	16,447	(1)	16,749

Balance at end of period	23,689	24,995	24,995	23	190,873	190,896	(80,957)	158,623

	Valuation and translation adjustments		Share acquisition rights	Total net assets
	Valuation difference on available-for-sale securities	Total valuation and translation adjustments
Balance at beginning of period	1,767	1,767	1,442	145,084
Changes of items during period
Issuance of new shares				302
Dividends of surplus				(20,297)
Profit				36,745
Purchase of treasury shares				(1)
Net changes in items other than shareholders’ equity	739	739	638	1,377
Total changes of items during period	739	739	638	18,125

Balance at end of period	2,506	2,506	2,080	163,209

(Note) Amounts shown are rounded to the nearest million yen.

Notes to the Non-Consolidated Financial Statements

1.	Notes on Significant Accounting Policies

(1)	Basis and method of valuation of assets

(i)	Basis and method of valuation of securities

Shares of subsidiaries and affiliates, and investments in other securities of subsidiaries and associates

Cost method by determining the cost using the moving average method

Available-for-sale securities

Securities other than stocks that do not have quoted market prices

Fair value method (The amounts of unrealized gains or losses from such securities, after accounting for tax effects, are presented in net assets. Costs of securities sold are calculated using the moving average method.)

Stocks that do not have quoted market prices

Cost method by determining the cost using the moving average method

(ii)	Basis and method of valuation of derivatives

Fair value method

(2)	Depreciation method for non-current assets

(i)	Property, plant and equipment (excluding lease assets)

Declining-balance method

However, the Company uses the straight-line method for buildings (excluding facilities attached to buildings) acquired on or after April 1, 1998 and facilities attached to buildings and structures acquired on or after April 1, 2016.

The useful life and residual value are determined in accordance with the Corporation Tax Act of Japan.

(ii)	Intangible assets (excluding lease assets)

Straight-line method

(iii)	Lease assets

Lease assets and right-of-use assets are depreciated using the straight-line method over the lease term with no residual value.

(3)	Basis for provision and allowance

Allowance for doubtful accounts

To prepare for bad debt expenses such as

accounts receivable and loans receivable, an estimated uncollectable amount is provided at the amount estimated by either using the actual historical rate of credit loss for general receivables, or based on individual consideration of collectability for specific receivables such as highly doubtful receivables.

(4)	Revenue and expense recognition standards

Revenue of the Company primarily consists of dividends from subsidiaries, consulting fee income, outsourcing service income, and real estate rental income.

Dividend income is recognized as revenue on the effective date of the dividends.

Consulting fee income and outsourcing service income relate to contracted services provided to subsidiaries. Revenue is recognized at the point when the service is performed, as the Company’s performance obligation is satisfied at that point.

Real estate rental income primarily relates to leases of properties owned by the Company to its subsidiaries, and revenue is recognized in accordance with the ASBJ Statement No. 13 “Accounting Standard for Lease Transactions” and other standards.

(5)	Accounting treatment for deferred assets

(i) Share issuance costs	Expense as incurred
(ii) Bond issuance costs	Expense as incurred

2.	Notes on Changes in Accounting Policies

(Application of the “Accounting Standard for Current Income Taxes,” etc.)

From the beginning of the fiscal year under review, the Company has adopted the “Accounting Standard for Current Income Taxes” (ASBJ Statement No. 27, October 28, 2022; hereinafter the “2022 Revised Accounting Standard”), etc.

Regarding the amendments to the classification of income taxes, the Company has followed the transitional treatment prescribed in the proviso to paragraph 20-3 of the 2022 Revised Accounting Standard. This change in accounting methods has no impact on the non-consolidated financial statements.

3.	Notes on Significant Accounting Estimates

(Impairment of non-current assets)

(1)	Amount presented on the non-consolidated statements of income for the fiscal year under review

(Millions of yen)
Fiscal year under review
Impairment losses	—

On the non-consolidated balance sheets, the book value of property, plant and equipment is ¥91,853 million, and the book value of intangible assets is ¥25,332 million.

(2)	Information on the details of significant accounting estimates of identified item

(i)	Method of calculating the amount of impairment loss

The Company categorizes its assets by rental property and idle asset as the smallest group of assets that generates cash flows. The Company determines whether or not there is any indication of impairment of rental properties and idle assets on an individual property basis. If any such indication exists, the Company determines whether or not it needs to recognize an impairment loss. As a result of such determination, if the Company needs to recognize an impairment loss, it reduces the book value of the asset to its recoverable amount, and recognizes the reduction as an impairment loss.

The Company determines that its assets have an indication of impairment when a property’s profitability declines due to a seriously deteriorating operating environment and other factors; a property continuously generates losses from its operating activities; and a property whose market price significantly declines.

The Company determines that it needs to recognize an impairment loss of a property that has any indication of impairment when the total amount of undiscounted future cash flows is lower than the book value of the property.

The recoverable amount of each asset is determined to be the higher of either its net selling value or value in use. The net selling value is calculated based on factors such as the appraisal value by a real estate appraiser.

(ii)	Major assumptions used in significant accounting estimates

The Company takes into account the real estate market conditions, the operating environment, and other factors for each individual property, and calculates future cash flows.

(iii)	Impacts on the non-consolidated financial statements for the following fiscal year

The aforementioned estimates and assumptions involve a high degree of uncertainty because they are affected by the future operating environment and changes in market trends. Therefore, depending on the future circumstances, an impairment loss may arise in the following fiscal year.

4.	Notes to the Non-Consolidated Balance Sheets

(1)	Accumulated depreciation of property, plant and equipment¥11,404 million

(2)	Monetary claims and obligations with subsidiaries and associates are as follows. (excluding those that are presented separately)

(i)	Short-term monetary claims	¥9,448 million
(ii)	Long-term monetary claims	¥3,845 million
(iii)	Short-term monetary obligations	¥9,688 million
(iv)	Long-term monetary obligations	¥571 million

(3)	Contingent obligations

Guarantee of obligation and guarantee booking

The Company provides guarantee of obligation for bonds and other debt instruments issued by the following subsidiaries, associates, etc.

Guarantee recipient	Amount (Millions of yen)	Description
Koigakubo SC TMK	100	Debt on specific bonds payable
Asset Property Management Co., Ltd.	5,000	Requests for purchase of preferred stock

In addition to the above, the Company provides joint and several guarantees for all obligations, including rent payments, incurred by subsidiaries, associates, etc. as the lessee under real estate lease agreements.

Joint and several guarantee for lessee obligations under land lease agreements	¥14 million per month

(4)

The Company entered into bank overdraft agreements with 25 banks to ensure the procurement of efficient funds as working capital. The unused balance under these agreements at the end of the fiscal year under review is as follows:

Total credit line for bank overdraft	¥34,500 million
Bank loans arranged	—

Unused balance	¥34,500 million

(5)

The Company has entered into loan commitment agreements with three banks to ensure the procurement of efficient funds as working capital. The unused balance under these agreements at the end of the fiscal year under review is as follows:

Total amount of loan commitment	¥30,000 million
Bank loans arranged	—

Unused balance	¥30,000 million

(6)

The Company signed syndicated loan agreements with 16 financial institutions totaling ¥20,000 million. These agreements include financial covenants based on certain indices calculated from net assets on the consolidated balance sheets.

The unused balance under these agreements at the end of the fiscal year under review is as follows:

Balance of loan payables based on syndicated loan agreements	¥20,000 million

5.	Notes to the Non-Consolidated Statements of Income

Transactions with subsidiaries and associates

Operating transactions
Operating income	¥100,028 million
Operating expenses	¥3,082 million
Transactions from non-operating transactions
Non-operating income	¥2,147 million

6.	Notes to the Non-Consolidated Statements of Comprehensive Income

Number of treasury shares

Class of shares	Beginning of the fiscal year	Increase during the fiscal year	Decrease during the fiscal year	Number of shares at end of the fiscal year
Common shares	38,073,252 shares	169 shares	— shares	38,073,421 shares

Note:	The breakdown of the increase is as follows.

Increase due to the purchase of shares less than one unit      169 shares

7.	Notes on Tax Effect Accounting

(1)	Significant components of deferred tax assets and liabilities

Deferred tax assets
Accrued enterprise tax	¥7 million
Accrued bonuses	¥569 million
Excess depreciation and amortization over tax purposes	¥814 million
Impairment losses	¥152 million
Loss on valuation of investment securities not deductible for tax purposes	¥38 million
Asset retirement obligations	¥249 million
Share-based payment expenses	¥78 million
Commission expenses	¥1,316 million
Tax loss carryforwards	¥395 million
Other	¥768 million

Subtotal of deferred tax assets	¥4,387 million
Valuation allowance for the total amount of deductible temporary differences	¥(524) million

Subtotal of valuation allowance	¥(524) million

Total of deferred tax assets	¥3,863 million

Deferred tax liabilities
Valuation difference on available-for-sale securities	¥(1,153) million

Total of deferred tax liabilities	¥(1,153) million

Net deferred tax assets	¥2,709 million

(2)	Adjustments to deferred tax assets and deferred tax liabilities due to changes in rates for income taxes, etc.

In accordance with the enactment of the “Act on Partial Revision to the Income Tax Act” (Act No. 13 of 2025) by the Japanese Diet on March 31, 2025, the “Special Defense Corporate Tax” will be imposed from fiscal years beginning on or after April 1, 2026.

Accordingly, for deferred tax assets and deferred tax liabilities related to temporary differences expected to reverse in and after the fiscal year beginning on July 1, 2026, the statutory tax rate used in the calculations has been changed from 30.6% to 31.5%.

As a result of this change, in the fiscal year under review, deferred tax assets (the amount after deducting deferred tax liabilities) increased by ¥36 million, while income taxes—deferred decreased by ¥69 million and valuation difference on available-for-sale securities decreased by ¥33 million.

8.	Notes on Non-current Assets Held Under Leases

(As a lessee)

Operating lease transactions

Lease transactions under lease agreements

Future lease payments
Due within one year	¥316 million
Due after one year	¥2,894 million

Total	¥3,210 million

Note:	This contains information regarding lease agreements with non-cancellable clauses that the Company has entered into with property owners.

9.	Notes on Asset Retirement Obligations

Asset retirement obligations recorded on the non-consolidated balance sheets

(i)	Summary of asset retirement obligations

Asset retirement obligations recognized are obligations to restore sites according to business-purpose fixed-term land lease contracts for land and buildings for lease.

(ii)	Calculation method for asset retirement obligations

Asset retirement obligations are calculated on the basis of estimated period of use of 11 to 34 years and discount rates of 1.19%–2.17%.

(iii)	Changes in the total amount of asset retirement obligations during the fiscal year under review

Balance at beginning of period	¥829 million
Adjustments over time	¥4 million
Decrease due to settlement of asset retirement obligations	¥(28) million

Balance at end of period	¥806 million

10.	Notes on Revenue Recognition

Basic information in understanding revenue from contracts with customers

Basic information in understanding revenue is as presented in “1. Notes on Significant Accounting Policies, (4) Revenue and expense recognition standards” in the Notes to the Non-Consolidated Financial Statements.

11.	Notes on Transactions With Related Parties

(1)	Subsidiaries, etc.

(Millions of yen)

Category	Name	Address	Share capital	Business or occupation	Ratio of owning (owned) voting rights, etc.	Relationship with related parties	Detail of transactions	Transaction amount	Account items	Balance at end of period

Subsidiary	Don Quijote Co., Ltd.	Meguro-ku, Tokyo	300	Discount store business and tenant leasing business	Direct 100.0%	Directors holding concurrent positions: 4	Deposits received from the CMS	36,459	Affiliate Deposits received	(Note 1)
							Outsourcing service income (Note 2)	26,056	—	—
							Receipt of dividends	28,743	—	—

Subsidiary	UNY Co., Ltd.	Inazawa-shi, Aichi	100	GMS business and tenant leasing business	Direct 100.0%	Directors holding concurrent positions: 2	Deposits received from the CMS	2,947	Affiliate Deposits paid	(Note 1)
							Outsourcing service income (Note 2)	12,395	—	—
							Receipt of dividends	10,600	—	—

Subsidiary	Nagasakiya Co., Ltd.	Meguro-ku, Tokyo	300	Discount store business	Indirect 100.0%	Directors holding concurrent positions: 1	Deposits received from the CMS	2,193	Affiliate Deposits received	(Note 1)

Subsidiary	Japan Asset Marketing Co., Ltd.	Edogawa- ku, Tokyo	37,591	Real estate leasing and management business	Direct 80.9% Indirect 19.1%	Directors holding concurrent positions: 1	Deposits received from the CMS	8,801	Affiliate Deposits received	(Note 1)

Subsidiary	Skygreen Co., Ltd.	Meguro-ku, Tokyo	100	Real estate leasing and management business	Direct 100.0%	Directors holding concurrent positions: 1	Deposits received from the CMS	198	Affiliate Deposits received	(Note 1)

Subsidiary	UD Retail Co., Ltd.	Meguro-ku, Tokyo	300	Discount store business and tenant leasing business	Indirect 100.0%	Directors holding concurrent positions: 2	Deposits received from the CMS	4,249	Affiliate Deposits paid	(Note 1)

Subsidiary	Asset Property Management Co., Ltd.	Edogawa- ku, Tokyo	100	Real estate leasing and management business	Indirect 100.0%	—	Deposits received from the CMS	8,626	Affiliate Deposits paid	(Note 1)

Subsidiary	Japan Commercial Facilities Co., Ltd.	Edogawa- ku, Tokyo	300	Tenant leasing business	Indirect 100.0%	Directors holding concurrent positions: 1	Deposits received from the CMS	3,039	Affiliate Deposits received	(Note 1)

Subsidiary	REALIT Co., Ltd.	Shibuya-ku, Tokyo	100	Advertising and promotion business	Direct 5.5% Indirect 94.5%	—	Deposits received from the CMS	626	Affiliate Deposits received	(Note 1)

Subsidiary	Sakurano DEPT Sendai Co., Ltd.	Meguro-ku, Tokyo	10	Real estate leasing and management business	Direct 100.0%	—	Lending of funds (Note 3)	430	Affiliate Long- term loans receivable	8,960

Category	Name	Address	Share capital	Business or occupation	Ratio of owning (owned) voting rights, etc.	Relationship with related parties	Detail of transactions	Transaction amount	Account items	Balance at end of period

Subsidiary	Pan Pacific Retail Management (USA) Co.	Delaware, USA	USD 249 million	Strategic planning, management guidance, oversight, and administration of North America business	Indirect 100.0%	Directors holding concurrent positions: 2	Decrease in loans receivable due to contribution in kind (Note 4)	53,769	—	—

Subsidiary	Pan Pacific Strategy Institute Pte. Ltd.	The Republic of Singapore	USD 1,073 million	Management of overseas group companies and related operations	Direct 71.2% Indirect 28.8%	Directors holding concurrent positions: 2	Contribution in kind (Note 4)	90,560	—	—
							Underwriting of capital increase (Note 5)	26,150	—	—
							Decrease in loans receivable due to contribution in kind (Note 4)	17,670	Affiliate Long- term loans receivable	341

Subsidiary	Pan Pacific Retail Management (Guam) Co., Ltd.	Guam, USA	USD 35 million	Discount store business	Indirect 100.0%	Directors holding concurrent positions: 1	Decrease in loans receivable due to contribution in kind (Note 4)	19,121	—	—
							Guarantee of obligation	(Note 6)	—	—

Terms and conditions of transactions and their decisions, etc.

Notes: 1.	The Company has implemented a Cash Management System (CMS), and the transaction amounts related to deposits received from the CMS pertain to the CMS.

Interest rates are determined reasonably based on market rates, and no collateral has been provided. The transaction amount related to deposits received from the CMS reflects the net increase or decrease from the balance at the end of the previous period. In addition, the total balance of deposits paid in the CMS and the total balance of deposits received from the CMS were ¥86,093 million and ¥111,496 million, respectively.

2.	Outsourcing service income are determined through consultation between the relevant company and the Company.

3.	With regard to the lending of funds, interest rates are determined reasonably based on market rates.

4.

The contribution in kind was made through a debt-equity swap of a ¥17,670 million loan held against Pan Pacific Strategy Institute Pte. Ltd., and in exchange for which the Company acquired an equity interest in the company. The Company also made a contribution in kind of ¥53,769 million in loans held against Pan Pacific Retail Management (USA) Co. and ¥19,121 million in loans held against Pan Pacific Retail Management (Guam) Co., Ltd., and acquired an equity interest in Pan Pacific Strategy Institute Pte. Ltd. in exchange.

5.	The underwriting of capital increase involved the full underwriting of the capital increase carried out by the relevant subsidiary.

6.	The Company has provided a joint and several guarantee of ¥14 million per month for all obligations, including rent payments, incurred by the subsidiary as the lessee under a land lease agreement.

(2)	Officers and major individual shareholders, etc.

										(Millions of yen)
Category	Name	Address	Share capital	Business or occupation	Ratio of owning (owned) voting rights, etc.	Relationship with related parties	Detail of transactions	Transaction amount	Account items	Balance at end of period

Foundation at which a director serves as chairman	Yasuda Scholarship Foundation	Shibuya- ku, Tokyo	—	(Note 1)	(Owned) Direct 2.4%	Directors holding concurrent positions: 3	Compensation received for seconded employees (Note 2)	14	—	—

Company at which the majority of voting rights are held by a director and/or his/her close relatives	Palau Coral Club Co., Ltd.	The Republic of Palau	USD 90 million	Hotel business	—	Directors holding concurrent positions: 1	Outsourcing service income (Note 3)	18	—	—

Notes: 1.

The purpose of the foundation’s activities is to provide scholarships to international students who face financial difficulties in pursuing their studies, to nurture talented individuals, and to contribute to the improvement of the quality of international students, thereby fostering friendship and goodwill between Japan and the home countries of international students.

2.	The secondment fee for the dispatch of seconded employees is determined by agreement through mutual consultation based on the salary of the seconded employee.

3.	Outsourcing fee income is determined by agreement through mutual consultation between the relevant company and the Company.

12.	Notes on Per Share Information

(1)	Net assets per share	¥269.77
(2)	Basic earnings per share	¥61.54

13.	Notes on Significant Subsequent Events

The notes have been omitted as the same content is included in “13. Notes on Significant Subsequent Events” in the Notes to the Consolidated Financial Statements.

Accounting Audit Report on Consolidated Financial Statements

Independent Auditors’ Report (Translation)

August 27, 2025

To the Board of Directors of
Pan Pacific International Holdings Corporation
UHY Tokyo & Co.
Shinagawa-ku, Tokyo

Designated and Engagement Partner

Certified Public Accountant
Nobuyuki Hara

Designated and Engagement Partner

Certified Public Accountant
Shuichi Yatsuda

Designated and Engagement Partner

Certified Public Accountant
Hikoichi Inoue

Audit Opinion

Pursuant to Article 444, paragraph (4) of the Companies Act, we have audited the consolidated financial statements, comprising the consolidated balance sheets, the consolidated statements of income, the consolidated statements of changes in net assets and the notes to the consolidated financial statements of Pan Pacific International Holdings Corporation (the “Company”) applicable to the fiscal year from July 1, 2024 through June 30, 2025.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and results of operations of the Group, which consisted of the Company and its consolidated subsidiaries, as of the date and for the period for which the consolidated financial statements were prepared in accordance with the corporate accounting standards generally accepted in Japan.

Basis for Audit Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Company and its consolidated subsidiaries in accordance with the provisions related to professional ethics in Japan, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

Other information is the business report and supplementary schedules. Management is responsible for the preparation and disclosure of the other information. The Audit and Supervisory Committee is responsible for supervising the execution of duties by Directors regarding the establishment and implementation of a reporting process for other information.

The scope of our audit opinion on the consolidated financial statements does not cover the other information, and we do not express an opinion on the other information.

Our responsibility in the audit of the consolidated financial statements is to read the other information and, in the course of reading, to consider whether there are material inconsistencies between the other information and the consolidated financial statements or our knowledge obtained in the course of the audit, and to pay attention to whether there are any indications of material misstatements in the other information other than such material inconsistencies.

If, based on the work we have performed, we conclude that a material misstatement exists in other information, we are required to report that fact.

We have nothing to report with respect to the other information.

Responsibilities of Management and the Audit and Supervisory Committee for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in Japan; this includes the maintenance and operation of such internal control as management determines is necessary to enable the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing whether it is appropriate to prepare the consolidated financial statements with the assumption of the entity’s ability to continue as a going concern and disclosing matters related to going concern as applicable in accordance with accounting principles generally accepted in Japan.

The Audit and Supervisory Committee is responsible for supervising the execution of duties by Directors regarding the establishment and implementation of the financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our responsibilities are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion on the consolidated financial statements based on our audit from an independent point of view. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate they could reasonably be expected to influence the decisions of users taken on the basis of the consolidated financial statements.

In accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Selecting audit procedures to be applied is at the discretion of the auditor. In addition, we obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

•

Consider, in making those risk assessments, internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, while the purpose of the audit of the consolidated financial statements is not expressing an opinion on the effectiveness of the internal control.

•	Evaluate the appropriateness of accounting policies used by management and their method of application, as well as the reasonableness of accounting estimates by management and related notes thereto.

•

Conclude on the appropriateness of management’s use of the going concern basis for preparing the consolidated financial statements and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the entity’s ability to continue as a going concern. If we conclude that a material uncertainty on the entity’s ability to continue as a going concern exists, we are required to draw attention in our auditor’s report to the related notes to the consolidated financial statements or, if the notes to the consolidated financial statements on material uncertainty are inadequate, to express a qualified opinion with exceptions on the consolidated financial statements. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the entity to cease to continue as a going concern.

•

Evaluate whether the presentation of the consolidated financial statements and the notes thereto are in accordance with accounting principles generally accepted in Japan, as well as evaluate the overall presentation, structure and content of the consolidated financial statements, including the related notes thereto, and whether the consolidated financial statements fairly represent the underlying transactions and accounting events.

•

Plan and perform audit of the consolidated financial statements to obtain sufficient and appropriate audit evidence regarding the financial information of the Company and its consolidated subsidiaries to provide a basis for our opinion on the consolidated financial statements. We are responsible for the direction, supervision and inspection of the audit of the consolidated financial statements. We remain solely responsible for our audit opinion.

We communicate with the Audit and Supervisory Committee regarding the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit, and other matters required by auditing standards.

We also provide the Audit and Supervisory Committee with a statement that we have complied with the provisions related to professional ethics in Japan regarding independence, and communicate with it all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, convey details of any measures taken in order to eliminate obstruction factors or any safeguards applied in order to reduce obstruction factors to an acceptable level.

Interest

Our firm and the designated engagement partners have no interest in the Company and its consolidated subsidiaries which should be disclosed in accordance with the Certified Public Accountants Act.

Accounting Audit Report on Non-Consolidated Financial Statements

Independent Auditors’ Report (Translation)

August 27, 2025

To the Board of Directors of
Pan Pacific International Holdings Corporation
UHY Tokyo & Co.
Shinagawa-ku, Tokyo

Designated and Engagement Partner

Certified Public Accountant
Nobuyuki Hara

Designated and Engagement Partner

Certified Public Accountant
Shuichi Yatsuda

Designated and Engagement Partner

Certified Public Accountant
Hikoichi Inoue

Audit Opinion

Pursuant to Article 436, paragraph (2), item (i) of the Companies Act, we have audited the non-consolidated financial statements, comprising the non-consolidated balance sheets, the non-consolidated statements of income, the non-consolidated statements of changes in net assets, the notes to the non-consolidated financial statements and the related supplementary schedules (the “non-consolidated financial statements, etc.”) of Pan Pacific International Holdings Corporation (the “Company”) applicable to the 45th fiscal term from July 1, 2024 through June 30, 2025.

In our opinion, the non-consolidated financial statements, etc. referred to above present fairly, in all material respects, the financial position and results of operations of the Company as of the date and for the period for which the non-consolidated financial statements were prepared in accordance with the corporate accounting standards generally accepted in Japan.

Basis for Audit Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Non-Consolidated Financial Statements, Etc. section of our report. We are independent of the Company in accordance with the provisions related to professional ethics in Japan, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

Other information is the business report and supplementary schedules. Management is responsible for the preparation and disclosure of the other information. The Audit and Supervisory Committee is responsible for supervising the execution of duties by Directors regarding the establishment and implementation of a reporting process for other information.

The scope of our audit opinion on the non-consolidated financial statements, etc. does not cover the other information, and we do not express an opinion on the other information.

Our responsibility in the audit of the non-consolidated financial statements, etc. is to read the other information and, in the course of reading, to consider whether there are material inconsistencies between the other information and the non-consolidated financial statements, etc. or our knowledge obtained in the course of the audit, and to pay attention to whether there are any indications of material misstatements in the other information other than such material inconsistencies.

If, based on the work we have performed, we conclude that a material misstatement exists in other information, we are required to report that fact.

We have nothing to report with respect to the other information.

Responsibilities of Management and the Audit and Supervisory Committee for the Non-Consolidated Financial Statements, Etc.

Management is responsible for the preparation and fair presentation of the non-consolidated financial statements, etc. in accordance with accounting principles generally accepted in Japan; this includes the maintenance and operation of such internal control as management determines is necessary to enable the preparation and fair presentation of non-consolidated financial statements, etc. that are free from material misstatement, whether due to fraud or error.

In preparing the non-consolidated financial statements, etc., management is responsible for assessing whether it is appropriate to prepare the non-consolidated financial statements, etc. with the assumption of the entity’s ability to continue as a going concern and disclosing matters related to going concern as applicable in accordance with accounting principles generally accepted in Japan.

The Audit and Supervisory Committee is responsible for supervising the execution of duties by Directors regarding the establishment and implementation of the financial reporting process.

Auditor’s Responsibilities for the Audit of the Non-Consolidated Financial Statements, Etc.

Our responsibilities are to obtain reasonable assurance about whether the non-consolidated financial statements, etc. as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion on the non-consolidated financial statements, etc. based on our audit from an independent point of view. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate they could reasonably be expected to influence the decisions of users taken on the basis of the non-consolidated financial statements, etc.

In accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Selecting audit procedures to be applied is at the discretion of the auditor. In addition, we obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

•

Consider, in making those risk assessments, internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, while the purpose of the audit of the non-consolidated financial statements, etc. is not expressing an opinion on the effectiveness of the internal control.

•	Evaluate the appropriateness of accounting policies used by management and their method of application, as well as the reasonableness of accounting estimates by management and related notes thereto.

•

Conclude on the appropriateness of management’s use of the going concern basis for preparing the non-consolidated financial statements, etc. and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the entity’s ability to continue as a going concern. If we conclude that a material uncertainty on the entity’s ability to continue as a going concern exists, we are required to draw attention in our auditor’s report to the related notes to the non-consolidated financial statements, etc. or, if the notes to the non-consolidated financial statements, etc. on material uncertainty are inadequate, to express a qualified opinion with exceptions on the non-consolidated financial statements, etc. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the entity to cease to continue as a going concern.

•

Evaluate whether the presentation of the non-consolidated financial statements, etc. and the notes thereto are in accordance with accounting principles generally accepted in Japan, as well as evaluate the overall presentation, structure and content of the non-consolidated financial statements, etc. including the related notes thereto, and whether the non-consolidated financial statements, etc., fairly represent the underlying transactions and accounting events.

We communicate with the Audit and Supervisory Committee regarding the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit, and other matters required by auditing standards.

We also provide the Audit and Supervisory Committee with a statement that we have complied with the provisions related to professional ethics in Japan regarding independence, and communicate with it all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, convey details of any measures taken in order to eliminate obstruction factors or any safeguards applied in order to reduce obstruction factors to an acceptable level.

Interest

Our firm and the designated engagement partners have no interest in the Company which should be disclosed in accordance with the Certified Public Accountants Act.

Audit Report by Audit and Supervisory Committee

Audit Report

The Audit and Supervisory Committee of Pan Pacific International Holdings Corporation (the “Company”) has audited the execution of duties by Directors of the Company during the 45th fiscal term from July 1, 2024 through June 30, 2025. We report the methods and results of the audit as follows.

1.	Methods and results of the audit

In regard to the contents of resolutions of the Board of Directors regarding the matters stated in Article 399-13, paragraph (1), items (i)(b) and (i)(c) of the Companies Act, as well as the systems developed pursuant to those resolutions (i.e. internal control systems), the Audit and Supervisory Committee periodically received reports from Directors, employees, etc. regarding the status of the establishment and operation of those systems and requested explanations as necessary, expressed our opinions in regard thereto, and conducted audits using the following methods.

(1)

In accordance with the audit policies, division of duties, etc. established by the Audit and Supervisory Committee, we attended important meetings, received reports from Directors, employees, etc. regarding the matters concerning the execution of their duties, requested explanations as necessary, viewed important approved documents, etc., and inspected the status of operations and assets at the head office and main business locations, in collaboration with the internal control division of the Company. Additionally, in regard to subsidiaries, we communicated and exchanged information with directors, audit and supervisory board members, etc. of subsidiaries and received reports on business from subsidiaries as necessary.

(2)

We oversaw and verified whether the Accounting Auditor maintained an independent position and conducted an appropriate audit, received reports from the Accounting Auditor on the status of the execution of its duties, and requested explanations as necessary. Additionally, we received notification from the Accounting Auditor that, in accordance with the “Quality Control Standards for Audits” (Business Accounting Council), etc., it had developed systems in order to ensure that its duties are appropriately performed (i.e., notification of the matters stated in the items of Article 131 of the Regulations for Corporate Accounting) and requested explanations as necessary.

Using the methods above, we examined the business report, the supplementary schedules thereto, the non-consolidated financial statements (i.e., the non-consolidated balance sheets, non-consolidated statements of income, non-consolidated statements of changes in net assets, and notes to the non-consolidated financial statements), the supplementary schedules to the non-consolidated financial statements, and the consolidated financial statements (i.e., the consolidated balance sheets, consolidated statements of income, consolidated statements of changes in net assets, and notes to the consolidated financial statements) for the fiscal year ended June 30, 2025.

2.	Results of audit

(1)	Results of audit of the Business Report, etc.

1)	We find that the business report and the supplementary schedules thereto accurately present the status of the Company in accordance with laws, regulations, and the Articles of Incorporation.

2)	We do not find any misconduct nor any material fact constituting a violation of any law, regulation, or the Articles of Incorporation in relation to the execution of duties by Directors.

3)

We find the content of the resolutions of the Board of Directors regarding internal control systems to be reasonable. Additionally, we do not find any matters that should be commented upon in regard to the statements in the Business Report or the execution of duties by Directors relating to the internal control systems.

(2)	Results of audit of the non-consolidated financial statements and the supplementary schedules thereto

We find the methods and results of the audit by the Accounting Auditor, UHY Tokyo & Co., to be reasonable.

(3)	Results of audit of the consolidated financial statements

We find the methods and results of the audit by the Accounting Auditor, UHY Tokyo & Co., to be reasonable.

September 1, 2025

Audit and Supervisory Committee of
Pacific International Holdings Corporation

Yasunori Yoshimura (seal)
Audit and Supervisory Committee Member

Jumpei Nishitani (seal)
Audit and Supervisory Committee Member

Masaharu Kamo (seal)
Audit and Supervisory Committee Member

Takaki Ono (seal)
Audit and Supervisory Committee Member

Naoko Kishimoto (seal)
Audit and Supervisory Committee Member

(Note)

Audit and Supervisory Committee Members Yasunori Yoshimura, Jumpei Nishitani, Masaharu Kamo, Takaki Ono, and Naoko Kishimoto are Outside Directors as stipulated in Article 2, item (xv) and Article 331, paragraph (6) of the Companies Act.

Business Report

1.	Matters Concerning the Current Status of the Corporate Group

(5)	Main Business Activities (as of February 28, 2026)

The Group is engaged in retail and retail related businesses and consists of the Company and 27 consolidated subsidiaries.

Furthermore, under a holding company structure, the Company oversees companies engaged in the following businesses and are responsible for formulating management strategies for the entire Group, allocating management resources, and managing and controlling the business execution of each operating company. In addition to undertaking administrative operations on behalf of these companies, the Company fosters new business initiatives throughout the entire group. Our primary sources of revenue include dividend income, real estate rental income, and administrative service commissions.

Business Activities	Main Products
Retail business	Retail sales of processed foods, fresh foods, sports and leisure goods, watches, bags, shoes, interior goods, household goods, daily sundries, home appliances, pets, pet supplies, DIY and gardening supplies, bicycles, bicycle accessories, golf equipment, and automotive supplies, etc.; operation of grooming salons, pet hotels, and veterinary clinics; offering of services including home renovation, bicycle repair, and automotive repair

Retail related business	Services including transportation, storage, home delivery, and construction of goods; development of stores; management and operation of shopping centers; development of PB products; production and wholesale of prepared foods and boxed lunches; development and wholesale of bicycles; development, operation, and sales of computer systems, etc.

(6)	Major Business Locations (as of February 28, 2026)

Olympic Group Corporation	Headquarters: Kokubunji-shi, Tokyo
Olympic Co., LTD.	Main office: Kokubunji-shi, Tokyo Stores: 50 stores in Tokyo, 13 stores in Kanagawa, 7 stores in Chiba, 11 stores in Saitama, 1 store in Gunma

OSC Amaike Co., Ltd.	Main office: Higashikurume-shi, Tokyo Stores: 10 stores in Tokyo, 1 store in Saitama

Miuraya Co., Ltd.	Main office: Suginami-ku, Tokyo Stores: 7 stores in Tokyo Offices: 2 offices in Tokyo, 1 office in Saitama

OSC Foods Co., Ltd.	Main office: Akishima-shi, Tokyo Factories: Akishima-shi, Tokyo; Edogawa-ku, Tokyo

OSC Bakery Co., Ltd.	Main office: Kokubunji-shi, Tokyo Factory: Kita-ku, Tokyo

Olympic Cellar Co., Ltd.	Main office: Kokubunji-shi, Tokyo Store : 1 store in Kanagawa

OSC Trading Co., Ltd.	Main office: Kokubunji-shi, Tokyo

OSC Fast Food Service Co., Ltd.	Main office: Kokubunji-shi, Tokyo Stores: 5 stores in Tokyo, 7 stores in Kanagawa, 3 stores in Chiba, 4 stores in Saitama

Grain Coffee Roaster Co., Ltd.	Main office: Kokubunji-shi, Tokyo Stores: 1 store in Tokyo, 1 store in Kanagawa, 1 store in Chiba

GOUT Co., Ltd.	Main office: Tokorozawa-shi, Saitama Stores: 13 stores in Tokyo, 1 store in Chiba, 4 stores in Saitama, 4 stores in Hokkaido, 2 stores in Miyagi, 1 store in Ibaraki, 1 store in Shizuoka

Cycle Olympic Corporation	Main office: Fuchu-shi, Tokyo Stores: 15 stores in Tokyo, 5 stores in Kanagawa, 3 stores in Chiba, 5 stores in Saitama

OSC Cycle Corporation	Main office: Fuchu-shi, Tokyo

Your Petia Corporation	Main office: Niiza-shi, Saitama Stores: 11 stores in Tokyo, 9 stores in Kanagawa, 4 stores in Chiba, 4 stores in Saitama

Your Petia Salon Corporation.	Main office: Niiza-shi, Saitama Stores: 9 stores in Tokyo, 7 stores in Kanagawa, 3 stores in Chiba, 4 stores in Saitama

Animal General Medical Center Corporation	Main office: Niiza-shi, Saitama Facilities: 2 facilities in Tokyo, 1 facility in Kanagawa, 1 facility in Chiba, 1 facility in Saitama

Ouchi DEPO Corporation	Main office: Yokohama-shi, Kanagawa Stores: 8 stores in Tokyo, 6 stores in Kanagawa, 3 stores in Chiba, 2 stores in Saitama

OSC Home Facility Co., Ltd.	Main office: Kokubunji-shi, Tokyo Stores: 10 stores in Tokyo, 4 stores in Kanagawa, 2 stores in Saitama

Shoes Forest Corporation	Main office: Kokubunji-shi, Tokyo Store : 1 store in Kanagawa

FOLME Corporation	Main office: Kokubunji-shi, Tokyo

OSC Cleanness Co., Ltd.	Main office: Kokubunji-shi, Tokyo

Kirara Corporation	Main office: Akishima-shi, Tokyo Distribution centers: Akishima-shi, Tokyo

Score Corporation	Main office: Kokubunji-shi, Tokyo

Avance Corporation	Main office: Shinjuku-ku, Tokyo

(7)	Employee Information (as of February 28, 2026)

1)	Status of employees of the corporate group

Number of employees	Increase/decrease from the previous fiscal year-end
1,457 (2,397) persons	-46 (-186) persons

(Notes)

The number of employees refers to full-time employees and the average annual number of contract employees, part-time employees, and temporary workers, converted to an 8-hour workday, is shown in parentheses.

2)	Status of employees of the Company

Number of employees	Change from the end of the previous fiscal year	Average age	Average length of service
30 (10) persons	-1 (-1) persons	48.8 years old	16.8 years

(Notes)

The number of employees refers to full-time employees and the average annual number of contract employees, part-time employees, and temporary workers, converted to an 8-hour workday, is shown in parentheses.

(8)	Major Lenders and Loan Amounts (as of February 28, 2026)

Lender	Outstanding loan balance (Millions of yen)
Mizuho Bank, Ltd.	11,315
Sumitomo Mitsui Banking Corporation	3,401
MUFG Bank, Ltd.	1,987

(9)	Other significant matters concerning the current status of the corporate group

Not applicable.

2.	Current Status of the Company

(1)	Officers of the Company

3)	Matters concerning outside officers

a.	Significant concurrent positions held as an executive officer at other corporations, etc. and relationship between such corporations, etc. and the Company

•

Director Satoru Koyama is the Senior Managing Director of the Japan Construction Equipment Manufacturers Association. There is no special relationship between the Company and Japan Construction Equipment Manufacturers Association.

•	Audit and Supervisory Board Member Eri Shigemasu is a professor at Aoyama Gakuin University. There is no special relationship between the Company and Aoyama Gakuin University.

•

Audit and Supervisory Board Member Shoji Tabata is the President of Shoji Tabata Certified Public Tax Accountant Office. There is no special relationship between the Company and Shoji Tabata Tax Accountant Office.

b.	Significant concurrent positions held as an outside director, etc. at other corporations, etc. and relationship between such corporations, etc. and the Company

•

Director Hideo Mori is an Outside Audit and Supervisory Board Member of Ginza Yamagataya Co., Ltd. Ginza Yamagataya Co., Ltd. holds 4.13% of the Company’s total outstanding shares (excluding treasury shares), and the Company holds 12.5% of Ginza Yamagataya’s total outstanding shares (excluding treasury shares).

c.	Main activities during the fiscal year under review

Name	Title	Attendance, remarks made, and summary of duties regarding the roles expected of Outside Directors

Toshiyuki Noda	Outside Director	He attended all 11 of the Board of Directors meetings held during the fiscal year under review. At the meeting of the Board of Directors, he provides advice and recommendations, as necessary, from the standpoint of supervising business execution. He also attends meetings of the Audit and Supervisory Board and fulfills his supervisory duties based on his deep knowledge of accounting and legal principles.

Hideo Mori	Outside Director	He attended all 11 of the Board of Directors meetings held during the fiscal year under review. At the meeting of the Board of Directors, he provides advice and recommendations, as necessary, based on his experience in corporate management. He also attends meetings of the Audit and Supervisory Board and fulfills his supervisory duties based on his extensive knowledge as a management executive.

Satoru Koyama	Outside Director	He attended all 11 of the Board of Directors meetings held during the fiscal year under review. At the meeting of the Board of Directors, he provides advice and recommendations, as necessary, based on his extensive experience. He also attends meetings of the Audit and Supervisory Board and fulfills his supervisory duties based on the high level of insight he has cultivated over the course of his career.

Eri Shigemasu	Outside Audit and Supervisory Board Member	She attended all 11 of the Board of Directors meetings and all 12 Audit and Supervisory Board meetings held during the fiscal year under review. At the meeting of the Board of Directors, she provides advice and recommendations, as necessary, based on her extensive knowledge and experience. At the Audit and Supervisory Board meetings, she actively contributes her views regarding the execution of auditing duties.

Shoji Tabata	Outside Audit and Supervisory Board Member	He attended all 11 of the Board of Directors meetings and all 12 Audit and Supervisory Board meetings held during the fiscal year under review. At the meeting of the Board of Directors, he provides advice and recommendations, as necessary, drawing on his professional expertise as a certified public accountant. At the Audit and Supervisory Board meetings, he actively contributes his views regarding the execution of auditing duties.

(2)	Shares (as of February 28, 2026)

1) Total number of authorized shares	33,200,000 shares
2) Total number of issued shares	23,354,223 shares
(including 383,712 shares of treasury shares)
3) Number of shareholders	5,840 persons
4) Major Shareholders (Top 10)

Name of shareholders	Number of shares held (shares)	Ratio of shareholding (%)
Kaneyoshi Corporation	6,395,500	27.85
Olympic Trading-Partner Shareholding Association	2,055,719	8.95
Olympia Corporation	1,126,500	4.90
Mr. Clean Co., Ltd.	1,104,100	4.80
Ginza Yamagataya Co., Ltd.	949,408	4.13
Mizuho Bank, Ltd.	918,137	3.99
Healthcare Japan Co., Ltd.	904,860	3.94
FUJI Co., Ltd.	646,900	2.81
Katsuya Yugi	500,000	2.17
Olympic Employee Shareholding Association	434,282	1.85

(Notes) The ratio of shareholding is calculated after deducting treasury shares.

(3)	Share acquisition rights, etc.

Not applicable.

(4)	Accounting Auditor

1)	Name Ernst & Young ShinNihon LLC

2)	Total amount of compensation, etc.

Amount paid (Millions of yen)
Amount of remuneration, etc. as Accounting Auditor for the fiscal year under review	68
Total money and other economic benefits to be paid to the Accounting Auditor by the Company and its subsidiaries	68

(Notes)	1.	In its audit agreement with the Accounting Auditor, the Company makes no clear distinction between the remuneration, etc. that it pays for auditing services governed by the Companies Act and for auditing services governed by the Financial Instruments and Exchange Act and such distinction cannot be made in practice. Consequently, the amount of remuneration, etc. for the Accounting Auditor for the fiscal year under review is the sum of these amounts.

	2.	The Audit and Supervisory Board has reviewed the Accounting Auditor’s audit plan, the status of the audit, and the basis for calculating the remuneration estimates, and, as a result of this review, has approved the remuneration, etc. of the Accounting Auditor.

3)	Details of non-audit services

Not applicable.

4)	Policy for determining dismissal or non-reappointment of the Accounting Auditor

In the event that there is an obstacle preventing the Accounting Auditor from performing its duties, the Audit and Supervisory Board, if it is deemed necessary, will determine the content of a proposal to be proposed to the General Meeting of Shareholders concerning the dismissal or non-reappointment of the Accounting Auditor.

Also, the Audit and Supervisory Board will dismiss the Accounting Auditor if it judges that any of the items stipulated in Article 340, paragraph (1) of the Companies Act is applicable to the Accounting Auditor, based on the consent of all Audit and Supervisory Board members. In this case, an Audit and Supervisory Board member appointed by the Audit and Supervisory Board will report the fact of dismissal and the reasons thereof at the first General Meeting of Shareholders convened after the dismissal.

5)	Outline of the contents of the limited liability agreement

Pursuant to Article 427, Paragraph 1 of the Companies Act, the Company has entered into an agreement with Ernst & Young ShinNihon LLC to limit their liability for damages under Article 423, Paragraph 1 of the Companies Act. The maximum amount of liability for damages under such agreement is the minimum liability amount stipulated by law.

3.	System Ensuring the Appropriateness of Operations, the Operational Status of the System, etc.

(1)	Overview of decisions regarding the system ensuring the appropriateness of operations

The following is an overview of the decisions regarding the system ensuring the execution of duties by Directors complies with the Company’s Articles of Incorporation and prevailing laws and regulations, and the system ensuring the appropriateness of operations at the Company.

1)	System ensuring the execution of duties by Directors complies with the Company’s Articles of Incorporation and prevailing laws and regulations

•

In the execution of our duties, our fundamental policy is to base our corporate conduct on compliance with laws and regulations as well as adherence to social principles, in accordance with our basic philosophy (Selling Honesty), laws and regulations, our Articles of Incorporation, and internal rules.

•

Our Directors will lead by example in establishing and implementing systems to ensure compliance with the Group’s basic philosophy, in accordance with the Code of Conduct based on our fundamental principles.

•

To ensure the proper conduct of our business and maintain public trust, we will establish an internal control system in accordance with the Companies Act and develop the necessary operational framework.

•

The Company has established “Rules of the Board of Directors” to ensure the proper operation of the Board of Directors, and regular meetings of the Board of Directors are to be held once a month in principle, with extraordinary meetings held as needed. The Directors shall pass resolutions on matters for discussion in accordance with the Rules of the Board of Directors, foster communication among themselves, seek opinions from outside experts as necessary, and implement a system to mutually supervise the execution of business operations.

•

With regard to the execution of duties by Directors, as a company with an Audit and Supervisory Board, we will ensure that the supervisory system functions effectively, with each Auditor conducting audits of their designated areas in accordance with the “Rules of the Audit and Supervisory Board” established by the Audit and Supervisory Board, the audit policy, and the division of duties among Auditors. Furthermore, if a Director discovers that another Director has violated laws, regulations, or the Articles of Incorporation, they shall immediately report such violation to the Audit and Supervisory Board, and the system will ensure that corrective measures are taken without delay.

•

The Compliance Committee, headed by the Director in charge, will serve as the body overseeing our legal compliance framework, deliberating on the development and operation of the framework, reporting to the Board of Directors, the Audit and Supervisory Board, the Audit Office (which reports directly to the President and Representative Director), and relevant departments, and will work to ensure thorough implementation and adherence across the entire company.

2)	System for storing and managing information related to the execution of duties by Directors

•

The storing and management of information related to the execution of duties by Directors shall be carried out in accordance with the “Document Management Rules,” with the Director in charge serving as the person with overall responsibility.

3)	System to ensure reliability of financial reporting

•

We view compliance with the internal control reporting system under the Financial Instruments and Exchange Act as part of our efforts to develop an infrastructure to strengthen our corporate foundation, and we are committed to establishing and operating effective and efficient internal controls to ensure the reliability of our financial reporting.

4)	Rules and system for managing the risk of loss

•

The Director in charge shall serve as the person with overall responsibility of risk management and, together with the other Directors, systematically manage risks by category in accordance with the “Rules on Administrative Authority,” “Rules on Group Company Management,” “Risk Management Rules,” “Rules on Acceptance of Requests for Information System Operation and Management,” and “Rules on Internal Control over Financial Reporting.”

•	Each department conducts risk management in accordance with relevant rules, manuals, and guidelines.

•	Auditors and the Audit Office audit the risk management status of each department and report the results to the Board of Directors.

•	The Board of Directors and the Group Management Committee shall periodically review the risk management system to identify issues and implement improvements.

5)	System ensuring efficient execution of duties by Directors

•

The Director in charge shall serve as the person with overall responsibility of overseeing the efficient execution of duties to ensure that each department meets its targets, which are based on the annual management plan approved by the Board of Directors. The Directors in charge of each department determine the specific measures to be implemented by their respective departments and the most efficient operational structures, based on the annual management plan.

•

The Director in charge shall require the Directors of each department to report regularly on the status of implementation at Board of Directors meetings and Group Management Committee meetings, and shall analyze and address factors that hinder the implementation of initiatives and the establishment of an efficient operational framework.

6)	System ensuring the execution of duties by employees complies with the Company’s Articles of Incorporation and prevailing laws and regulations

•

We have established a “Code of Conduct” based on our basic philosophy, and our Representative Director communicates the spirit of this Code to all employees, including executives and staff at our group companies to ensure that compliance with laws and regulations and adherence to social principles form the foundation of our corporate conduct.

•

The Compliance Committee examines the status of rules and their implementation regarding major laws and regulations relevant to the Company’s operations and businesses. In collaboration with the Internal Control Committee and the Audit Office (the internal audit organization), it reports to and provides guidance to relevant departments and organizational functions regarding the establishment and operation of operational systems, as well as specific implementation methods.

•

The relevant departments establishes rules and operational manuals, etc., and ensures that each employee thoroughly implements best practice regarding relevant laws and regulations through each organization’s headquarter functions, various meeting bodies, and information communication systems, etc.

•

Furthermore, in accordance with the “Rules Concerning the Protection of Whistleblowers,” we have established a whistleblowing hotline to facilitate the early detection and correction of misconduct and other violations, and are committed to strengthening our compliance framework through our internal reporting system.

7)	System ensuring the appropriateness of operations at the Company and at its subsidiaries

•

With regard to the business execution of each company within our Group, the Director in charge and the General Manager of the Corporate Planning Department oversee and manage these operations on a daily basis in accordance with the “Group Company Management Rules,” “Group Compliance Rules,” “Risk Management Rules,” and “Internal Control Rules for Financial Reporting.” In addition, various meetings are held on a regular basis to facilitate the smooth exchange of information and promote group management.

a.	System for reporting matters pertaining to the execution of duties by Directors, etc. of subsidiaries to the Company

•	In accordance with the “Group Company Management Rules,” each company within our Group submits reports and other documents to the Company and, as necessary, reports to relevant governing bodies.

b.	Rules and system for managing the risk of loss of subsidiaries

•

The Company has established a group-wide risk management framework based on rules such as the “Group Company Management Rules,” the “Risk Management Rules,” and the “Rules on Administrative Authority” of each Group company, and manages the risks of subsidiaries within our organization.

c.	System ensuring efficient execution of duties by Directors, etc. of subsidiaries

•	Group management meetings are held to report monthly P/L and B/S, to manage and execute tasks across the entire group and at individual companies, and to manage monthly cash flow and identify issues.

d.	System ensuring the execution of duties by Directors, etc. and employees of subsidiaries complies with the Articles of Incorporation and prevailing laws and regulations

•	The Compliance Committee is managed by representatives from each company within our Group and deliberates on the development and operation of the Group’s overall legal compliance framework.

•	Auditors and the Audit Office conduct regular and ad hoc audits of the Group’s management structure.

8)	Issues pertaining to employees that assist Auditors when such assistance is required

•	In the event that Auditors requests the appointment of employees to assist them in their duties, the Board of Directors shall designate members of the Audit Office as such staff.

9)	Issues pertaining to the independence of employees from Directors in the event that Auditors requests the appointment of such employees to assist in the performance of their duties

•

The Audit Office independently establishes its audit plan and conducts the audit upon obtaining approval from the President and Representative Director, and submits audit reports and other documents to the President and Representative Director and the Board of Corporate Auditors.

10)	Issues pertaining to the effectiveness of instructions given by Auditors to employees that assist the Auditors when such assistance is required

•	The Auditors shall be delegated the authority to direct the employees of the Audit Office who are designated to assist the Auditors in the performance of their duties.

11)

Systems for Directors and employees, as well as Directors, Auditors, and employees of subsidiaries, or persons receiving reports from such individuals, to report to the Auditors and other systems related to reporting to the Auditors

•

Directors and employees of each company within our Group shall promptly report any business risks to the Auditors through the appropriate decision-making channels, and any violations of laws and regulations through the Compliance Consultation Desk.

•

With regard to violations of laws and regulations, not just the person in charge of handling the reports, but anyone who receives such report shall endeavor to handle the matter in good faith in accordance with the rules.

•

If a report of a violation of laws or regulations is received and an investigation confirms that such a violation has occurred, the Directors shall take corrective action and report the facts to the Auditors.

12)	System to ensure that individuals who report to the Auditors are not subject to any adverse treatment on the basis of such reports

•

In accordance with the “Rules on the Protection of Whistleblowers,” the Company will take appropriate measures to ensure that individuals who report matters to the Auditors are not subjected to adverse treatment on the basis of their report, and that their work environment does not deteriorate as a result. In addition, the Company may impose disciplinary action in accordance with the Rules of Employment against any person who subjects a whistleblower to adverse treatment, harassment, or similar conduct.

13)	Matters concerning policies regarding the handling of expenses or liabilities arising from the performance of duties by Auditors

•

The Company shall include in its budget, in advance, any expenses deemed necessary for the execution of the duties of the Auditors, and may request reimbursement from the Company for any expenses incurred on an emergency or ad hoc basis.

14)	Other systems for ensuring the effectiveness of audits by the Auditors

•	More than half of the Auditors shall consist of Outside Auditors to ensure transparency.

•

Auditors shall meet regularly with the Representative Director, the Directors in charge, the Accounting Auditor, the Audit Office, and the Internal Control Committee to exchange opinions on issues to be addressed by the Group, risks related to the Group, matters concerning the improvement of the auditing environment for the Auditors, and important auditing issues. In addition, they shall attend the monthly meetings of the Board of Directors and strive to share with the Directors the matters discussed and reported at such meetings.

15)	System for eliminating antisocial forces

•

The “Group Compliance Code” and the “Olympic Group Compliance Guidelines” incorporate the provisions stating that we will never have any relationship with antisocial forces and will not provide them with any funds under any circumstances, and we will ensure these provisions are thoroughly communicated both internally and externally.

•

The General Affairs Department serves as the point of contact for handling cases involving unreasonable demands from antisocial forces or situations where it is discovered that the Company has unwittingly engaged with such groups, and the General Manager of the General Affairs Department will work in coordination with external specialized agencies and other relevant parties to sever any relations with antisocial forces. Regular updates will also be provided to the Board of Directors regarding this process.

•

The General Manager of the General Affairs Department shall cooperate with external specialized agencies to sever relations with antisocial forces, develop internal systems to prevent problems from arising, and report the status of such activities to the Board of Directors on a regular basis. In addition, a full-time alumnus of the Metropolitan Police Department will be assigned to this system, which will allow for close collaboration with external specialized agencies.

(2)	Overview of the operational status of the system ensuring the appropriateness of operations

The overview of the operational status of the system ensuring the appropriateness of operations during the fiscal year under review is outlined below, and we have confirmed that the system is being properly operated.

•	The Board of Directors held 11 meetings to resolve important matters, report on the status of execution of duties, and supervise the execution of business operations.

•

The Board of Corporate Auditors held 12 meetings, during which each Corporate Auditor reported on the status of audits, received reports on internal audits from the Audit Office, and conducted audits the execution of operations.

•

The Internal Control Committee was convened to conduct an evaluation of internal controls related to financial reporting and review the evaluation results, and the Compliance Committee was convened to deliberate on the operation and development of the Group’s overall legal compliance framework.

4.	Policy on the Distribution of Retained Earnings, etc.

The Company has been distributing dividends from retained earnings, based on the recognition that one of the most important management priorities is to ensure stable returns to our shareholders while securing the necessary internal reserves for future business development and strengthening of our financial foundation.

Going forward, we will adhere to this basic policy and provide a stable return of profits to shareholders, taking into consideration our future group business strategy, the strengthening of our financial position, and our business performance for each fiscal year, etc. Furthermore, retained earnings will be used for investments aimed at developing new businesses and improving the efficiency and vitality of existing businesses. In addition, the Company will appropriately implement share repurchases to improve capital efficiency and to enable the implementation of flexible capital policies in response to future changes in the business environment.

The Company’s Articles of Incorporation stipulate that the Company may pay dividends from surplus by resolution of the Board of Directors pursuant to the provisions of Article 459, Paragraph 1 of the Companies Act, changed this to a resolution of the General Meeting of Shareholders from the previous fiscal year. With regard to the acquisition of treasury shares, the Company may acquire treasury shares by resolution of the Board of Directors pursuant to the provisions of Article 165, Paragraph 2 of the Companies Act.

The Company’s Articles of Incorporation stipulate that the Company may pay dividends from surplus twice a year, as interim dividend and a year-end dividend, but the Company did not pay an interim dividend during the fiscal year under review.

Furthermore, with regard to the purchase of treasury shares, the Company did not carry out any purchases based on a resolution of the Board of Directors during the fiscal year under review.

5.	Basic Policy on Corporate Governance

The Company has not established any specific basic policy regarding corporate governance.

Consolidated Balance Sheets

(As of February 28, 2026)

		(Thousands of yen)
Assets		Liabilities
Account items	Amount	Account items	Amount
Current assets	18,043,840	Current liabilities	30,254,642
Cash and deposits	4,581,743	Accounts payable	8,057,027
Accounts receivable - trade	2,067,068	Short-term borrowings	17,978,236
Merchandise	9,509,505	Income taxes payable	147,967
Other	1,885,523	Accrued consumption tax, etc.	560,686
Non-current assets	46,604,658	Allowance for bonuses	276,736
Property, plant and equipment	27,278,021	Asset retirement obligations	175,653
Buildings and structures	10,893,812	Other	3,058,335
Machinery and transport equipment	860,516	Non-current liabilities	13,331,435
Land	14,482,408	Long-term borrowings	10,075,577
Other	1,041,283	Lease liabilities	1,220,173
Intangible assets	2,496,705	Retirement benefit liabilities	23,279
Goodwill	930,895	Deferred tax liabilities	35,786
Other	1,565,809	Asset retirement obligations	1,088,388
Investments and other assets	16,829,930	Other	888,230

Investment securities	899,326	Total liabilities	43,586,077

Long-term loans receivable	1,191,647	Net assets
Retirement benefit asset	355,882	Shareholders’ equity	20,669,608
Deferred tax assets	428,728	Share capital	9,946,386
Lease and guarantee deposits	13,400,551	Capital surplus	9,829,566
Other	553,794	Retained earnings	1,186,790
		Treasury shares	(293,134)
		Accumulated other comprehensive income	392,811
		Valuation difference on available-for-sale securities	392,811

		Total net assets	21,062,420

Total assets	64,648,498	Total liabilities and net assets	64,648,498

Consolidated Statements of Income

(From March 1, 2025 to February 28, 2026)

	(Thousands of yen)
Account items	Amount
Net sales		90,809,482
Cost of sales		61,308,528

Gross profit		29,500,953
Operating revenue		7,348,039

Operating profit		36,848,992
Selling, general and administrative expenses		39,221,950

Operating loss		(2,372,957)
Non-operating income
Interest income	24,449
Dividends received	13,539
Gains on debt acceptance	18,709
Compensation income	225,000
Subsidy income	24,330
Other	28,618	334,647

Non-operating expenses
Interest expense	477,012
Rental expense	81,721
Other	24,217	582,951

Ordinary profit (loss)		(2,621,262)
Extraordinary income
Gain on sale of non-current assets	1,438
Gain on sale of investment securities	1,253
Settlement income	589,600	592,291

Extraordinary losses
Loss on retirement of non-current assets	177,753
Impairment losses	685,350
Loss on termination of lease contracts	133,549
Litigation losses	102,594
Loss on store closings	587,294
Company funeral related expenses	19,596
Loss on sale of memberships rights	10,000	1,716,139

Net loss before income taxes and distribution of profit/loss to silent partnerships		(3,745,109)
Distribution of profit/loss to silent partnerships		(39,945)

Net loss before income taxes		(3,705,164)
Income taxes - current	143,185
Income taxes - deferred	(49,824)	93,361

Profit (loss)		(3,798,525)

Profit (loss) attributable to owners of parent		(3,798,525)

Consolidated Statements of Changes in Net Assets

(From March 1, 2025 to February 28, 2026)

	(Thousands of yen)
	Shareholders’ equity
	Share capital	Capital surplus	Retained earnings	Treasury shares	Total shareholders’ equity
Balance at beginning of period	9,946,386	9,829,566	5,444,726	(293,116)	24,927,562
Changes of items during period
Dividends of surplus			(459,411)		(459,411)
Profit (loss) attributable to owners of parent			(3,798,525)		(3,798,525)
Purchase of treasury shares				(17)	(17)
Net changes in items other than shareholders’ equity
Total changes of items during period	—	—	(4,257,936)	(17)	(4,257,954)

Balance at end of period	9,946,386	9,829,566	1,186,790	(293,134)	20,669,608

	Accumulated other comprehensive income		Total net assets
	Valuation difference on available-for-sale securities	Total accumulated other comprehensive income
Balance at beginning of period	227,853	227,853	25,155,416
Changes of items during period
Dividends of surplus			(459,411)
Profit (loss) attributable to owners of parent			(3,798,525)
Purchase of treasury shares			(17)
Net changes in items other than shareholders’ equity	164,958	164,958	164,958
Total changes of items during period	164,958	164,958	(4,092,995)

Balance at end of period	392,811	392,811	21,062,420

Notes to the Consolidated Financial Statements

1.	Significant Matters that Serve as the Basis for Preparation of Consolidated Financial Statements

(1)	Scope of consolidation

1)	Number of consolidated subsidiaries and names of major consolidated subsidiaries

• Number of consolidated subsidiaries	27 companies

• Names of major consolidated subsidiaries	Olympic Co., Ltd.
OSC F/One Co., Ltd.
OSC Amaike Co., Ltd.
Miuraya Co., Ltd.
OSC Foods Co., Ltd.
OSC Bakery Co., Ltd.
Olympic Cellar Co., Ltd.
OSC Trading Co., Ltd.
OSC Fast Food Service Co., Ltd.
Grain Coffee Roaster Co., Ltd.
GOUT Co., Ltd.
Cycle Olympic Corporation
OSC Cycle Corporation
Your Petia Corporation
Your Petia Salon Corporation
Animal General Medical Center Corporation
Ouchi DEPO Corporation
OSC Home Facility Co., Ltd.
OSC Golf World Corporation
Shoes Forest Corporation
MK Cars Corporation
FOLME Corporation
OSC Cleanness Co., Ltd.
Kirara Corporation
Score Corporation
Avance Corporation
K Mart Corporation

•

During the consolidated fiscal year under review, OSC Meat Corporation and OSC Fish Corporation were dissolved through an absorption-type merger with Olympic Co., Ltd. as the surviving company, and have been excluded from the scope of consolidation.

2)	Names, etc. of major non-consolidated subsidiaries

• Names of major non-consolidated subsidiaries
OSC Life Products Co., Ltd.
• Reason for exclusion from the scope of consolidation
The company is small in scale, and its total assets, net sales, profit or loss (amount corresponding to the Company’s ownership interest), and retained earnings (amount corresponding to the Company’s ownership interest) do not have a material impact on the consolidated financial statements.

(2)	Application of the equity method

• Number of non-consolidated subsidiaries or affiliates accounted for using the equity method, and names of major companies	Not applicable.

• Major non-consolidated subsidiaries and affiliates not accounted for using the equity method	OSC Life Products Co., Ltd. FREE POWER Co., Ltd. OSC Pet Products Co., Ltd.
• Reasons for not applying the equity method to major non-consolidated subsidiaries and affiliates not accounted for using the equity method	The companies are excluded from the scope of application of the equity method because such exclusion has only an immaterial effect on the consolidated financial statements in terms of each company’s profit or loss (amount corresponding to the Company’s ownership interest) and retained earnings (amount corresponding to the Company’s ownership interest), and they have no significance as a whole.
(3)	Fiscal year-ends of consolidated subsidiaries

The fiscal year-end of all consolidated subsidiaries coincides with the end of the consolidated fiscal year.

(4)	Accounting policies

1)	Basis and method of valuation of significant assets

a.	Marketable securities

Available-for-sale securities

• Securities other than stocks that do not have quoted market prices
Fair value method
(The amounts of unrealized gains or losses from such securities, after accounting for tax effects, are presented in net assets. Costs of securities sold are calculated using the moving average method.)
• Stocks that do not have quoted market prices
Cost method by determining the cost using the moving average method
b. Derivatives	Fair value method

c.	Inventories

• Fresh foods and deli items, etc.	Cost method based on the last purchase cost method (The amounts on the consolidated balance sheets use a method of writing down the book value due to a decline in profitability)

• In-store inventory	Cost method based on the retail method (The amounts on the consolidated balance sheets use a method of writing down the book value due to a decline in profitability)

• Items in stock at the distribution center	First-in, first-out (FIFO) cost method (The amounts on the consolidated balance sheets use a method of writing down the book value due to a decline in profitability)

2)	Depreciation method for significant depreciable assets

a. Property, plant and equipment (excluding leased assets)	Declining-balance method. However, the Company uses the straight-line method for buildings (excluding facilities attached to buildings) acquired on or after April 1, 1998 and facilities attached to buildings and structures acquired on or after April 1, 2016.

b. Intangible assets (excluding leased assets)

• Software	Straight-line method based on the estimated useful life within the Company (five years or less).

c. Lease assets

• Leased assets related to finance leases involving a transfer of ownership	The same depreciation method is used as that applied to proprietary fixed assets.

• Leased assets related to finance leases that do not involve transfer of ownership	Straight-line method over the lease term with no residual value.

d. Long-term prepaid expenses	Straight-line method.

3)	Basis for significant provision and allowance

• Allowance for bonuses	To provide for the payment of bonuses to employees, the Company accrues an estimated amount based on the estimated amount of payment.

4) Accounting treatment for retirement benefits

Certain consolidated subsidiaries apply a simplified method for calculating retirement benefit liabilities and retirement benefit expenses, under which the amount payable at the end of the fiscal year is treated as the retirement benefit obligation.

In the event that the amount of pension assets exceeds the amount of retirement benefit obligations, the excess amount is recognized as a retirement benefit asset and presented under investments and other assets.

5) Significant revenue and expense recognition standards

• Revenue recognition on sales of goods

Revenue arising from contracts with the Group’s customers is derived from the sale of merchandise in our retail and retail-related businesses, and revenue from the sale of these goods are recognized at the time of delivery to the customer.

Furthermore, with regard to consignment sales, we determine that our Group acts as an agent and accordingly, we recognize revenue based on the net amount, calculated by deducting the amount paid to the supplier from the amount received from the customer.

6) Significant matters for the preparation of consolidated financial statements

• Application of the group aggregation system	The group aggregation system is applied.

(5)	Change in accounting policy

Not applicable.

(6)	Change of display method

Not applicable.

(7)	Significant accounting estimates

(Impairment of fixed assets related to retail stores)

1)	Amount presented on the consolidated statements of income for the fiscal year under review

Property, plant and equipment and intangible assets related to retail stores	19,830,828 thousand yen
Impairment losses	938,858 thousand yen

(Of which, 587,294 thousand yen is shown as loss on store closings.)

2)	Information on the details of significant accounting estimates of identified item

•	Calculation method

The Group classifies fixed assets related to retail stores by grouping each retail store as the smallest unit capable of generating independent cash flows. For assets or groups of assets showing signs of impairment, we compare the total undiscounted future cash flows with their carrying amounts, and if we determine that an impairment loss should be recognized, the carrying amount is reduced to the recoverable amount and an impairment loss is recorded. The recoverable amount is based on the higher of the net sale value or value in use.

•	Major assumptions used in significant accounting estimates

The estimates of future cash flows used to determine whether an impairment loss should be recognized and to measure the value in use are derived from business plans for each retail store. The key assumptions used in estimating future cash flows are sales, gross profit margin, and labor costs for each retail store, which form the basis of the business plans.

•	Impacts on the consolidated financial statements for the following fiscal year

Key assumptions in estimating future cash flows are subject to uncertainty. Therefore, depending on changes in market conditions or the success or failure of the business strategies, new impairment losses may arise in the consolidated financial statements for the following fiscal year.

2.	Notes to the Consolidated Balance Sheets

(1)	Collateralized assets and secured liabilities

1)	Assets pledged as collateral

Cash and deposits	843,938 thousand yen
Buildings and structures	4,659,404 thousand yen
Land	10,905,365 thousand yen
Investment securities	625,771 thousand yen
Long-term loans receivable	338,616 thousand yen
Lease and guarantee deposits	1,309,257 thousand yen
Investments and other assets (Other)	58,682 thousand yen

Total	18,741,037 thousand yen

(Note) In addition to the above assets pledged as collateral, 2,705,188 thousand yen in shares of subsidiaries and affiliates offset in the consolidated financial statements are pledged as collateral.

2)	Secured debt

Accounts payable	325,856 thousand yen
Short-term borrowings	7,499,818 thousand yen
Long-term borrowings (including current portion of long-term borrowings)	14,665,305 thousand yen

Total	22,490,979 thousand yen

(2)	Accumulated depreciation of property, plant and equipment 41,699,988 thousand yen

3.	Notes to the Consolidated Statements of Comprehensive Income

(1)	Matters regarding total number of issued shares

Class of shares	Beginning of the fiscal year	Increase during the fiscal year	Decrease during the fiscal year	Number of shares at end of the fiscal year
Common shares	23,354,223 shares	– shares	– shares	23,354,223 shares

(2)	Matters regarding dividends of surplus

1)	Dividends paid, etc.

Matters regarding dividends by a resolution at the Ordinary General Meeting of Shareholders held on May 29, 2025

• Total amount of dividends	459,411 thousand yen
• Dividends per share:	20 yen
• Record date:	February 28, 2025
• Effective date:	May 30, 2025

2)	Dividends with a record date during the fiscal year under review, but with an effective date subsequent to the fiscal year under review

Not applicable.

4.	Notes on Financial Instruments

(1)	Status of financial instruments

The Group limits its investment to short-term deposits and similar instruments and for financing, the Group raises funds mainly through bank loans. The funds are used for working capital and capital expenditures. Derivative transactions are utilized in accordance with internal management rules to hedge against interest rate risk, and the Company’s policy is not to engage in speculative transactions.

(2)	Fair value, etc. of financial instruments

The carrying amounts on the consolidated balance sheets, fair values, and respective differences as of February 28, 2026 are presented below. Stocks and other securities that do not have quoted market prices (carrying amount on the consolidated balance sheet of 277,149 thousand yen) are not included in “Investment Securities.”

	(Thousands of yen)
	Carrying amounts on the consolidated balance sheets	Fair value	Difference
1) Investment securities	622,176	622,176	—
2) Long-term loans receivable	1,191,647	1,131,404	(60,242)
3) Lease and guarantee deposits	13,400,551	9,455,779	(3,944,771)
4) Bonds payable (*1)	(20,000)	(19,935)	(64)
5) Long-term borrowings (*2, *3)	(16,753,995)	(16,735,074)	(18,920)
6) Lease liabilities (*4)	(1,742,445)	(1,711,582)	(30,862)
7) Derivative transactions (*2)	—	—	—

(*1)	Includes bonds payable due within one year.
(*2)	The amount of derivative transactions is included in the amount of long-term borrowings.
(*3)	Includes current portion of long-term borrowings.
(*4)	Includes lease liabilities due within one year.
(*5)

“Cash and deposits,” “Accounts receivable—trade,” “Accounts payable,” and “Short-term borrowings” are omitted because their fair values approximate their carrying amounts, given that they are settled within a short period of time.

(*6)	Items recorded in liabilities are shown in parentheses.

(3)	Breakdown of financial instruments by level of fair value

The fair value of financial instruments is classified into the following three levels according to the observability and materiality of inputs used to measure fair value.

Level 1 fair value:	Fair values measured using observable inputs that are market prices formed in active markets for the assets or liabilities for which fair value is to be measured

Level 2 fair value:	Fair values measured using observable inputs other than those used to calculate Level 1 fair value

Level 3 fair value:	Fair values measured using unobservable inputs

When multiple inputs that have a significant impact on the measurement of fair value are used, the fair value is categorized to the level with the lowest priority in the measurement of fair value among the levels to which each input belongs.

1)	Financial assets and financial liabilities recorded at fair value on the consolidated balance sheets

				(Thousands of yen)
Category	Fair value
	Level 1	Level 2	Level 3	Total
Investment securities
Available-for-sale securities Shares	622,176	—	—	622,176

2)	Financial assets and liabilities not recorded at fair value on the consolidated balance sheets

				(Thousands of yen)
Category	Fair value
	Level 1	Level 2	Level 3	Total
Long-term loans receivable	—	1,131,404	—	1,131,404
Lease and guarantee deposits	—	—	9,455,779	9,455,779
Bonds payable	—	19,935	—	19,935
Long-term borrowings	—	16,735,074	—	16,735,074
Lease liabilities	—	1,711,582	—	1,711,582
Derivative transactions	—	—	—	—

(Notes)	Description of the valuation techniques and inputs used in the fair value measurements

1)	Investment securities

As listed shares are valued using exchange prices and are traded in active markets, their fair value is classified as Level 1.

2)	Long-term loans receivable

Among long-term loans receivable, construction cooperation funds are valued at present value using the discount method in accordance with the “Practical Guidelines on Accounting for Financial Instruments.” The carrying amount is calculated based on the yield on Japanese government bonds at that time, while the fair value is calculated based on the current yield on Japanese government bonds corresponding to the remaining term. Fai value is classified as Level 2.

3)	Lease and guarantee deposits

The fair value of security deposits and guarantee deposits is calculated based on their present value, discounted using an interest rate derived from appropriate benchmarks, and is classified as Level 3.

4)	Bonds payable

The fair value of bonds payable is calculated by discounting the total amount of principal and interest using the interest rate assumed for similar financing, and is classified as Level 2.

5)	Long-term borrowings

The fair value of long-term borrowings is calculated by discounting the total amount of principal and interest using the interest rate that would be applicable if a similar new borrowing were made, and is classified as Level 2. Among long-term borrowings with variable interest rates, those subject to interest rate swaps and caps are treated under a special accounting method. The amount is calculated by discounting the total amount of principal and interest, treated as a single unit with the relevant interest rate swaps and caps, at the interest rate that would be assumed if a similar new borrowing were made.

6)	Lease liabilities

The fair value of lease liabilities is calculated by discounting the total amount of principal and interest using the interest rate that would be applicable if a similar new lease transaction were made, and is classified as Level 2.

7)	Derivative transactions

With respect to long-term borrowings, those subject to special accounting treatment for interest rate swaps and interest rate caps are accounted for as a single unit with the long-term borrowings designated as hedged items. Therefore, their fair value is included in the fair value of the relevant long-term borrowings.

5.	Notes on Business Combination

Not applicable.

6.	Fair values of rental and other investment properties

(1)	Status of rental and other investment properties

The Company own commercial facilities (including land) for lease in Tokyo and other areas.

(2)	Fair values of rental and other investment properties

(Thousands of yen)
Carrying amounts on the consolidated balance sheets	Fair value
3,235,078	3,998,935

(Notes)	1.	The carrying amounts on the consolidated balance sheets are the acquisition cost minus accumulated depreciation.
	2.	The fair value at the end of the fiscal year under review is primarily an amount calculated by the Company based on Japanese Real Estate Appraisal Standards, including adjustments made using certain financial indicators.

7.	Note on Revenue Recognition

(1)	Disaggregation of revenue from contracts with customers

Fiscal year under review (March 1, 2025 to February 28, 2026)

(Thousands of yen)
Net sales
Revenue from contracts with customers
Food business (net sales)	62,179,288
Non-food business (net sales)	28,630,194
Other (operating revenue) (*1)	5,561,123

Total	96,370,605

Other revenue (operating revenue) (*2)	1,786,916

Operating revenue to external customers	98,157,521

*1	“Other (operating revenue)” primarily includes revenue from the veterinary clinics business, logistics business, and information processing services business.
*2	“Revenue from other sources (operating revenue)” includes revenue based on the ASBJ Statement No. 13 “Accounting Standard for Lease Transactions.”

(2)	Basic information in understanding revenue from contracts with customers

Basic information in understanding revenue from contracts with customers is as presented in “1. Notes on Significant Matters that Serve as the Basis for Preparation of Consolidated Financial Statements, Etc., (4) Accounting policies, 5) Significant revenue and expense recognition standards” in the Notes to the Consolidated Financial Statements.

(3)	Information to understand the amount of revenue for the current and subsequent terms

Information regarding residual performance obligations is omitted because the Group has applied the practical expedient as there are no significant transactions with an original expected contract duration of more than one year. There are no material amounts of compensation from contracts with customers that are not included in the transaction price.

8.	Notes on Per Share Information

(1) Net assets per share		¥916.93
(2) Net profit (loss) per share	-¥	165.37

9.	Notes on Significant Subsequent Events

(Conclusion of a Stock Exchange Agreement between the Company and Pan Pacific International Holdings Co., Ltd.)

the “Companies”) resolved at their respective Board of Directors meetings held on April 6, 2026 to conduct a business integration through a share exchange with PPIH as the wholly owning parent company and the Company as the wholly owned subsidiary resulting from a share exchange, and on the same day, the Companies concluded a share exchange agreement. The Company and Pan Pacific International Holdings Co., Ltd. (hereinafter referred to as “PPIH,” and together,

10.	Other Notes

Not applicable.

Amounts shown are rounded to the nearest thousand yen.

Non-Consolidated Balance Sheets

(As of February 28, 2026)

		(Thousands of yen)
Assets		Liabilities
Account items	Amount	Account items	Amount
Current assets	7,931,159	Current liabilities	20,973,530
Cash and deposits	2,374,194	Short-term borrowings	11,193,136
Prepaid expenses	793,057	Current portion of long-term borrowings	6,666,178
Accounts receivable	2,451,336	Lease liabilities	514,433
Short-term loans receivable from subsidiaries and associates	1,908,914	Asset retirement obligations	172,853
Income taxes refund receivable	11,828	Accounts payable - other	1,739,066
Other	391,829	Accrued expenses	28,001
Non-current assets	47,601,554	Income taxes payable	102,894
Property, plant and equipment	26,966,739	Accrued consumption tax, etc.	198,417
Buildings	10,531,567	Advance received	121,353
Structure	475,475	Deposits received	154,408
Machinery and equipment	876,733	Allowance for bonuses	6,432
Vehicles and transportation equipment	12,378	Other	76,354
Tools, furniture and fixtures	1,024,225	Non-current liabilities	13,103,705
Lease assets	12,098	Long-term borrowings	10,034,737
Land	14,034,259	Lease liabilities	1,210,493
Intangible assets	1,201,378	Asset retirement obligations	995,930
Patent rights	62,523	Long-term guarantee deposits received	157,901
Leasehold	859,742	Long-term security deposits	700,105
Software	235,168	Other	4,537

Telephone subscription rights	43,943	Total liabilities	34,077,236

Investments and other assets	19,433,436	Net assets
Investment securities	779,117	Shareholders’ equity	21,064,664
Shares of subsidiaries and associates	1,152,923	Share capital	9,946,386
Long-term loans receivable	1,190,337	Capital surplus	9,829,566
Long-term loans receivable from subsidiaries and associates	9,664,460	Legal capital surplus	9,829,566
Long-term prepaid expenses	381,454	Retained earnings	1,581,846
Lease and guarantee deposits	12,148,505	Legal retained earnings	543,622
Deferred tax assets	39,612	Other retained earnings	1,038,223
Other	86,055	Retained earnings brought forward	1,038,223
Allowance for doubtful accounts	(6,009,030)	Treasury shares	(293,134)
		Valuation and translation adjustments	390,813
		Valuation difference on available-for-sale securities	390,813

		Total net assets	21,455,477

Total assets	55,532,714	Total liabilities and net assets	55,532,714

Non-Consolidated Statements of Income

(From March 1, 2025 to February 28, 2026)

	(Thousands of yen)
Account items	Amount
Operating revenue
Rental income from real estate	11,778,815
Management fees	1,713,792
Dividends received from subsidiaries and affiliates	340,186	13,832,793

Operating expenses
Rental income from real estate	11,484,484
General administrative expenses	1,147,976	12,632,460

Operating income		1,200,333
Non-operating income
Interest and dividend income	244,870
Subsidy income	22,430
Other	9,398	276,698

Non-operating expenses
Interest expense	468,901
Other	3,224	472,126

Ordinary profit		1,004,905
Extraordinary income
Gain on sale of non-current assets	583
Gain on sale of investment securities	1,253	1,836
Extraordinary losses
Loss on sale of non-current assets	573
Loss on store closings	587,294
Company funeral related expenses	19,596
Loss on sale of memberships rights	10,000
Loss on valuation of shares of subsidiaries and affiliates	100,000
Allowance for doubtful accounts	3,902,930	4,620,395

Loss before income taxes		(3,613,652)
Income taxes - current	96,088
Income taxes - deferred	(219,598)	(123,510)

Loss		(3,490,142)

Non-Consolidated Statements of Changes in Net Assets

(From March 1, 2025 to February 28, 2026)

								(Thousands of yen)
	Shareholders’ equity
	Share capital	Capital surplus		Retained earnings			Treasury shares	Total shareholders’ equity
		Legal capital surplus	Total capital surplus	Legal retained earnings	Other retained earnings	Total retained earnings
					Retained earnings brought forward
Balance at beginning of period	9,946,386	9,829,566	9,829,566	543,622	4,987,776	5,531,399	(293,116)	25,014,235
Changes of items during period
Dividends of surplus					(459,411)	(459,411)		(459,411)
Loss					(3,490,142)	(3,490,142)		(3,490,142)
Purchase of treasury shares							(17)	(17)
Net changes in items other than shareholders’ equity
Total changes of items during period	—	—	—	—	(3,949,553)	(3,949,553)	(17)	(3,949,570)

Balance at end of period	9,946,386	9,829,566	9,829,566	543,622	1,038,223	1,581,846	(293,134)	21,064,664

	Valuation and translation adjustments		Total net assets
	Valuation difference on available-for-sale securities	Total valuation and translation adjustments
Balance at beginning of period	227,326	227,326	25,241,562
Changes of items during period
Dividends of surplus			(459,411)
Loss			(3,490,142)
Purchase of treasury shares			(17)
Net changes in items other than shareholders’ equity	163,486	163,486	163,486
Total changes of items during period	163,486	163,486	(3,786,084)

Balance at end of period	390,813	390,813	21,455,477

Notes to the Non-Consolidated Financial Statements

1.	Matters Pertaining to Significant Accounting Policies

(1)	Basis and method of valuation of assets

1) Shares of subsidiaries and affiliates	Cost method by determining the cost using the moving average method

2) Available-for-sale securities

• Securities other than stocks that do not have quoted market prices	Fair value method (The amounts of unrealized gains or losses from such securities, after accounting for tax effects, are presented in net assets. Costs of securities sold are calculated using the moving average method.)

• Stocks that do not have quoted market prices	Cost method by determining the cost using the moving average method

3) Derivatives	Fair value method

(2) Depreciation method for non-current assets

1) Property, plant and equipment (excluding lease assets)	Declining-balance method. However, the Company uses the straight-line method for buildings (excluding facilities attached to buildings) acquired on or after April 1, 1998 and facilities attached to buildings and structures acquired on or after April 1, 2016.

2) Intangible assets (excluding lease assets)

• Software	Straight-line method based on the estimated useful life within the Company (five years or less).

• Patent rights	Straight-line method (over eight years).

3) Lease assets

• Leased assets related to finance leases involving a transfer of ownership	The same depreciation method is used as that applied to proprietary fixed assets.

• Leased assets related to finance leases that do not involve transfer of ownership	Straight-line method over the lease term with no residual value.

4) Long-term prepaid expenses	Straight-line method.

(3) Basis for provision and allowance

1) Allowance for doubtful accounts	To prepare for bad debt expenses, an estimated uncollectable amount is provided at the amount estimated by either using the actual historical rate of credit loss for general receivables, or based on individual consideration of collectability for specific receivables such as highly doubtful receivables.

2) Allowance for bonuses	To provide for the payment of bonuses to employees, the Company accrues an estimated amount based on the estimated amount of payment.

(4)	Revenue and expense recognition standards

The Company’s revenue consists primarily of rental income from real estate owned by our subsidiaries, income from management outsourcing services, and dividend income. With regard to rental income from real estate, we apply the “Accounting Standard for Lease Transactions” (ASBJ Statement No. 13). With respect to revenue from management outsourcing services, the Company is obligated to provide management services to subsidiaries in accordance with the terms of the contract. Revenue is recognized at the point when the service is performed, as the Company’s performance obligation is satisfied at that point. Dividend income is recognized on the effective date of the dividends.

(5)	Other Matters that Serve as the Basis for Preparation of Non-Consolidated Financial Statements

•	Application of the group aggregation system The group aggregation system is applied.

(6)	Change in accounting policy

Not applicable.

(7)	Change of display method

Not applicable.

2.	Notes to the Non-Consolidated Balance Sheets

(1)	Collateralized assets and secured liabilities

1)	Assets pledged as collateral

Cash and deposits	843,938 thousand yen
Buildings	4,502,002 thousand yen
Land	10,430,686 thousand yen
Investment securities	625,771 thousand yen
Long-term loans receivable (construction cooperation funds)	338,616 thousand yen
Long-term prepaid expenses (construction cooperation funds)	58,682 thousand yen
Lease and guarantee deposits	1,309,257 thousand yen

Total	18,108,956 thousand yen

2)	Secured debt

Short-term borrowings	6,769,818 thousand yen
Long-term borrowings (including current portion of long-term borrowings)	14,665,305 thousand yen

Total	21,435,123 thousand yen

Of the collateralized assets listed above, investment securities totaling 34,405 thousand yen are being used as collateral for accounts payable to affiliated companies amounting to 325,856 thousand yen.

(2)	Accumulated depreciation of property, plant and equipment

38,980,668 thousand yen

(3)	Monetary claims and obligations with subsidiaries and associates are as follows.

1) Short-term monetary claims	1,388,700 thousand yen
2) Short-term monetary obligations	1,946,782 thousand yen

(4)	Contingent obligations

The Company provides guarantee of obligation purchases made by the following affiliate from their business partners.

Guarantee recipient	Amount	Description
Olympic Co., Ltd.	306,327 thousand yen	Accounts payable

3.	Notes to the Non-Consolidated Statements of Income

Transactions with subsidiaries and associates

1) Rental income from real estate	10,242,812 thousand yen
2) Management fees	1,627,874 thousand yen
3) Other operating transactions	1,514,355 thousand yen
4) Transactions from non-operating transactions	217,218 thousand yen

4.	Notes to the Non-Consolidated Statements of Comprehensive Income

Number of treasury shares

Class of shares	Beginning of the fiscal year	Increase during the fiscal year	Decrease during the fiscal year	Number of shares at end of the fiscal year
Common shares	383,672 shares	40 shares	— shares	383,712 shares

5.	Notes on Tax Effect Accounting

Deferred tax assets and deferred tax liabilities are mainly due to impairment losses and asset retirement obligations.

6.	Notes on Business Combination

Not applicable.

7.	Notes on Transactions With Related Parties

(1)	Officers and major shareholders, etc.

Category	Name of the company, etc.	Capital or capital contribution (Thousands of yen)	Business or occupation	Ratio of owning (owned) voting rights, etc.	Relationship details		Detail of transactions	Transaction amount (Thousands of yen)	Account items	Balance at end of period (Thousands of yen)
					Directors holding concurrent positions, etc.	Business relationship

Companies, etc. at which the majority of voting rights are held by a director and/or his/her close relatives	Healthcare Japan Co., Ltd.	299,000	Management, operation, etc. of private nursing homes	(Owned) Direct 3.9	—	Lease of store	Lease of store (Note) 1	77,341	Prepaid expenses Lease and guarantee deposits	7,089 292,960

Companies, etc. at which the majority of voting rights are held by a director and/or his/her close relatives	Yamakin Co., Ltd.	10,000	Warehousing business	—	Officer 1 person	Lease of headquarters, stores, and parking lots	Lease of headquarters, stores, and parking lots (Note) 1	248,459	Prepaid expenses Lease and guarantee deposits	22,756 548,429

Companies, etc. at which the majority of voting rights are held by a director and/or his/her close relatives	O.R.D. Co., Ltd.	35,000	Real estate management business	—	Officer 2 persons	Lease of stores and parking lots	Lease of stores and parking lots (Note) 1	373,781	Prepaid expenses	28,593
							Lease of stores and parking lots (Note) 1	34,125	Lease and guarantee deposits	1,517,265
							Collection of security deposits	55,986	Long-term loans receivable	722,799
							Refund of security deposits	34,023	Long-term prepaid expenses	273,342

Companies, etc. at which the majority of voting rights are held by a director and/or his/her close relatives	Tairi Co., Ltd.	10,000	Real estate management business	—	—	Lease of employee dormitory	Lease of employee dormitory (Note) 1	23,052	Prepaid expenses Lease and guarantee deposits	1,921 15,000

Category	Name of the company, etc.	Capital or capital contribution (Thousands of yen)	Business or occupation	Ratio of owning (owned) voting rights, etc.	Relationship details		Detail of transactions	Transaction amount (Thousands of yen)	Account items	Balance at end of period (Thousands of yen)
					Directors holding concurrent positions, etc.	Business relationship
Companies, etc. at which the majority of voting rights are held by a director and/or his/her close relatives	Toto Uehara Co., Ltd.	3,000	Real estate management business	—	—	Lease of employee dormitory	Lease of employee dormitory (Note) 1	17,439	Prepaid expenses Lease and guarantee deposits	1,453 55,880

Companies, etc. at which the majority of voting rights are held by a director and/or his/her close relatives	Esprit Co., Ltd.	10,000	Real estate management business	(Owned) Indirect 27.8	Officer 2 persons	Lease of warehouses and office space	Lease of warehouses and office space (Note) 1	12,600	Prepaid expenses Lease and guarantee deposits	1,155 2,400

Companies, etc. at which the majority of voting rights are held by a director and/or his/her close relatives	OSC COMMUNICATE Inc.	10,000	Planning, production, and distribution of video content, etc.	—	—	Creation of videos, etc.	Outsourcing costs related to video creation (Note) 3	42,000	—	—

Companies, etc. at which the majority of voting rights are held by a director and/or his/her close relatives	Wing Road Co., Ltd.	50,000	Manufacture and retail of men’s clothing	(Owned) Indirect 4.1	—	Lease of stores and parking lots	Lease of store (Note 1)	21,840	—	—

Terms and conditions of transactions and their decisions, etc.

(Notes)	1.	Rent and security deposits are determined based on actual transaction prices in the neighborhood.
	2.	Sales of fixed assets are determined based on the appraisal value provided by a certified real estate appraiser.
	3.	Pricing and other terms of transactions are determined on a case-by-case basis through negotiation and taking into account prevailing market prices as well as other factors.

(2)	Subsidiaries and affiliates, etc.

Category	Name of the company, etc.	Capital or capital contribution (Thousands of yen)	Business or occupation	Ratio of owning (owned) voting rights, etc.	Relationship details		Detail of transactions	Transaction amount (Thousands of yen)	Account items	Balance at end of period (Thousands of yen)
					Directors holding concurrent positions, etc.	Business relationship

Subsidiary	Olympic Co., Ltd.	100,000	Retail	Direct ownership 100.0	Officer 8 persons	Lease of stores, parking lots, and retail facilities; and financing transactions	Rental income from real estate (Note) 1	8,626,334	Accounts receivable	772,480
							Management fees (Note) 2	1,079,189	Short-term loans receivable from subsidiaries and associates	6,031,866
							Interest income	113,809	Allowance for doubtful accounts	(3,530,030)
							Allowance for doubtful accounts (Note) 3	3,530,030	Other Current assets	1,001
							Lending of funds (Note) 3	173,966

Subsidiary	Ouchi DEPO Corporation	100,000	Sales of DIY and gardening products	Direct ownership 100.0	Officer 1 person	Lease of stores, parking lots, and retail facilities and financing	Interest income (Note) 3	20,411	Short-term loans receivable from subsidiaries and associates	721,706
							Collection of loans receivable (Note) 3	221,000	Accounts payable	13

Subsidiary	OSC Foods Co., Ltd.	100,000	Manufacture and wholesale of prepared foods, etc.	Direct ownership 100.0	Officer 2 persons	Leasing of processed food factory equipment and lending of funds	Interest income (Note) 3 Allowance for doubtful accounts	7,767 120,000	Short-term loans receivable from subsidiaries and associates Allowance for doubtful accounts	704,000 (661,000)
							Lending of funds (Note) 3	95,435

Subsidiary	OSC Home Facility Co., Ltd.	20,000	Building and facility construction, and sales and installation of housing facilities	Direct ownership 100.0	Officer 1 person	Maintenance and repair of facilities, leasing of store facilities, and lending of money	Interest income (Note 3) Allowance for doubtful accounts Lending of funds (Note) 3	11,127 18,000 413,909	Short-term loans receivable from subsidiaries and associates Allowance for doubtful accounts	604,409 (18,000)

Subsidiary	Miuraya Co., Ltd.	100,000	Sales of food products	Indirect ownership 100.0	Officer 3 persons	Debt guarantee	Acceptance of debt guarantees (Note 4)	2,310,000	—	—

Terms and conditions of transactions and their decisions, etc.

(Notes)	1.	Rent is determined based on actual transaction prices in the neighborhood.
	2.	Management fees are determined through mutual agreement between the two companies.
	3.	With regard to the lending of funds, interest rates are determined reasonably based on market rates.
	4.	The debt guarantee is provided for bank loans.

8.	Note on Revenue Recognition

•	Basic information in understanding revenue from contracts with customers

Basic information in understanding revenue is as presented in “1. Matters Pertaining to Significant Accounting Policies, (4) Revenue and expense recognition standards” in the Notes to the Non-Consolidated Financial Statements.

9.	Notes on Per Share Information

(1) Net assets per share	¥934.04
(2) Basic earnings per share	-¥151.94

10.	Notes on Significant Subsequent Events

(Conclusion of a Stock Exchange Agreement between the Company and Pan Pacific International Holdings Co., Ltd.)

The Company and Pan Pacific International Holdings Co., Ltd. (hereinafter referred to as “PPIH,” and together, the “Companies”) resolved at their respective Board of Directors meetings held on April 6, 2026 to conduct a business integration through a share exchange with PPIH as the wholly owning parent company and the Company as the wholly owned subsidiary resulting from a share exchange, and on the same day, the Companies concluded a share exchange agreement.

11.	Notes on Companies Subject to Consolidated Dividend Rules

Not applicable.

12.	Other Notes

Amounts shown are rounded to the nearest thousand yen.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects. All dates and times are stated in Japan Standard Time (JST) in this document.

Accounting Audit Report on Consolidated Financial Statements

Independent Auditors’ Report (Translation)

April 24, 2026

To: The Board of Directors of Olympic Group Corporation

Ernst & Young ShinNihon LLC

Tokyo Office

Designated Limited Liability Member

Certified Public Accountant

Hirohisa Fukuda

Designated Limited Liability Member

Certified Public Accountant

Naohiko Sawabe

Audit Opinion

Pursuant to Article 444, paragraph (4) of the Companies Act, we have audited the consolidated financial statements, comprising the consolidated balance sheets, the consolidated statements of income, the consolidated statements of changes in net assets and the notes to the consolidated financial statements of Olympic Group Corporation (the “Company”) applicable to the fiscal year from March 1, 2025 through February 28, 2026.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and results of operations of the Group, which consisted of the Company and its consolidated subsidiaries, as of the date and for the period for which the consolidated financial statements were prepared in accordance with the corporate accounting standards generally accepted in Japan.

Basis for Audit Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Company and its consolidated subsidiaries in accordance with the provisions related to professional ethics in Japan, including those applicable to audits of financial statements of socially sensitive entities, and we have fulfilled our other ethical responsibilities in accordance with these requirements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of Matter

As stated in the notes on significant subsequent events in the consolidated financial statements, the Company resolved at its Board of Directors meeting on April 6, 2026, to integrate its business through a stock exchange, with Pan Pacific International Holdings Corporation as the wholly owning parent company and the Company as the wholly owned subsidiary, and entered into a stock exchange agreement on the same day.

Such matters do not affect our opinion.

Other Information

Other information consists of the business report and supplementary schedules. Management is responsible for the preparation and disclosure of the other information. The Auditors and the Audit and Supervisory Board are responsible for supervising the execution of duties by Directors regarding the establishment and implementation of a reporting process for other information.

The scope of our audit opinion on the consolidated financial statements does not cover the other information, and we do not express an opinion on the other information.

Our responsibility in the audit of the consolidated financial statements is to read the other information and, in the course of reading, to consider whether there are material inconsistencies between the other information and the consolidated financial statements or our knowledge obtained in the course of the audit, and to pay attention to whether there are any indications of material misstatements in the other information other than such material inconsistencies.

If, based on the work we have performed, we conclude that a material misstatement exists in other information, we are required to report that fact.

We have nothing to report with respect to the other information.

Responsibilities of Management, the Auditors and the Audit and Supervisory Board for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in Japan. This includes the maintenance and operation of such internal control as management determines is necessary to enable the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing whether it is appropriate to prepare the consolidated financial statements with the assumption of the entity’s ability to continue as a going concern and disclosing matters related to going concern as applicable in accordance with accounting principles generally accepted in Japan.

The Auditors and the Audit and Supervisory Board are responsible for supervising the execution of duties by Directors regarding the establishment and implementation of the financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our responsibilities are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion on the consolidated financial statements based on our audit from an independent point of view. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate they could reasonably be expected to influence the decisions of users taken on the basis of the consolidated financial statements.

In accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risk of material misstatement due to fraud or error. In addition, we design and perform audit procedures to address significant risks of material misstatement. Selecting audit procedures to be applied is at the discretion of the auditor. In addition, we obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

•

Consider, in making those risk assessments, internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, while the purpose of the audit of the consolidated financial statements is not expressing an opinion on the effectiveness of the internal control.

•	Evaluate the appropriateness of accounting policies used by management and their method of application, as well as the reasonableness of accounting estimates by management and related notes thereto.

•

Conclude on the appropriateness of management’s use of the going concern basis for preparing the consolidated financial statements and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the entity’s ability to continue as a going concern. If we conclude that a material uncertainty on the entity’s ability to continue as a going concern exists, we are required to draw attention in our auditor’s report to the related notes to the consolidated financial statements or, if the notes to the consolidated financial statements on material uncertainty are inadequate, to express a qualified opinion with exceptions on the consolidated financial statements. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the entity to cease to continue as a going concern.

•

Evaluate whether the presentation of the consolidated financial statements and the notes thereto are in accordance with accounting principles generally accepted in Japan, as well as evaluate the overall presentation, structure and content of the consolidated financial statements, including the related notes thereto, and whether the consolidated financial statements fairly represent the underlying transactions and accounting events.

•

Plan and perform audit of the consolidated financial statements to obtain sufficient and appropriate audit evidence regarding the financial information of the Company and its consolidated subsidiaries to provide a basis for our opinion on the consolidated financial statements. We are responsible for the direction, supervision and inspection of the audit of the consolidated financial statements. We remain solely responsible for our audit opinion.

We communicate with the Auditors and the Audit and Supervisory Board regarding the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit, and other matters required by auditing standards.

We also provide the Auditors and the Audit and Supervisory Board with a statement that we have complied with the provisions related to professional ethics in Japan regarding independence, and communicate with it all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, convey details of any measures taken in order to eliminate obstruction factors or any safeguards applied in order to reduce obstruction factors to an acceptable level.

Interest

Our firm and the designated engagement partners have no interest in the Company and its consolidated subsidiaries which should be disclosed in accordance with the Certified Public Accountants Act.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects. All dates and times are stated in Japan Standard Time (JST) in this document.

Accounting Audit Report on Non-Consolidated Financial Statements

Independent Auditors’ Report (Translation)

April 24, 2026

To: The Board of Directors of Olympic Group Corporation

Ernst & Young ShinNihon LLC

Tokyo Office

Designated Limited Liability Member

Certified Public Accountant

Hirohisa Fukuda

Designated Limited Liability Member

Certified Public Accountant

Naohiko Sawabe

Audit Opinion

Pursuant to Article 436, paragraph (2), item (i) of the Companies Act, we have audited the non-consolidated financial statements, comprising the non-consolidated balance sheets, the non-consolidated statements of income, the non-consolidated statements of changes in net assets, the notes to the non-consolidated financial statements and the related supplementary schedules (the “non-consolidated financial statements, etc.”) of Olympic Group Corporation (the “Company”) applicable to the 54th fiscal term from March 1, 2025 through February 28, 2026.

In our opinion, the non-consolidated financial statements, etc. referred to above present fairly, in all material respects, the financial position and results of operations of the Company as of the date and for the period for which the non-consolidated financial statements were prepared in accordance with the corporate accounting standards generally accepted in Japan.

Basis for Audit Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Non-Consolidated Financial Statements, Etc. section of our report. We are independent of the Company in accordance with the provisions related to professional ethics in Japan, including those applicable to audits of financial statements of socially sensitive entities, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of Matter

As stated in the notes on significant subsequent events in the non-consolidated financial statements, the Company resolved at its Board of Directors meeting on April 6, 2026, to integrate its business through a stock exchange, with Pan Pacific International Holdings Corporation as the wholly owning parent company and the Company as the wholly owned subsidiary, and entered into a stock exchange agreement on the same day.

Such matters do not affect our opinion.

Other Information

Other information consists of the business report and supplementary schedules. Management is responsible for the preparation and disclosure of the other information. The Auditors and the Audit and Supervisory Board are responsible for supervising the execution of duties by Directors regarding the establishment and implementation of a reporting process for other information.

The scope of our audit opinion on the non-consolidated financial statements, etc. does not cover the other information, and we do not express an opinion on the other information.

Our responsibility in the audit of the non-consolidated financial statements, etc. is to read the other information and, in the course of reading, to consider whether there are material inconsistencies between the other information and the non-consolidated financial statements, etc. or our knowledge obtained in the course of the audit, and to pay attention to whether there are any indications of material misstatements in the other information other than such material inconsistencies.

If, based on the work we have performed, we conclude that a material misstatement exists in other information, we are required to report that fact.

We have nothing to report with respect to the other information.

Responsibilities of Management, the Auditors, and the Audit and Supervisory Board for the Non-Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the non-consolidated financial statements in accordance with accounting principles generally accepted in Japan. This includes the maintenance and operation of such internal control as management determines is necessary to enable the preparation and fair presentation of non-consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the non-consolidated financial statements, etc., management is responsible for assessing whether it is appropriate to prepare the non-consolidated financial statements, etc. with the assumption of the entity’s ability to continue as a going concern and disclosing matters related to going concern as applicable in accordance with accounting principles generally accepted in Japan.

The Auditors and the Audit and Supervisory Board are responsible for supervising the execution of duties by Directors regarding the establishment and implementation of the financial reporting process.

Auditor’s Responsibilities for the Audit of the Non-Consolidated Financial Statements, etc.

Our responsibilities are to obtain reasonable assurance about whether the non-consolidated financial statements, etc. as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion on the non-consolidated financial statements, etc. based on our audit from an independent point of view. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate they could reasonably be expected to influence the decisions of users taken on the basis of the non-consolidated financial statements, etc.

In accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risk of material misstatement due to fraud or error. In addition, we design and perform audit procedures to address significant risks of material misstatement. Selecting audit procedures to be applied is at the discretion of the auditor. In addition, we obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

•

Consider, in making those risk assessments, internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, while the purpose of the audit of the non-consolidated financial statements, etc. is not expressing an opinion on the effectiveness of the internal control.

•	Evaluate the appropriateness of accounting policies used by management and their method of application, as well as the reasonableness of accounting estimates by management and related notes thereto.

•

Conclude on the appropriateness of management’s use of the going concern basis for preparing the non-consolidated financial statements, etc. and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the entity’s ability to continue as a going concern. If we conclude that a material uncertainty on the entity’s ability to continue as a going concern exists, we are required to draw attention in our auditor’s report to the related notes to the non-consolidated financial statements, etc. or, if the notes to the non-consolidated financial statements, etc. on material uncertainty are inadequate, to express a qualified opinion with exceptions on the non-consolidated financial statements, etc. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the entity to cease to continue as a going concern.

•

Evaluate whether the presentation of the non-consolidated financial statements, etc. and the notes thereto are in accordance with accounting principles generally accepted in Japan, as well as evaluate the overall presentation, structure and content of the non-consolidated financial statements, etc. including the related notes thereto, and whether the non-consolidated financial statements, etc., fairly represent the underlying transactions and accounting events.

We communicate with the Auditors and the Audit and Supervisory Board regarding the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit, and other matters required by auditing standards.

We also provide the Auditors and the Audit and Supervisory Board with a statement that we have complied with the provisions related to professional ethics in Japan regarding independence, and communicate with it all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, convey details of any measures taken in order to eliminate obstruction factors or any safeguards applied in order to reduce obstruction factors to an acceptable level.

Interest

Our firm and the designated engagement partners have no interest in the Company which should be disclosed in accordance with the Certified Public Accountants Act.

Audit Report of the Audit and Supervisory Board

Audit Report (Translation)

The Audit and Supervisory Board has compiled this audit report regarding the execution of duties by the Directors during the 54th fiscal term from March 1, 2025 through February 28, 2026, based on the audit reports prepared by each Auditor and following deliberation, and hereby reports as follows.

1.	Method and details of audits by the Auditors and the Audit and Supervisory Board

(1)

The Audit and Supervisory Board established auditing policies, allocation of duties, etc., received reports from each Auditor on the status and results of audits, received reports from Directors, etc. and the Accounting Auditor on the status of execution of their duties, and requested explanations as necessary.

(2)

Each Auditor conducted audits in accordance with the auditing standards established by the Audit and Supervisory Board, in compliance with audit policies and the division of duties, while communicating with Directors, the Internal Audit Department, and other employees, and strived to collect information and establish an appropriate audit environment. The audits were conducted in the following manner.

1)

Attended important meetings, received reports from Directors, employees, etc. regarding the matters concerning the execution of their duties, requested explanations as necessary, viewed important approved documents, etc., and inspected the status of operations and assets at the head office and main business locations. Additionally, in regard to subsidiaries, we communicated and exchanged information with Directors, etc. of subsidiaries and received reports on business from subsidiaries as necessary.

2)

Regularly received reports from Directors, employees, and other relevant personnel on the status of the establishment and operation of the system (internal control system) to ensure that the execution of duties by the Directors as stated in the Business Report complies with laws and regulations and the Articles of Incorporation, as well as reports on other systems stipulated in Article 100, Paragraphs 1 and 3 of the Enforcement Regulations of the Companies Act as necessary to ensure the properness of operations of the corporate group consisting of the Company and its subsidiaries based on board resolutions, and requested explanations and expressed its opinions as necessary.

3)

We oversaw and verified whether the Accounting Auditor maintained an independent position and conducted an appropriate audit, received reports from the Accounting Auditor on the status of the execution of its duties, and requested explanations as necessary. Additionally, we received notification from the Accounting Auditor that, in accordance with the “Quality Control Standards for Audits” (Business Accounting Council, October 28, 2005), etc., it had developed systems in order to ensure that its duties are appropriately performed (i.e., notification of the matters stated in the items of Article 131 of the Regulations for Corporate Accounting) and requested explanations as necessary.

Using the methods above, we examined the business report, the supplementary schedules thereto, the non-consolidated financial statements (i.e., the non-consolidated balance sheets, non-consolidated statements of income, non-consolidated statements of changes in net assets, and notes to the non-consolidated financial statements), the supplementary schedules to the non-consolidated financial statements, and the consolidated financial statements (i.e., the consolidated balance sheets, consolidated statements of income, consolidated statements of changes in net assets, and notes to the consolidated financial statements).

2.	Results of audit

(1)	Results of audit of the Business Report, etc.

1)	We find that the business report and the supplementary schedules thereto accurately present the status of the Company in accordance with laws, regulations, and the Articles of Incorporation.

2)	We do not find any misconduct nor any material fact constituting a violation of any law, regulation, or the Articles of Incorporation in relation to the execution of duties by Directors.

3)

We find the content of the resolutions of the Board of Directors regarding internal control systems to be reasonable. Additionally, we do not find any matters that should be commented upon in regard to the statements in the Business Report or the execution of duties by Directors relating to the internal control systems.

(2)	Results of audit of the non-consolidated financial statements and the supplementary schedules thereto

We find the methods and results of the audit by the Accounting Auditor, Ernst & Young ShinNihon LLC, to be reasonable.

(3)	Results of audit of the consolidated financial statements

We find the methods and results of the audit by the Accounting Auditor, Ernst & Young ShinNihon LLC, to be reasonable.

3.	Significant subsequent events

As stated in the notes on significant subsequent events, the Company resolved at its Board of Directors meeting on April 6, 2026, to integrate its business through a stock exchange, with Pan Pacific International Holdings Corporation as the wholly owning parent company and the Company as the wholly owned subsidiary, and entered into a stock exchange agreement on the same day.

April 24, 2026

To: The Board of Directors of Olympic Group Corporation

Full-time Audit and Supervisory Board Member

Chikashi Moteki

Full-time Audit and Supervisory Board Member

Hiroaki Takuma

Outside Auditor

Eri Shigemasu

Outside Auditor

Shoji Tabata